UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

     Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INFORTE CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐		No fee required.
☒		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Inforte Corp. common stock, $0.001 par value
	(2)	Aggregate number of securities to which transaction applies:
Common stock: 11,461,168
Options to purchase common stock: 1,950
Restricted common stock: 161,526
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of
(1) 11,461,168 shares of common stock multiplied by $4.25 per share,
(2) options to purchase 1,950 shares of common stock with exercise prices less than $4.25, multiplied by the difference between $4.25 and the weighted average exercise price per share of approximately $2.43), and
(3) 161,526 restricted shares of common stock multiplied by $4.25 per share.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0000307 by the sum of the preceding sentence.
	(4)	Proposed maximum aggregate value of transaction: $49,400,000

	(5)	Total fee paid: $1,517

☒		Fee paid previously with preliminary materials.
☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

INFORTE CORP.
500 NORTH DEARBORN STREET, SUITE 1200
CHICAGO, ILLINOIS 60610

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT

June 14, 2007

Dear Fellow Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Inforte Corp. to be held on Tuesday, July 24, 2007, starting at 10:00 a.m., local time, at the corporate headquarters of Inforte Corp., 500 North Dearborn Street, Suite 1200, Chicago, Illinois 60610.

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 13, 2007, by and among Business&Decision North America Holding, Inc., BDEC Acquisition Corp., a wholly-owned subsidiary of Business&Decision North American Holding, and Inforte, pursuant to which BDEC Acquisition will merge with and into Inforte. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $4.25 in cash, without interest and less any applicable withholding tax, for each share of Inforte common stock you own, as more fully described in the enclosed proxy statement.

     Our board of directors, after careful consideration of a variety of factors, has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Inforte and its stockholders, and has approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

     Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement. Philip S. Bligh and Stephen C.P. Mack, who collectively own approximately 29.6% of the shares of Inforte common stock entitled to vote on the adoption of the merger agreement, have entered into a voting agreement, pursuant to which they have agreed to vote in favor of the adoption of the merger agreement.

     The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement, the merger agreement, and other appendices carefully. You may also obtain more information about Inforte from documents we have filed with the Securities and Exchange Commission.

     Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

     Thank you in advance for your cooperation and continued support.

Sincerely,

Philip S. Bligh	Stephen C.P. Mack
Chairman of the Board	Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated June 14, 2007 and is first being mailed to stockholders of Inforte on or about June 14, 2007.

INFORTE CORP.
500 NORTH DEARBORN STREET, SUITE 1200
CHICAGO, ILLINOIS 60610

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 24, 2007

To the Stockholders of
INFORTE CORP.:

     A special meeting of stockholders of Inforte Corp., a Delaware corporation (“Inforte” or the “Company”), will be held at the corporate headquarters of Inforte Corp., 500 North Dearborn Street, Suite 1200, Chicago, Illinois 60610, on Tuesday, July 24, 2007, at 10:00 a.m., local time, for the following purposes:

(1)	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 13, 2007, among the Company, Business&Decision North America Holding, Inc. (“Parent”) and BDEC Acquisition Corp. (“Merger Sub”), as it may be amended from time to time, which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent; and

(2)	To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The close of business on June 7, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

By order of the board of directors,

William Nurthen
Corporate Secretary
Chicago, Illinois
June 14, 2007

i

Delisting		40
Resignations		41
Conditions to the Merger		41
Termination of the Merger Agreement		42
Effect of Termination		43
Termination Fees and Expenses		43
Amendment		44
Waiver		44
Assignment		44
Specific Performance		44
The Guarantee		44

THE VOTING AGREEMENT		45
General		45
Representations and Warranties		45
Voting Covenants		45
Restrictions on Transfer and Other Voting Arrangements		46
Non-solicitation		46
Termination		46
Waiver of Appraisal Rights		46

DISSENTERS' RIGHTS OF APPRAISAL		47

MARKET PRICE OF OUR COMMON STOCK		50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		51

FINANCIAL PROJECTIONS		53

FUTURE STOCKHOLDER PROPOSALS		55

HOUSEHOLDING OF SPECIAL MEETING MATERIALS		55

OTHER MATTERS		55

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION		55

* * * * *

ANNEX A	Agreement and Plan of Merger, dated as of May 13, 2007, by and among Business&Decision North America Holding, Inc., BDEC Acquisition Corp. and Inforte Corp.

ANNEX B	Voting Agreement, dated May 13, 2007, by and among Business&Decision North America Holding, Inc., BDEC Acquisition Corp., Philip S. Bligh and Stephen C.P. Mack.

ANNEX C	Opinion of Savvian Advisors, LLC

ANNEX D	Section 262 of the General Corporation Law of the State of Delaware

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

     The following section provides brief answers to some commonly asked questions regarding the special meeting and the proposed merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information in the appendices.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent, pursuant to the Agreement and Plan of Merger, dated as of May 13, 2007, among the Company, Parent and Merger Sub, which is referred to in this proxy statement as the merger agreement. Once the merger agreement has been adopted by our stockholders at the special meeting and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as a wholly-owned subsidiary of Parent.

Q:	What will I be entitled to receive pursuant to the merger?

A:	Upon completion of the merger, holders of our common stock, other than any holders who choose to exercise and perfect their appraisal rights under Delaware law, will be entitled to receive $4.25 in cash, without interest and less any required withholding taxes, for each share of our common stock held by them. In addition, each outstanding option to purchase our common stock will be canceled in exchange for the right to receive (1) the excess, if any, of $4.25 (without interest and less any required withholding taxes) over the per-share exercise price of the option multiplied by (2) the number of shares of common stock subject to such option.

Q:	What vote of stockholders is required to adopt the merger agreement?

A:	The merger agreement must be adopted by the affirmative vote of holders of a majority of the shares of our common stock entitled to vote as of the record date, in accordance with our Certificate of Incorporation and By-Laws and Delaware law. Under the terms of a voting agreement (which would terminate upon the termination of the merger agreement), the holders of approximately 29.6% of our outstanding shares of common stock have agreed to vote their respective shares for the adoption of the merger agreement.

Q:	How does our Board recommend that I vote?

A:	Our board of directors (which we refer to as our “Board”) unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, including the merger. Before voting, you should read “The Merger—Recommendation of Our Board and Reasons for the Merger” for a discussion of the factors that our Board considered in deciding to recommend the adoption of the merger agreement, including the merger.

Q:	Who may vote at the special meeting?

A:	If you were a holder of shares of our common stock at the close of business on June 7, 2007, the record date, you may vote at the special meeting.

Q:	How many shares are entitled to vote at the special meeting?

A:	Each share of our common stock outstanding on the record date is entitled to one vote on the proposal to adopt the merger agreement. On the record date, there were 11,640,315 shares of our common stock outstanding.

Philip S. Bligh (Inforte’s Chairman of the Board) and Stephen C.P. Mack (Inforte’s Chief Executive Officer), who collectively own approximately 29.6% of our shares entitled to vote on the adoption of the merger agreement, have entered into a voting agreement pursuant to which they have agreed to vote in favor of the adoption of the merger agreement.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote?

A:	In order to vote, you must either designate a proxy to vote on your behalf or attend the special meeting and vote your shares in person. Our Board requests your proxy, even if you plan to attend the special meeting, so your shares will be counted toward a quorum and be voted at the meeting even if you later decide not to attend.

Q:	How can I vote in person at the special meeting?

A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring identification with you to the special meeting. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend. If you hold shares in “street name” (that is, through a broker, bank or other nominee), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.

Q:	How can I vote without attending the special meeting?

A:	If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. In that event, you may complete, sign, date and return your proxy card in the postage-paid envelope provided. If your shares are held in street name, please follow the instructions on your proxy card to instruct your broker or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q:	How can I revoke my proxy?

A:	If you are a registered owner, you may change your mind and revoke your proxy at any time before it is voted at the meeting by: sending a written notice to revoke your proxy to our Corporate Secretary, which must be received by us before the special meeting commences; transmitting a proxy by mail at a later date than your prior proxy, which must be received by us before the special meeting commences; or attending the special meeting and voting in person or by proxy. Please note that attendance at the special meeting will not by itself constitute revocation of a proxy.

If you hold your shares in street name, you should contact your broker, bank or other nominee for instructions on revoking your proxy.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to adopt the merger agreement. Abstentions will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. If you “ABSTAIN” with respect to the proposal to adopt the merger agreement, it has the same effect as if you vote “AGAINST” the approval of the merger agreement.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

A properly executed proxy card received by the Corporate Secretary before the meeting, and not revoked, will be voted as directed by you. If you properly execute and deliver your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, including the merger, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and special reports to the beneficial owners of the shares they hold of record.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed promptly after the stockholder meeting. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Effective Time.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the exchange agent in order to receive the merger consideration, without interest and less any required withholding taxes. You should use the letter of transmittal to exchange your stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in street name by your broker, you will receive instructions from your broker as to how to effect the surrender of your shares and receive cash for those shares. Do not send any stock certificates with your proxy.

v

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, or if you have any questions about or need assistance in voting your shares, you should contact:

William Nurthen
Chief Financial Officer and Secretary
Inforte Corp.
500 North Dearborn Street, Suite 1200
Chicago, Illinois 60610
Telephone: (312) 540-0900
email: William.Nurthen@inforte.com

SUMMARY

     This summary provides a brief description of the material terms of the merger agreement, the merger and certain related agreements. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information referred to herein incorporated by reference and attached as appendices. Each item in this summary includes a page reference directing you to a more complete description of that item.

     References in this proxy statement, unless the context requires otherwise, to “Inforte,” the “Company,” “we,” “our,” “ours,” and “us” refer to Inforte Corp. The term “Parent” refers to Business&Decision North America Holding, Inc. The term “Merger Sub” refers to BDEC Acquisition Corp.

  Parties to the Merger.

  Inforte Corp. is a Delaware corporation that was reincorporated on December 3, 1999. We manage more than 200 consultants and other employees focused on helping companies acquire, develop and retain profitable customers through a combination of strategic, analytic and technology deployment services. We service approximately 25 clients annually through our two United States locations, as well as our locations in the United Kingdom, Germany, and India.

  Business&Decision North America Holding, Inc. is a Delaware corporation and a wholly owned subsidiary of Business & Decision S.A., an international consulting and data management company headquartered in France. Founded in 1992 and listed on the Euronext Paris, Business & Decision S.A., with annual revenues in excess of $200 million, currently employs more than 2,000 consultants and other employees in more than twelve locations. Business & Decision S.A. is focused on delivering complete consulting and data engineering solutions to various business sectors.

  BDEC Acquisition Corp. is a Delaware corporation and wholly owned subsidiary of Parent formed on May 11, 2007 for the sole purpose of acquiring all of the fully diluted capital stock of Inforte. See “The Parties to the Merger” on page 8.

  The Merger. You are being asked to adopt the agreement and plan of merger (which we refer to as the “merger agreement”) providing for the acquisition of Inforte by Parent. Pursuant to the merger agreement, Merger Sub will merge with and into Inforte, a transaction which we refer to as the “merger.” Inforte will be the surviving corporation in the merger and will be a wholly owned subsidiary of Parent. See “The Merger Agreement—Structure of the Merger” on page 29.

  Board Recommendation. Our Board recommends that you vote “FOR” the adoption of the merger agreement, including the merger. See “The Merger—Recommendation of Our Board and Reasons for the Merger” beginning on page 14.

  Merger Consideration. If the merger is completed, you will be entitled to receive $4.25 in cash, without interest and less any applicable withholding tax, for each share of our common stock that you own. We refer to this amount in this proxy statement as the “merger consideration.” However, shares held by stockholders who have properly demanded and perfected their statutory appraisal rights will not be so converted. See “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 30.

  Treatment of Outstanding Options. Each option to acquire our common stock not exercised before the merger, whether or not then vested or exercisable, will be cancelled and converted into a right to receive an amount of cash equal to the amount, if any, by which $4.25 exceeds the exercise price per share of our common stock subject to the option multiplied by the total number of shares of stock subject to such option, which payment will be subject to applicable withholding taxes. See “The Merger Agreement—Consideration to be Received in the Merger—Stock Options” on page 31.

  Treatment of Outstanding Restricted Stock. At the effective time of the merger, all outstanding shares of our restricted stock will be converted into the right to receive an amount of cash equal to $4.25 per share, without interest and less applicable withholding taxes.

  Procedure for Receiving Merger Consideration. As soon as reasonably practicable after the effective time of the merger, an exchange agent appointed by Parent will mail a letter of transmittal and instructions to all of our stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal. See “The Merger Agreement—Payment Procedures” on page 31.

  Reasons for the Merger. The purpose of the merger for us is to enable our stockholders to immediately realize the value of their investment in us through their receipt of the per-share merger consideration of $4.25 in cash, which represents a substantial premium over recent market prices of our common stock, including a premium of approximately 32.8% to the $3.20 closing price of our common stock on the NASDAQ Global Market on May 11, 2007, the last trading day before public disclosure of our entry into the merger agreement. For this reason, and for the reasons discussed under “The Merger — Recommendation of Our Board and Reasons for the Merger,” our Board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our stockholders and unanimously recommends that our stockholders adopt the merger agreement. See “The Merger — Recommendation of Our Board and Reasons for the Merger” beginning on page 14.

  Financing of the Merger. The merger is not conditioned upon Parent and Merger Sub obtaining financing. We and Parent estimate that the total amount of funds necessary to complete the merger and related expenses will be approximately $52.4 million, which includes approximately $49.4 million to be paid to our stockholders and holders of other equity-based interests in the Company. These funds will be provided by committed debt financing arranged by Parent. See “The Merger – Financing of the Merger” beginning on page 25.

  Guarantee. In connection with the merger, Business & Decision S.A., which owns 100% of the equity interests in Parent, has executed a guarantee of Parent’s and Merger Sub’s obligations under the merger agreement in favor of the Company. See “The Merger Agreement – The Guarantee” beginning on page 44.

  Conditions to Closing. Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law), including receipt of our stockholder approval and the absence of any law or order prohibiting the transaction. The obligation of Parent and Merger Sub to effect the merger is also subject to:

  our performance in all material respects of our obligations under the merger agreement;

certain of our representations and warranties in the merger agreement regarding the capitalization of the Company and fees to brokers being true and correct (except for immaterial inaccuracies) as of the date of the merger agreement and as of the effective time of the merger;

  our remaining representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the effective time of the merger, except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us;

  our delivery of certain third party consents to the merger transaction;

  the execution by Philip S. Bligh and Stephen C.P. Mack of non-competition agreements;

  the absence of any suits, actions or proceedings by government authorities that would reasonably be expected to prohibit the merger;

  the absence of any events, occurrences or changes having a material adverse effect on us; and

  the holders of no more than 22.5% of the shares of our common stock having demanded and not lost or withdrawn appraisal rights.

     Our obligation to complete the merger is also conditioned on:

  the representations and warranties of Parent and Merger Sub being true and correct as of the date of the merger agreement and the effective time of the merger, except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement; and

  the performance in all material respects by Parent and the Merger Sub of their obligations under the merger agreement.

     See “The Merger Agreement—Conditions to the Merger” on page 41.

  No Solicitation of Other Offers. Under the merger agreement, we have agreed not to:

  solicit, initiate, encourage or seek, directly or indirectly, any inquiries or proposals regarding an acquisition proposal;

  provide any non-public information or data to any person in connection with an acquisition proposal or engage in any discussions or negotiations regarding an acquisition proposal; or

  approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, an acquisition proposal or any agreement, understanding or arrangement relating to an acquisition proposal.

     Notwithstanding these restrictions:

  at any time after the date of the merger agreement and prior to the approval of the merger agreement by our stockholders, we are permitted to furnish information about the Company to any person or company making an unsolicited bona fide written acquisition proposal and participate in discussions or negotiations with such person, provided that our Board (or any committee of our Board): (i) concludes in good faith (after consultation with its financial advisors) that such proposal is, or is likely to result in, an acquisition proposal financially more favorable to our stockholders than the merger, (ii) concludes in good faith (after consultation with its outside legal advisors) that the failure to furnish information or negotiate with such person or company would be inconsistent with our Board’s fiduciary duties to us or to our stockholders, (iii) receives an executed confidentiality agreement prior to furnishing any information to such person or company, and (iv) notifies Parent of such acquisition proposal two business days prior to providing any non-public information or data to such person or entering into discussions or negotiations with such person or company.

     Furthermore, we may terminate the merger agreement and enter into a definitive agreement related to a superior proposal under certain circumstances. See “The Merger Agreement—Acquisition Proposals” beginning on page 36.

  Termination of the Merger Agreement. We, Parent and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated by us or by other parties in other circumstances, including:

  by either Parent and Merger Sub or by us, if the merger is not consummated before the six-month anniversary of the date of the merger agreement, although this right is not available to a party whose failure to perform its obligations under the merger agreement has been the principal cause of or resulted in the failure of the merger to be consummated by the six-month anniversary;

  by either Parent and Merger Sub or by us, if a law or regulation has been enacted or promulgated or an order entered into prohibiting the merger;

  by either Parent and Merger Sub or by us, if we do not obtain the requisite stockholder approval at the special meeting of stockholders, except that this right to terminate the merger is not available to us if the failure to obtain stockholder approval is caused by our own action or failure to act and such action or failure to act constitutes a material breach by us of the merger agreement;

  by Parent and Merger Sub, if our Board fails to call the special meeting of stockholders; withdraws or modifies its approval or recommendation of the merger agreement, including the merger; has approved or recommended a competing acquisition proposal to our stockholders; or resolves, agrees or proposes publicly to take any such actions in response to an acquisition proposal;

  by either Parent and Merger Sub or by us, if the other party has breached its representations or warranties or agreements, which breach would result in the failure of a condition to the terminating party’s obligation to close, and the breach is not curable by the six-month anniversary of the date of the merger agreement;

  by Parent and Merger Sub, if any condition to the obligations of Parent or Merger Sub under the merger agreement becomes incapable of fulfillment (other than as a result of a breach by Parent or Merger Sub), of any covenant or agreement contained in the merger agreement, and such condition is not waived by Parent or Merger Sub; or

  by us, if our Board determines in good faith (after consultation with its legal and financial advisors) to pursue a superior proposal from a third party, after we have provided Parent three business days to revise the terms of the merger agreement and negotiate in good faith with us with respect to such revised terms, and simultaneously with such termination we enter into a definitive acquisition, merger or similar agreement to effect the superior proposal, and we pay the termination fee within the requisite time period.

     See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 42.

  Termination Fees and Expenses.

We will be required to pay Parent a fee of $1.5 million if the merger agreement is terminated:

  by us in order to enter into another acquisition agreement that our Board believes constitutes a “superior proposal” from a third party;

  by Parent and Merger Sub because our Board fails to call the special meeting of stockholders; withdraws or modifies its approval or recommendation of the merger agreement; has approved or recommended a competing acquisition proposal to our stockholders; or resolves, agrees or proposes publicly to take any such actions in response to an acquisition proposal; or

  (a) due to the failure to obtain stockholder approval or because the merger has not been consummated by the six-month anniversary of the date of the merger agreement, or (b) by Parent due to an intentional breach of any representation, warranty, covenant or agreement by us providing a basis for termination; if, in the event of (a) or (b), at the time of such termination a competing acquisition proposal has been made in writing or publicly announced by a third person, and within 12 months after such termination we enter into a definitive agreement with respect to an acquisition by such person or affiliate of such person.

     See “The Merger Agreement—Termination Fees and Expenses” beginning on page 43.

  Opinion of Savvian Advisors, LLC. In connection with the merger, our Board, on behalf of the Company, retained Savvian Advisors, LLC, which we refer to as Savvian, as its financial advisor. In deciding to approve the merger agreement, our Board considered the written opinion of Savvian provided to our Board on May 13, 2007 that, as of the date of the opinion and based upon and subject to the assumptions and limitations set forth in the opinion, the merger consideration to be received by the holders of the Company’s common stock in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Savvian, dated May 13, 2007, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Savvian in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. See “The Merger—Opinion of Savvian Advisors, LLC—Financial Advisor to the Company” beginning on page 16.

  Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 7, 2007, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on the proposal to adopt the merger agreement. As of the record date, there were 11,640,315 shares of common stock of Inforte entitled to be voted. See “The Special Meeting—Record Date and Quorum” on page 10.

  Stockholder Vote Required to Adopt the Merger Agreement. For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement, including the merger. Under the terms of a voting agreement (which will terminate upon any termination of the merger agreement), holders of approximately 29.6% of our outstanding shares of common stock have agreed to vote their respective shares for the adoption of the merger agreements. See “The Special Meeting—Vote Required” beginning on page 10 and “The Voting Agreement” beginning on page 45.

  Share Ownership of Directors and Executive Officers. As of June 7, 2007, the record date for the special meeting, our directors and executive officers held and are entitled to vote, in the aggregate, 3,642,052 shares of our common stock, representing approximately 31.3% of the outstanding shares of our common stock (or 3,851,552 shares, representing approximately 33.1% of the outstanding shares, including shares underlying options exercisable within 60 days of the record date). Our Chairman of the Board, who beneficially owns approximately 20.2% of our shares entitled to vote on the adoption of the merger agreement, and our Chief Executive Officer, who is also one of our directors and who beneficially owns approximately 9.4% of our shares entitled to vote on the adoption of the merger agreement, have both entered into a voting agreement to support the transaction. Like all of our other stockholders, our directors and executive officers will be entitled to receive $4.25 per share in cash for each of their shares of our common stock (including shares of restricted stock), and all of their outstanding stock options will be cashed out as described above, whether or not then vested and exercisable. See “The Special Meeting—Vote Required” beginning on page 10 and “The Merger—Interests of Our Directors and Executive Officers” beginning on page 22.

  Interests of Our Directors and Executive Officers in the Merger. In considering the recommendation of our Board, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as stockholders, and this situation may present actual or potential conflicts of interest. Such interests include (i) the accelerated vesting of certain equity awards for our employees, including certain directors and officers and (ii) rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. In addition, certain of our executive officers may, prior to the closing of the merger, enter into new arrangements with Parent regarding employment with the surviving corporation and may receive cash bonuses with respect to services provided prior to the closing of the merger, as approved by our Board’s compensation committee. See “The Merger—Interests of Our Directors and Executive Officers” beginning on page 22.

  Tax Consequences. The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of our common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 26.

  Appraisal Rights. Delaware law provides you, as a stockholder, with statutory appraisal rights in the merger. This means that you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less or more than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement at the special meeting, you must not vote in favor of the adoption of the merger agreement, and you must otherwise comply with the applicable requirements of Section 262 of the General Corporation Law of the State of Delaware. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 47 and Appendix D—Section 262 of the General Corporation Law of the State of Delaware.

  Market Price of Inforte Common Stock. Our common stock is listed on the NASDAQ Global Market under the trading symbol “INFT.” On May 11, 2007, which was the last trading day before the announcement of the execution of the merger agreement, the Company’s common stock closed at $3.20 per share. On June 11, 2007, the Company’s common stock closed at $4.18 per share.

THE PARTIES TO THE MERGER

Inforte Corp.
500 North Dearborn Street, Suite 1200
Chicago, Illinois 60610
(312) 540-0900

     Inforte Corp. is a Delaware corporation that manages more than 200 consultants and other employees focused on helping companies acquire, develop and retain profitable customers through a combination of strategic, analytic and technology deployment services. Inforte services approximately 25 clients annually through its two United States locations, as well as its locations in the United Kingdom, Germany, and India.

Business&Decision North America Holding, Inc.
900 West Valley Road
Suite 900
Wayne, Pennsylvania 19087
(610) 230-2500

     Business&Decision North America Holding, Inc. will be the new parent company of Inforte. It is a Delaware corporation, and a wholly owned subsidiary of Business & Decision S.A. (“B&D”), an international consulting and data management company headquartered in France. Founded in 1992 and listed on the Euronext Paris, Business & Decision S.A., with annual revenues in excess of $200 million, currently employs more than 2,000 consultants and other employees in more than 12 locations. Business & Decision S.A. is focused on delivering complete consulting and data engineering solutions to various business sectors.

     BDEC Acquisition Corp.
c/o Business&Decision North American Holding, Inc.
900 West Valley Road, Suite 900
Wayne, Pennsylvania 19087
(610) 230-2500

     BDEC Acquisition Corp., a Delaware corporation, was formed on May 11, 2007 for the sole purpose of completing the merger with Inforte. BDEC Acquisition Corp. is a wholly-owned subsidiary of Business&Decision North America Holding, Inc.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our ability to successfully complete the merger. These statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “will,” “estimates,” “plans,” “expects,” “intends,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are based on the current expectations, assumptions, estimates and projections about us and the industry in which we operate. These forward-looking statements involve known and unknown risks that may cause our actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this discussion, the inclusion of such information should not be regarded as a representation by us or by any other person that our objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made by us from time to time, including our periodic filings on Forms 10-K, 10-Q and 8-K, as well as the following:

  risks associated with the closing of the merger, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

  our failure to obtain the required stockholder approval;

  the inability of the parties to secure required third party consents to and authorizations for the merger;

  the occurrence of events that would have a material adverse effect on the Company as described in the merger agreement; and

  the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees.

     You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

     This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting to be held at the corporate headquarters of Inforte Corp., 500 North Dearborn Street, Suite 1200, Chicago, Illinois 60610, on Tuesday, July 24, 2007 at 10:00 a.m. local time. The purpose of the special meeting is to consider and vote upon a proposal to adopt the merger agreement, which will constitute approval of the merger and the other transactions contemplated by the merger agreement, and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. Our stockholders must adopt the merger agreement for the merger to occur. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference herein.

     Our Board has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of, us and our stockholders. Our board recommends that our stockholders vote “FOR” the adoption of the merger agreement, including the merger.

Record Date and Quorum

     The holders of record of our common stock as of the close of business on June 7, 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 11,640,315 shares of our common stock outstanding.

     The holders of a majority of the outstanding shares of our common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of common stock held as treasury stock by us are not considered to be outstanding for purposes of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. If a quorum is not present, the special meeting may be adjourned from time to time without further notice, if the time and place of the rescheduled meeting are announced at the meeting, until a quorum is obtained.

Vote Required

     Adoption of the merger agreement, including the merger, requires the affirmative vote of the holders of a majority of our common stock entitled to vote as of the record date. Each outstanding share of our common stock on the record date entitles the holder to one vote on this proposal.

     As of the record date, our directors and executive officers owned, in the aggregate, 3,642,052 shares of our common stock, representing approximately 31.3% of the outstanding shares of our common stock entitled to vote on the adoption of the merger agreement (or 3,851,552 shares, representing approximately 33.1% of the outstanding shares entitled to vote, including shares underlying options exercisable within 60 days of the record date). We expect that all of these shares will be voted in favor of the proposal to adopt the merger agreement.

     Philip S. Bligh (Inforte’s Chairman of the Board) and Stephen C.P. Mack (Inforte’s Chief Executive Officer), who collectively own approximately 29.6% of the shares entitled to vote on the adoption of the merger agreement, have entered into a voting agreement under which they have agreed to vote in favor of the adoption of the merger agreement.

Proxies; Revocation

     If you are a stockholder of record and submit a proxy by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of Inforte common stock will be voted “FOR” the adoption of the merger agreement and on any other matter considered at the meeting as the persons named as proxies in their discretion decide.

     If your shares are held in street name by your broker, bank or other nominee, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received voting instructions, or if you require further information regarding such voting instructions, you should contact your broker, bank or other nominee for directions on how to vote your shares. Brokers who hold shares in street name for customers may not be permitted to exercise their voting discretion with respect to the approval of the proposal before the special meeting. In such a case, without specific instructions from the beneficial owner of such shares, the broker is not empowered to vote such shares with respect to the adoption of the merger agreement. Such shares will constitute “broker non-votes.” Shares of common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies under which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote “AGAINST” adoption of the merger agreement.

     You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, submit a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

     Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply; you must instead follow the directions provided by your broker to change your instructions.

     We do not expect that any matter other than the adoption of the merger agreement will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting (or any adjournment or postponement thereof), the persons appointed as proxies will have authority to vote the shares represented by duly executed proxies in accordance with their discretion.

Solicitation of Proxies

     We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our stock and obtaining those customers’ voting instructions.

THE MERGER

Background of the Merger

     During the latter half of 2006, our Board evaluated and discussed various strategic alternatives for the Company, including the alternative of remaining as a stand-alone entity and the alternative of selling all or a portion of our businesses.

     On October 27, 2006, our Board met and, following discussions about various strategic alternatives, directed management to initiate the process of selecting a financial advisor. Management approached six potential advisors and, after reviews of their capabilities, approach, and fee structures, narrowed the field to three candidates. Management held meetings with all three of these parties and then further narrowed the field to two candidates for final negotiation.

     On December 18, 2006, our Board held a meeting, at which all board members were present in person or telephonically and at which a representative of Foley & Lardner LLP also participated. At this meeting, Stephen C.P. Mack, our Chief Executive Officer, reported on the process for selecting a financial advisor, including interviews with the two final prospective advisors. He discussed with our Board each financial advisor’s team, its perceived capabilities, and its proposed fees. After discussion, our Board unanimously authorized senior management to select a financial advisor to assist in the evaluation of the potential strategic transaction and, within the scope of terms described to our Board, to negotiate the final terms of the engagement and to enter into an engagement letter on our behalf.

     On December 28, 2006, we entered into an engagement letter with Savvian to act as our financial advisor.

     On January 24, 2007, we received written confirmation of an unsolicited oral non-binding expression of interest from an unaffiliated third party to acquire the Company at a price of $4.20 per share. This expression of interest was based solely upon publicly available information and was subject to the prospective buyer’s due diligence investigation.

     On January 25, 2007, our Board held a meeting, at which all of the members of the Board were present in person or telephonically, and at which a representative of Foley & Lardner LLP also participated. At this meeting, Mr. Mack informed our Board of the unsolicited expression of interest. Mr. Mack also reported to our Board on the steps underway by us with respect to the exploration of strategic alternatives. Representatives of Savvian discussed with our Board, by telephone conference call, the process underway with respect to the exploration of strategic alternatives and an anticipated timetable.

     Beginning on February 12, 2007, Savvian contacted, on behalf of us, 41 potential strategic and financial buyers, both domestic and foreign, that Savvian, in collaboration with our senior management, had determined likely possessed the means and resources to complete an acquisition of us. The 41 parties contacted by Savvian included the initial prospective buyer that sent a written expression of interest to us on January 24, 2007. Of the 41 potential buyers contacted, initial meetings with management were arranged with 11 parties, which initial meetings occurred during the period from February 26, 2007 to March 28, 2007. Of the 11 potential buyers that engaged in initial meetings with our management, six, including Parent, provided initial non-binding written expressions of interest on or about April 6, 2007.

     On April 11, 2007, our Board held a meeting, at which all of the members of the Board other than Mr. Hogan and Ray C. Kurzweil were present in person or telephonically, and with representatives of Savvian and Foley & Lardner LLP also participating. Mr. Mack updated our Board on progress thus far in exploring a prospective sale by the Company. Savvian representatives presented to our Board an overview of the parties contacted regarding the possible sale and the proposed economic and other terms from parties submitting initial bids thus far, plus other possible anticipated bids, and a timetable for the process going forward. Savvian representatives also presented to our Board a capital markets overview with respect to our stock.

     Of the six parties providing initial written non-binding expressions of interest, five parties, including Parent, communicated continued interest in a prospective transaction after follow-up meetings. One party was subsequently removed from the process based on a number of factors, including the appearance that it would not be able to finance the transaction on a timely basis. On April 18 and 19, 2007 and May 3, 2007, the remaining four parties met with Mr. Mack, Mr. Heyes, Mr. Nurthen and other senior members of management for full-day meetings to conduct more comprehensive business and financial due diligence.

     On April 26, 2007, our Board held a meeting at which all members other than Mr. Hogan were present, and at which a representative of Foley & Lardner LLP also participated. Mr. Mack updated our Board on the current status of the process with respect to a prospective sale of the Company. Mr. Mack reported that Parent’s then-current proposal of $4.32 per share appeared to be the leading proposal. Mr. Mack reported that of the three other remaining prospective buyers, none had expressed a current willingness to proceed forward with a transaction at a price per share equal to or higher than Parent's proposal.

     On May 4 and 5, 2007, our senior management, including Mr. Bligh, Mr. Mack, Mr. Heyes, and four other senior members of management, along with a Savvian representative, met with representatives of Business & Decision S.A., the corporate parent of Parent, in Paris, France.

     Throughout the week of May 7, 2007, representatives of Parent engaged in business, financial and legal due diligence while terms of the merger agreement and Business & Decision S.A.’s guarantee were negotiated. During this period, Parent’s proposal was revised downward to $4.25 per share. During the week of May 7, 2007, Savvian contacted the remaining interested prospective buyers in an attempt to solicit higher proposals. Such efforts were not successful, however, since none of the remaining prospective buyers indicated an interest in pursuing a transaction at a higher price than $4.25 per share.

     During the afternoon and evening hours of May 13, 2007, our Board met to consider the proposed merger of an affiliate of Merger Sub with and into the Company in exchange for $4.25 per share in cash to be paid to our stockholders, with such payment guaranteed by Business & Decision S.A. The total value of the proposed transaction was approximately $49 million. Closing of the proposed transaction was subject to approval by our stockholders and certain other customary closing conditions, but there was no financing condition in favor of Parent. Our Board received advice on its fiduciary duties and other legal considerations from Foley & Lardner LLP, including a detailed description of principal terms and conditions of the proposed merger agreement. Savvian provided our Board with its analysis of the proposed financial aspects of the transaction. Thereafter, Savvian rendered its oral opinion to our Board, subsequently confirmed in writing that as of such date, based on the assumptions, limitations and qualifications described therein, the proposed per-share merger price of $4.25 was fair, from a financial point of view, to our stockholders. After further deliberation, our Board unanimously adopted and approved the proposed merger as being fair to, and in the best interests of, our stockholders and recommended, subject to the terms of the merger agreement, that the merger be approved by our stockholders.

     Following the adjournment of our Board’s meeting, final details were resolved and the merger agreement and related documents were signed by the Company, Parent and all other relevant parties. The proposed transaction was publicly announced in a press release prior to the opening of trading on May 14, 2007.

Recommendation of Our Board and Reasons for the Merger

     Our Board has determined that the terms of the merger agreement, including the merger and the merger consideration of $4.25 in cash per share of common stock, are advisable and fair to, and in the best interests of, our stockholders. Our Board unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement, including the merger.

     In the course of reaching its decision to approve the merger agreement, our Board consulted with our financial and legal advisors, reviewed a significant amount of information and considered the following material factors:

  The fact that the proposed transaction with Parent was the result of an active sales process over the past four months led by Savvian and that, as part of the deliberative process, a comprehensive list of reasonably likely and viable purchasers identified by Inforte and its financial advisors were contacted.

  The financial presentation of Savvian, including its opinion as to the fairness, from a financial point of view, to the holders of our common stock of the merger consideration to be received by such holders in the merger (see “The Merger—Opinion of Savvian Advisors, LLC”).

  The efforts made by us and our advisors to negotiate and execute a merger agreement favorable to us.

  The financial and other terms and conditions of the merger agreement as reviewed by our Board and the fact that these terms and conditions were the product of arm’s-length negotiations between the parties.

  The fact that the merger consideration is all cash, so that the transaction allows our stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares.

  Our Board’s belief that the proposed merger is superior to any other potentially available alternatives, including remaining independent, which could otherwise maximize stockholder value. In this regard, our Board took into account the risks, contingencies and conditions applicable to any such other potential alternatives, including remaining independent, as well as the views of Inforte’s senior management and its financial advisors regarding those risks. Our Board also considered that, although some other parties expressed preliminary non-binding levels of interest with ranges higher than $4.25 per share, none of those other preliminary indications of interest remained above that price level at the time we entered into the merger agreement.

  In considering the proposed merger, our Board also considered its knowledge of our current and historical financial condition, results of operation, and business proposals, including the fact that our future business prospects appeared challenging given our current relatively small size and the decline in revenues for certain of our services.

  Our Board’s opinion that the ongoing costs, distractions, disadvantages and risks of remaining a public company outweigh any potential perceived benefits, particularly in view of the increased regulatory, corporate governance, accounting and public disclosure requirements precipitated by the Sarbanes-Oxley Act of 2002 and related SEC, Public Company Accounting Oversight Board and NASDAQ requirements.

  The fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement, before the completion of the merger, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement), or that our Board concludes in good faith (after consultation with its financial advisors) would reasonably be expected to result in a superior proposal, upon the payment to Parent of a $1.5 million termination fee (representing approximately 3.0% of the total transaction value of the merger) (see “The Merger Agreement—Termination Fees and Expenses”).

     Our Board also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

  The fact that our stockholders will not participate in any future earnings or growth of Inforte and will not benefit from any appreciation in value of Inforte.

  The fact that an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes.

  The risk that the merger might not be completed in a timely manner or at all.

  The risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

  The restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

     The foregoing discussion of the factors considered by our Board is not intended to be exhaustive and is in no order of relative importance or priority, but, rather, includes the material factors considered by our Board. After considering these factors, our Board concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors it considered, our Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our Board may have assigned different weights to various factors. Our Board approved and recommends the adoption of the merger agreement, including the merger, based upon the totality of the information presented to and considered by it.

     After consideration, our Board:

  has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and our stockholders;

  has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement; and

  unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement, including the merger.

Opinion of Savvian Advisors, LLC—Financial Advisor to the Company

     On December 18, 2006, our Board authorized the engagement of Savvian as a financial advisor. In connection with that engagement, Savvian was requested, among other things, to evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of our outstanding common stock, pursuant to the merger, in exchange for each of the outstanding shares of our common stock.

     We selected Savvian based on Savvian’s qualifications, expertise, reputation and its knowledge of our business and affairs. At the meeting of our Board on May 13, 2007, Savvian rendered its oral opinion, subsequently confirmed in writing, that as of May 13, 2007, based upon and subject to the various considerations set forth in its opinion, the merger consideration to be received by the holders of our common stock in the merger was fair from a financial point of view to such holders.

     The full text of the written opinion of Savvian, dated May 13, 2007, is attached as Annex C to this proxy statement. The opinion sets forth, among other matters, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Savvian in rendering its opinion. We urge you to read the entire opinion carefully. Savvian’s opinion was directed to our Board and addresses only the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock in the merger. Savvian’s opinion did not address our underlying business decision to approve the merger, and it did not constitute a recommendation to us, our Board or any committee of our Board, our stockholders, or any other person as to any specific action that should be taken in connection with the merger, including how our stockholders should vote with respect to the merger. The summary of the opinion of Savvian set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, Savvian, among other matters:

  reviewed certain publicly available financial statements and other information relating to us provided to Savvian by us;

  reviewed certain internal financial statements, other financial and operating data, and other information concerning us, prepared by our management;

  reviewed certain financial projections prepared by our management;

  discussed our past and current operations and financial condition and prospects with our management and Board;

  discussed our prospects in the absence of the merger with our management and Board;

  reviewed the reported price and trading activity for our common stock;

  compared our financial performance with that of certain other publicly traded companies that Savvian deemed comparable to us;

  reviewed the financial terms, to the extent publicly available, of certain transactions that Savvian deemed comparable to the merger;

  analyzed discounted cash flow models for us prepared based upon estimates and guidance from our management;

  considered that a significant number of potential acquirers, both strategic and financial, were contacted during the course of our engagement of Savvian;

  reviewed and discussed with our management certain alternatives to the merger;

  participated in discussions and negotiations among representatives of us, Parent and Business & Decision S.A. and their respective legal and financial advisors;

  reviewed drafts of the merger agreement and certain related documents; and

  performed such other analyses and considered such other factors as Savvian deemed appropriate.

     In rendering its opinion, Savvian assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to our financial projections, Savvian assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management of our future financial performance. In addition, Savvian assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement (without any amendments or modifications thereto), without waiver by any party of any material rights under the merger agreement, that in all respects material to its analysis, the representations and warranties contained in the merger agreement made by us, Parent, and Merger Sub are true and correct, and that the merger agreement executed by us, Parent, and Merger Sub does not differ in any material respect from the form of the draft merger agreement delivered to it on May 13, 2007. Savvian also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on us, on Parent or Business & Decision S.A., or on the expected benefits of the merger in any way meaningful to its analysis. Savvian’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, May 13, 2007.

     The following is a brief summary of all material analyses performed by Savvian in connection with its opinion dated May 13, 2007 and reviewed with our Board at its meeting on that date. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Savvian, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Precedent Transaction Premiums Analysis

     Savvian considered the premiums paid above a seller’s share price in order to determine the additional value that acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. Savvian reviewed publicly available information regarding purchase prices and pre-transaction market prices for two groups of acquisitions of companies since 2004: (1) selected acquisitions of information technology (“IT”) services companies and (2) selected acquisitions of public companies.

     In the case of acquisitions of IT services companies, Savvian reviewed the following eight selected precedent transactions:

	Acquirer		Target
1	●	Computer Sciences Corp.	●	Covansys Corp.
2	●	Caritor, Inc.	●	Keane, Inc.
3	●	Cap Gemini SA	●	Kanbay International, Inc.
4	●	General Dynamics Corp.	●	Anteon International Corp.
5	●	Nortel Networks Corp.	●	PEC Solutions, Inc.
6	●	Affiliated Computer Services, Inc.	●	Superior Consultant Holdings Corp.
7	●	CGI Group, Inc.	●	American Management Systems, Inc.
8	●	Computer Sciences Corp.	●	DynCorp

     Savvian compared certain publicly available statistics for each of these transactions. Based on this analysis, Savvian derived a range of Aggregate Value (defined below) premiums paid above the closing share prices one day before the announcement of the transaction of 17% - 43% and a range of premiums paid above the closing share prices one day before the announcement of the transaction of 16% - 37%. Savvian also derived a range of Aggregate Value premiums paid above the average closing share prices over the 30-day period before the announcement of the transaction of 25% - 35% and a range of premiums paid above the average closing share prices over the 30-day period before the announcement of the transaction of 18% - 31%. The “Aggregate Value” of a company was defined as equity value plus the debt of the company less the cash of the company. The purpose of this analysis was to compare the Aggregate Value premium and premium implied by the purchase price pursuant to the merger agreement with the Aggregate Value premiums and premiums paid in the selected transactions. The table below summarizes the results of Savvian’s calculations:

	Inforte	Range of	Implied Equity	Implied Equity Value
	Metric(1)	Premiums	Value Range(1)	Range Per Share
Aggregate Value Premium Paid versus:			(millions)
Share Price One Trading Day Prior to Announcement	$0.80	17% - 43%	$38.8 - $41.2	$3.34 - $3.55
Share Price 30 Trading Days Prior to Announcement	$0.81	25% - 35%	$39.7 - $40.6	$3.41 - $3.49

Premium Paid versus:
Share Price One Trading Day Prior to Announcement	$3.20	16% - 37%	$43.1 - $51.0	$3.71 - $4.38
Share Price 30 Trading Days Prior to Announcement	$3.21	18% - 31%	$44.0 - $48.9	$3.79 - $4.21
____________________
(1)	Based on management guidance regarding estimated net debt, defined as debt less cash, of ($27.9) million as of May 11, 2007.

     In the case of acquisitions of public companies, Savvian compared certain publicly available statistics for 1,073 transactions announced between January 1, 2004 and May 10, 2007. This analysis included acquisitions involving publicly traded target companies with equity values in excess of $25 million and excluded transactions in which the target share price was less than $2.00 one day prior to announcement. Based on this analysis, Savvian derived a range of premiums paid above the closing share prices one day before the announcement of the transaction of 11% - 34%. Savvian also derived a range of premiums paid above the average closing share prices over the 30-day period before the announcement of the transaction of 14% - 37%. These ranges reflect the data falling between the 25th and 75th percentiles of the observed statistics. The purpose of this analysis was to compare the premium implied by the purchase price pursuant to the merger agreement with the premiums paid in the selected transactions. The table below summarizes Savvian’s calculations:

		Precedent Premium
	Inforte	Range		Implied Value
	Financial	(25th percentile -	Implied Inforte	per Share of
Premium Paid versus:	Statistic(1)	75th percentile)	Equity Value (1)	Inforte
			(millions)
Share Price One Trading Day Prior to Announcement	$3.20	11% - 34%	$41.3 - $49.8	$3.55 - $4.29
30-Day Average Share Price Prior to Announcement	$3.21	14% - 37%	$42.5 - $51.1	$3.66 - $4.40
____________________
(1)	Based on management guidance regarding estimated net debt, defined as debt less cash, of ($27.9) million as of May 11, 2007.

Savvian calculated that the merger consideration to be paid to the holders of our common stock under the merger agreement implied an Inforte equity value of $49.4 million. Savvian calculated our implied equity value based upon the purchase price of $4.25 per share multiplied by the number of fully diluted shares of our common stock. Based upon the foregoing Precedent Transaction Premiums Analysis, the overall mean range of the implied value of Inforte on a per-share basis was a range of $3.58 to $4.05, which compares favorably to the purchase price of $4.25 per share.

     No transaction included in the precedent transaction premiums analysis is identical to the transaction. In evaluating the precedent transactions, Savvian made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond our control, such as the impact of competition on our business and the industry in general, industry growth and the absence of any material adverse change in our financial condition and prospects or the industry or in the financial markets in general which could affect the public trading value of the companies and the Aggregate Value of the transactions to which they are being compared. Mathematical analysis, such as determining the average or median, or the high or the low, is not in itself a meaningful method of using precedent transaction data.

     Comparable Companies Analysis

     While noting that no comparable public company is identical to us, Savvian compared selected financial information for us with publicly available information for comparable IT consulting companies that shared certain characteristics with us. The purpose of this analysis was to determine equity values of Inforte by applying trading multiples of comparable companies to financial metrics for Inforte and to compare such implied equity values to the values implied by the purchase price pursuant to the merger agreement. Based upon publicly available estimates of certain securities research analysts and using closing prices as of May 11, 2007, Savvian calculated, for each of the comparable companies, the ratios of: Aggregate Value to actual calendar year 2006 revenue and estimated calendar year 2007 revenue, and Aggregate Value to actual calendar year 2006 earnings before interest, taxes, depreciation and amortization, or EBITDA, and estimated calendar year 2007 EBITDA. The companies used in this comparison included Answerthink, Inc., Computer Task Group Inc. and Technology Solutions Co., which were selected based on their relative size, growth profile, and profitability metrics. Savvian then calculated the Inforte equity value and the per-share equity value of our common stock implied by such ranges of multiples. The table below summarizes this analysis.

	Inforte	Comparable		Implied Value
	Financial	Company Multiple	Implied Inforte	per Share of
Ratio of Aggregate Value to:	Statistic (1)	Range	Equity Value (1)	Inforte
	(millions)		(millions)
Actual Calendar Year 2006 Revenue	$43.3	0.1x – 0.3x	$32.2 - $40.9	$2.77 - $3.52
Estimated Calendar Year 2007 Revenue	$43.6	0.1x – 0.3x	$32.2 - $40.9	$2.77 - $3.52

Actual Calendar Year 2006 Adjusted EBITDA (2)	$2.6	6.5x – 10.5x	$44.8 - $55.2	$3.85 - $4.75
Estimated Calendar Year 2007 Adjusted EBITDA (2)	$0.3	9.0x – 13.0x	$30.6 - $31.8	$2.63 - $2.73
____________________
(1)	Based on management guidance regarding estimated net debt, defined as debt less cash, of ($27.9) million as of May 11, 2007.
(2)	Excludes non-recurring charges.

As noted above, Savvian calculated that the merger consideration to be paid to the holders of our common stock under the merger agreement implied an Inforte equity value of $49.4 million. Based upon the foregoing Comparable Companies Analysis, the overall mean range of the implied value of Inforte on a per-share basis was a range of $3.01 to $3.63, which compares favorably to the purchase price of $4.25 per share.

     No company utilized in the comparable company analysis is identical to us. In evaluating the comparable companies, Savvian made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our businesses and the industry in general, industry growth, and the absence of any material adverse change in our financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or low, is not in itself a meaningful method of using comparable company data.

Accretion/Dilution Breakeven Analysis

     Savvian performed a breakeven accretion/dilution analysis to determine the impact of the proposed transaction on Business & Decision S.A.’s forecasted earnings per share. Savvian calculated the impact by using our management’s estimated net income for the second half of calendar year 2007, as well as calendar year 2008 and Wall Street research estimates for Business & Decision S.A.’s net income for the same time periods. Savvian also estimated Business & Decision S.A.’s cost of debt capital at 8%. The analysis indicated that a price of $2.01 per share of our common stock would be breakeven to Business & Decision S.A.’s forecasted earnings per share for the second half of calendar year 2007 and that a price of $4.13 per share of our common stock would be breakeven to Business & Decision S.A.’s forecasted earnings per share for calendar year 2008; it was noted that these two breakeven prices compare favorably to the purchase price of $4.25 per share.

     Discounted Cash Flow Analysis

     Using a discounted cash flow analysis, Savvian calculated various implied equity values per share of our common stock based on four sets of scenarios. Cases 1 (“Status Quo/Base Case”) and 2 (“Status Quo/Downside Case”) assume that both our SAP and customer relationship management (“CRM”) practice areas continue to operate, with Case 1 assuming that our business experiences modest growth in 2007 with healthy growth in 2008 and Case 2 assuming that our business experiences a decline in 2007 followed by 10% annual growth thereafter. Cases 3 (“Restructuring/Base Case”) and 4 (“Restructuring/Downside Case”) assume that our SAP practice continues to operate and the CRM practice is discontinued, with Case 3 assuming that the SAP practice continues to grow at a healthy rate and Case 4 assuming that the SAP practice struggles to grow. Savvian then calculated our equity value and the equity value per share of our common stock implied in each of the scenarios. The table below summarizes the results of Savvian’s calculations:

Implied Value
	Implied Inforte Equity	per Share of
	Value (1)	Inforte
(millions)
Case 1 (Status Quo/Base Case)	$44.9 - $50.2	$3.86 - $4.32
Case 2 (Status Quo/Downside Case)	$42.4 - $47.0	$3.65 - $4.04
Case 3 (Restructuring/Base Case)	$43.6 - $56.1	$3.75 - $4.83
Case 4 (Restructuring/Downside Case)	$29.2 - $33.5	$2.51 - $2.88
____________________
(1) Based on management guidance regarding estimated net debt, defined as debt less cash of ($27.9) million as of May 11, 2007.

As noted above, Savvian calculated that the merger consideration to be paid to the holders of our common stock in the merger pursuant to the merger agreement implied an Inforte equity value of $49.4 million. Based upon the foregoing Discounted Cash Flow Analysis, the overall mean range of the implied value of Inforte on a per-share basis was a range of $3.44 to $4.02, which compares favorably to the purchase price of $4.25 per share. See “Financial Projections,” beginning at page 53.

     Historical Trading Analysis

     Savvian reviewed general trading information concerning our common stock, including the stock price and volume over selected periods and the stock trading history. Savvian noted the range of closing prices of our common stock over various periods ending on May 11, 2007 as summarized below:

Period Ended May 11, 2007	Low	High
Last 30 days	$3.12	$3.30
Last 6 months	$3.12	$3.94
Last 12 months	$3.12	$5.10

     Savvian also reviewed the trading price performance of our common stock in the 12 months ended May 11, 2007 and compared its performance with that of the following large cap companies and mid/small-cap companies in our industry as well as selected offshore IT services companies:

Large Cap	Mid & Small Cap	Offshore IT Services
Accenture Ltd.	Answerthink, Inc.	Cognizant Technology
Bearingpoint Inc.	Ciber, Inc.	Solutions Corporation
Computer Sciences	Computer Task Group,	Covansys Corporation
Corporation	Incorporated	iGATE Corporation
Electronic Data Systems	Diamond Management &	Infosys Technologies
Corporation	Technology Consultants,	Limited
Hewlett-Packard Company	Inc.	Patni Computer Systems
Perot Systems Corporation	Edgewater Technology, Inc.	Limited
Unisys Corporation	eLoyalty Corporation	Satyam Computer Services
	Perficient, Inc.	Limited
	Sapient Corporation	Syntel, Inc.
	Technology Solutions Co.	Wipro Limited

Savvian also compared the trading price performance of our common stock in the 12 months ended May 11, 2007 with that of the Nasdaq Composite Index and Business & Decision S.A.’s stock. The following table sets forth the changes in stock prices for such companies and indices:

Share Price Increase/(Decrease) from
May 11, 2006 to May 11, 2007
Inforte	(36%)
Large Cap	28%
Mid & Small Cap	24%
Offshore IT Services	28%
Nasdaq	13%
Business & Decision	30%

     In connection with the review of the transaction by our Board, Savvian performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Savvian considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Savvian believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Savvian may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Savvian’s view of the actual value of Inforte. In performing its analyses, Savvian made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond our control. Any estimates contained in Savvian’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     Savvian conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration to be received by the holders of our common stock in the merger from a financial point of view and in connection with the delivery of its opinion to our Board. These analyses do not purport to be appraisals or to reflect the prices at which our common shares might actually trade.

     The determination of the merger consideration to be received by the holders of our common stock in the merger was determined through arm’s-length negotiations between us and Parent and was approved by our Board. Savvian provided advice to us during these negotiations but did not, however, recommend any specific amount of consideration to us or that any specific amount of consideration constituted the only appropriate purchase price for the transaction.

     Savvian’s opinion and its presentation to our Board was one of many factors taken into consideration by our Board in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our Board with respect to the merger consideration to be received by the holders of our common stock in the merger or of whether they would have been willing to agree to a different amount of consideration.

     We engaged Savvian on December 28, 2006 to perform its work under an engagement letter on behalf of us. Savvian’s engagement letter with us provides for a one-time initial retainer fee upon execution of the engagement letter, a monthly retainer fee every 30 days thereafter and a fee upon public announcement of the transaction. If the merger is consummated on the terms and conditions set forth in the merger agreement, we will pay Savvian, on the closing date, an amount equal to approximately $1,000,000 less payments made prior to closing. We have also agreed to reimburse Savvian for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of the rendering of the opinion or other services performed under the engagement letter by Savvian.

     We retained Savvian based upon Savvian’s qualifications, experience and expertise. Savvian is an investment banking and advisory firm with significant experience in mergers and acquisitions and cross-border transactions. Savvian, as part of its investment banking and financial advisory business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Savvian has had no other investment banking relationship with us or with Business & Decision S.A. or Parent or their respective affiliates during the past two years.

Interests of Our Directors and Executive Officers

     In considering the recommendation of our Board with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

     Treatment of Stock Options

     As of May 13, 2007, there were 209,500 shares of the Company’s common stock subject to stock options granted under the Company’s equity incentive plans to our current directors and officers, 1,000 shares of which were subject to stock options for which the per-share exercise price was less than the merger consideration. Each outstanding stock option that remains unexercised as of the effective time of the merger, whether or not the option is vested or exercisable, will be cancelled, and the holder of such stock option that has an exercise price of less than $4.25 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

  the number of shares of the Company’s common stock subject to the option as of the effective time of the merger, multiplied by the excess, if any, of $4.25 over the exercise price per share of common stock subject to such option.

     The following table summarizes the vested and unvested Company stock options with exercise prices of less than $4.25 (options with exercise prices in excess of $4.25 per share are not included because they will be cancelled for no consideration) held by our directors and executive officers as of May 13, 2007 and the approximate consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, based on the weighted average exercise prices of the options, assuming that the options are not exercised before the effective time of the merger:

Directors	Number of	Number of	Weighted	Estimated
and	Shares	Shares	Average	Consideration
Executive	Underlying	Underlying	Exercise Price	(Before
Officers	Unvested Options	Vested Options	of Options	Withholding)

Philip S. Bligh	0	0	$0.00	$0.00
Chairman of the Board and
Director

Harvey H. Bundy	0	0	$0.00	$0.00
Director

Thomas E. Hogan	0	0	$0.00	$0.00
Director

Ray C. Kurzweil	0	0	$0.00	$0.00
Director

Dan Taylor	0	0	$0.00	$0.00
Director

Stephen Mack	0	0	$0.00	$0.00
Director and Chief Executive
Officer

Nick Heyes	0	0	$0.00	$0.00
President and Chief Operating
Officer

William Nurthen	0	1,000	$3.50	$750.00
Chief Financial Officer

     Treatment of Restricted Stock

     As of May 13, 2007, approximately 66,061 shares of our common stock were represented by restricted stock held by our directors and executive officers. Except for the restricted stock held by Mr. Heyes and Mr. Nurthen, this restricted stock has all been awarded since January 1, 2007. At the effective time of the merger, all such shares of restricted stock will become fully vested and all restrictions on such shares shall lapse.

     The following table summarizes the restricted stock awards held by the Company’s directors and executive officers as of May 13, 2007 and the approximate consideration that each of them will receive pursuant to the merger agreement (assuming no exercise of appraisal rights) for such awards:

Directors and Executive	Number of Shares of	Estimated Consideration
Officers	Restricted Stock	(Before Withholding)

Philip S. Bligh	0	$0.00
Chairman of the Board and
Director

Harvey H. Bundy	6,390	$27,157.50
Director

Thomas E. Hogan	6,390	$27,157.50
Director

Ray C. Kurzweil	6,390	$27,157.50
Director

Dan Taylor	6,390	$27,157.50
Director

Stephen Mack	0	$0.00
Director and Chief Executive
Officer

Nick Heyes	28,404	$120,717.00
President and Chief Operating
Officer

William Nurthen	12,097	$51,412.25
Chief Financial Officer

     Possible Continued Employment of Certain Executive Officers

     Some of our employees, including some of our executive officers, will remain employed by the surviving corporation following the merger unless their employment is terminated or they resign. As of the date of this proxy statement, none of our executive officers have entered into any agreements with Parent or its affiliates regarding employment with the surviving corporation. Although no such agreements currently exist, our current executive officers who remain with the surviving corporation following the merger may, prior or after the closing of the merger, enter into new arrangements with Parent or its affiliates regarding employment with the surviving corporation.

     Indemnification and Insurance

     The merger agreement provides that Parent will, and will cause the surviving corporation to, indemnify and hold harmless each of our current and former directors, officers, employees and agents (but as to employees and agents, only to the extent required by applicable law or the Company’s Certificate of Incorporation) (whom we refer to as the “indemnified parties”) against any liabilities, damages, costs or other amounts (including reasonable attorneys’ fees) paid in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by the General Corporation Law the State of Delaware or provided under the Company’s Certificate of Incorporation and By-Laws in effect on the date of the merger agreement, including, to the extent permitted by law, liabilities arising under the Securities Exchange Act of 1934 (the “Exchange Act”). The surviving corporation will, for a period of not less than six years, continue in effect the indemnification provisions currently provided by the Company’s Certificate of Incorporation and the By-Laws in effect on May 13, 2007.

     Prior to the effective time of the merger, we will obtain a six-year officers’ and directors’ liability insurance policy (the “tail policy”) on terms and conditions no less advantageous to the indemnified parties, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the transactions contemplated hereby. Parent will cause the surviving corporation after the effective time to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations under the tail policy. Additionally, the surviving corporation will continue in effect the indemnification provisions provided by the Certificate of Incorporation and By-Laws of the Company as of May 13, 2007 for a period of not less than six years following the effective time.

     These provisions are intended to be for the benefit of, and are enforceable by the indemnified parties and will be binding on Parent and the surviving corporation and its successors and assigns.

     Bonus Payments to Senior Management

     Prior to the effective time of the merger, our Board and its compensation committee may, in their discretion after reviewing quarterly and annual goals, authorize the payment of bonuses to members of the senior executive team. The Company and Parent have agreed that the maximum aggregate amount of any such bonuses will be $350,000. This amount is less than the aggregate bonus amount of $550,000 targeted by our Board’s compensation committee for payment to our officers during 2007, and it is less than the $468,750 remaining from that targeted amount after first-quarter bonus payments to our officers of $81,250.

Financing of the Merger

     The merger is not conditioned upon Parent and Merger Sub obtaining financing. Parent estimates that the total amount of funds necessary to complete the proposed merger and related transactions is approximately $52.4 million, which includes approximately $49.4 million to be paid to our stockholders and holders of other equity-based interests in the Company. Parent is currently in the process of finalizing a debt commitment letter pursuant to which, and subject to the conditions set forth therein, Parent will obtain the debt financing to fund the merger and related transactions. The remaining amount necessary to fund the merger and related transactions will come from available cash of Parent.

Material U.S. Federal Income Tax Consequences

     The following discussion summarizes certain material U.S. federal income tax consequences of the merger that are generally applicable to United States holders (as defined below) of our common stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences.

     The following discussion applies only to United States holders (as defined below) of our common stock who hold such shares as capital assets. This discussion may not apply to United States holders who may be subject to special treatment under the Code, such as banks and other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their Inforte common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their Inforte common stock under the constructive sale provisions of the Code, stockholders that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, persons who acquired our common stock pursuant to the exercise of employee stock options or other compensation arrangements, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or stockholders who hold our common shares as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

     Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

     If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding our common stock should consult his, her or its tax advisors regarding the tax consequences to him, her or it of the merger.

     For purposes of this discussion, a “United States holder” means a holder that is (1) a natural person who is a citizen or resident of the United States for federal income tax purposes, (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

     United States Holders

     In general, United States holders of our common stock who receive cash in exchange for their shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a stockholder holds our common stock as a capital asset, the gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of our common stock exchanged for cash in the merger.

     In general, stockholders who receive cash in connection with the exercise of their dissenters’ rights will recognize gain or loss. Any stockholder considering exercising statutory dissenters’ rights should consult with his or her own tax advisor.

     United States holders of our common stock may be subject to backup withholding at a rate of 28% on cash payments received in exchange for shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. United States holders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent following the completion of the merger to provide the information and certification necessary to avoid backup withholding.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a United States holder’s federal income tax liability provided the required information is timely furnished to the IRS.

     This summary of certain material U.S. federal income tax consequences is for general information only and is not intended to constitute a complete description of all tax consequences relating to the merger. Stockholders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

Fees and Expenses of the Merger

     We estimate that we will incur, in connection with the sale of the Company, transaction-related fees and expenses totaling approximately $1,517,000. This amount consists of the following estimated fees and expenses:

Financial Advisor Fees and Expenses	$1,100,000
Legal, Accounting and Other Professional Fees	$390,000
Printing, Proxy Solicitation and Mailing Costs	$20,000
Filing Fees	$1,517
Miscellaneous	$5,000

     None of these costs and expenses will reduce the $4.25 per-share merger consideration payable to holders of Inforte common stock or the amount payable to stock option holders.

     In addition, if the merger agreement is terminated under certain circumstances, Inforte will be obligated to pay a termination fee of $1.5 million to Parent. See “The Merger Agreement—Termination Fees and Expenses” on page 43.

Delisting and Deregistration of Common Stock

     If the merger is completed, our common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

THE MERGER AGREEMENT

     This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement attached as Annex A and incorporated by reference into this document has been included to provide you with information regarding its terms. Capitalized terms used but not defined herein shall have the meaning given them in the merger agreement. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

     The merger agreement contains representations and warranties we, on the one hand, and Parent and Merger Sub, on the other hand, have made to each other as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may not be intended as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations and warranties are qualified by information in a confidential disclosure letter that we have provided to Parent in connection with signing the merger agreement. While we do not believe that the schedules in this disclosure letter contain information required to be publicly disclosed by us under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Parent, and are modified in important part by the underlying disclosure letter.

Form of the Merger

     If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly-owned subsidiary of Parent created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Inforte. The separate corporate existence of Merger Sub will cease, and we will survive the merger and will become a wholly-owned subsidiary of Parent. We sometimes refer to Inforte after the merger as the “surviving corporation.”

Structure of the Merger

     At the effective time of the merger, Merger Sub will merge with and into Inforte. Upon completion of the merger, Merger Sub will cease to exist as a separate entity, and Inforte will continue as the surviving corporation. All of Inforte’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, Inforte’s common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act.

Effective Time

     The effective time of the merger will occur at the time that we file a Certificate of Merger with the Secretary of State of the State of Delaware on or following the closing date of the merger. The closing date will occur no later than the end of the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and satisfaction (or waiver) of all other conditions to the completion of the merger. We refer to the time at which the merger is completed as the “effective time.” Although we expect to complete the merger prior to July 30, 2007, we cannot specify when, or assure you that, we and the other parties to the merger agreement will have satisfied or waived all conditions to the merger.

Certificate of Incorporation and By-Laws

     At the effective time of the merger, our Certificate of Incorporation will be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the effective time, provided that, at the effective time of the merger, our Certificate of Incorporation will be amended and restated in order to change the name of the surviving corporation to a name designated by Parent in its sole discretion.

     At the effective time of the merger, our By-Laws will be amended and restated in their entirety to be identical to the By-Laws of Merger Sub, as in effect immediately prior to the effective time of the merger, provided that, at the effective time, the title of our By-Laws will be amended and restated to reflect the name of the surviving corporation designated by Parent.

Board of Directors and Officers of the Surviving Corporation

     The directors and officers of Merger Sub immediately preceding the merger will become the initial directors and officers of the surviving corporation, until their successors are duly elected or appointed and qualified under the surviving corporation’s Certificate of Incorporation and By-Laws.

Consideration to be Received in the Merger

Outstanding Shares of Common Stock

     At the effective time of the merger, each share of our common stock issued and outstanding immediately before the effective time of the merger will automatically be cancelled and converted into the right to receive $4.25 in cash, other than shares of common stock:

  owned by us as treasury stock immediately before the effective time of the merger, all of which will be cancelled without any payment;

  owned by Parent or Merger Sub or any other wholly-owned subsidiary of Parent or Merger Sub immediately before the effective time of the merger, all of which will be cancelled without any payment; or

  held by a stockholder who is entitled to demand and has made a demand to exercise appraisal rights with respect to such shares in accordance with the Delaware General Corporation Law and has not voted in favor of adopting the merger agreement, including the merger, until such time as such holder withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the Delaware General Corporation Law.

 Restricted Stock

     The merger agreement provides that at the effective time of the merger, all shares of our common stock that are subject to vesting and transfer and other restrictions under a restricted stock award agreement shall become fully vested, and all restrictions on such shares shall lapse.

Stock Options

     The merger agreement provides that at the effective time of the merger, each stock option that is outstanding before the effective time will be cancelled and converted into the right to receive cash (subject to applicable withholding taxes) equal to (1) the excess, if any, of $4.25 per share over the per share exercise or purchase price of such outstanding stock option, multiplied by (2) the number of shares underlying such option.

Payment Procedures

     Before the effective time of the merger, Parent will appoint an exchange agent who will pay the merger consideration in exchange for certificates representing shares of our common stock or non-certificated shares represented by book entry. At the effective time of the merger, Parent will deposit with the exchange agent an amount of cash equal to the aggregate merger consideration. The exchange agent will pay the per-share merger consideration, less any applicable withholding taxes, to our stockholders promptly following the exchange agent’s receipt of the stock certificates or book-entry shares and a properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon the surrender or any such stock certificate or book-entry share. Any funds that have not been distributed within one year after the effective time of the merger will be distributed to the surviving corporation and stockholders who have not complied with the instructions to exchange their certificates or book-entry shares will be entitled to look only to the surviving corporation and Parent for payment of the applicable per share merger consideration, without interest.

     You should not return your stock certificates with the enclosed proxy card, and you should not return your stock certificates to the exchange agent without a letter of transmittal.

     The exchange agent and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of our common stock any applicable withholding taxes that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, see “Dissenters’ Rights of Appraisal” beginning on page 47.

Representations and Warranties

     The representations and warranties that we made to Parent and Merger Sub in the merger agreement relate to, among other matters:

  corporate matters, including due organization, power and qualification;

  our subsidiaries;

  our capitalization;

  the authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

  the absence of conflicts with, and violations of, organizational documents and other obligations as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

  the identification of required filings and consents with respect to governmental entities and third parties;

  the accuracy of information contained in registration statements, reports and other documents that we file with the SEC, the compliance of our filings with the regulations promulgated by the SEC and with applicable federal securities law requirements and, with respect to financial statements included in such filings, generally accepted accounting principles;

  our compliance with applicable provisions of the Sarbanes-Oxley Act of 2002;

  the absence of certain changes or events;

  the information provided for inclusion in our proxy statement being free from material misstatements and omissions;

  litigation matters;

  employee benefit plans;

  the conduct of our business;

  our possession of permits and compliance with law;

  tax matters;

  environmental matters;

  owned and leased real property and personal property;

  intellectual property matters;

  our material contracts;

  insurance matters;

  labor and employment matters;

  transactions with our affiliates;

  brokers’ and finders’ fees;

  our Board’s approval and our Board’s recommendation to our stockholders to approve the merger agreement and the related transactions;

  the receipt of a fairness opinion from Savvian;

  the inapplicability of any anti-takeover statute or regulation or any restrictive provision of our organization documents;

  requisite stockholder vote;

  our accounts receivable;

  the absence of any illegal payments by us;

  our key customer and vendor relationships;

  our bank accounts; and

  powers of attorney.

     In addition, each of Parent and Merger Sub made representations and warranties to us regarding, among others:

  corporate matters, including due organization, power and qualification;

  the authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

  the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

  the absence of certain prior activities by Merger Sub;

  brokers’ and finders’ fees;

  the information to be provided by Parent and Merger Sub for inclusion in this proxy statement being free from material misstatements and omissions;

  no reliance on representations and warranties not included in the merger agreement; and

  neither Parent nor Merger Sub being an “interested stockholder” with respect to Inforte under the Delaware General Corporation Law.

 Covenants Relating to the Conduct of Our Business

     From the date of the merger agreement through the effective time of the merger, we have agreed that, unless Parent and Merger Sub otherwise agree in writing, we will operate in the ordinary course consistent with past practice and use our commercially reasonable efforts to preserve substantially intact our business organizations, to keep available the services of our present officers, employees and consultants, to preserve our present relationships with customers, clients, suppliers and other persons with whom we have significant business relations, and to pay all applicable taxes when due and payable.

     During the same period, we have also agreed that, subject to certain exceptions, we will not take certain actions, and we will not cause any of our subsidiaries to take any of those actions, without the prior written consent of Parent. Such prohibited actions include, among others:

  amending our Certificate of Incorporation or By-Laws or those of any of our subsidiaries;

  declaring, setting aside or paying any dividend or other distribution;

  redeeming, purchasing or otherwise acquiring, directly or indirectly, any of our capital stock or other securities or the capital stock or other securities of any of our subsidiaries, other than in connection with the exercise of an outstanding option or the payment of withholding taxes in connection with such an option;

  issuing, selling, pledging, or otherwise disposing of or encumbering (i) any shares of our capital stock or the capital stock of any of our subsidiaries, (ii) any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of our capital stock or the capital stock of any of our subsidiaries, or (iii) any other securities of us or any of our subsidiaries, other than shares issued upon exercise of options outstanding on the date the merger agreement was executed;

  splitting, combining or reclassifying any of our outstanding capital stock or the outstanding capital stock of any of our subsidiaries or issuing, authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for, shares of our capital stock or the capital stock of any of our subsidiaries;

  acquiring or agreeing to acquire, or, causing any of our subsidiaries to acquire or agree to acquire, (i) any business or entity or (ii) any assets, including real property, other than purchases of equipment and supplies in the ordinary course of business consistent with past practice;

  waiving, releasing or assigning any material rights under any material contract other than in the ordinary course of business;

  amending, entering into or terminating any material contract, other than in the ordinary course of business consistent with past practice;

  outsourcing any of our material operations or those of any of our subsidiaries;

  transferring, leasing, licensing, selling, mortgaging, pledging, disposing of, encumbering or subjecting to any lien any of our material property or assets or any material property or assets of any of our subsidiaries, or cease to operate any such material assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

  except for certain stated exceptions, (i) adopting, terminating, amending or increasing the amount or accelerating the payment or vesting of any benefit or award or amount payable under any employee benefit plan or other arrangement for the current or future benefit or welfare of any of our directors, officers or employees, other than in the case of employees who are not officers or directors, but in that event only to the extent doing so would be in the ordinary course of business consistent with past practice, (ii) increasing in any manner the compensation or fringe benefits of, or paying any bonus to, any of our directors or, other than in the ordinary course of business consistent with past practice, our officers or other employees (1) other than benefits accrued through the date of the merger agreement and other than in the ordinary course of business for employees other than officers or directors of the Company, paying any benefit not provided for under any employee benefit plan as in effect on the date of the merger agreement, (2) other than bonuses earned through the date of the merger agreement and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, granting any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan; provided that there will be no grant or award to any director, officer or employee of our stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of  existing restrictions in any employee benefit plan or agreements or awards made thereunder or (3) taking any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee benefit plan; or (iii) other than in the ordinary course of business, entering into any employment, severance or termination agreement;

  paying, discharging, satisfying, settling, or compromising any claim, litigation, liability, obligation or any legal proceeding (except for settlements or compromises involving less than $100,000 individually and in the aggregate, including all fees, costs and expenses associated therewith);

  incurring or assuming any material indebtedness or other material liability, or assuming, guaranteeing, endorsing or otherwise becoming liable or responsible for the obligations of any other person except in the ordinary course of business and consistent with past practice, or repaying any existing indebtedness in advance of its maturity date, or making any loans, advances or capital contributions to, or investments in, any other person (other than advances or prepayments in the ordinary course of business in amounts consistent with past practice);

  changing any accounting methods, policies, practices or procedures, unless required by a change in applicable law or GAAP;

  making or changing any material tax election, changing any annual tax accounting period, adopting or changing any method of tax accounting, amending any tax returns or filing claims for tax refunds, entering into any closing agreement, setting any tax claim, audit or assessment, or surrendering any right to claim a tax refund, offset or other reduction in tax liability;

  entering into any negotiation with respect to, or adopting or amending in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement affecting us or any of our subsidiaries;

  entering into any agreement or arrangement with any of our officers, directors, or employees (or those of any of our subsidiaries) or any “affiliate” or “associate” of any of our officers or directors (or those of any of our subsidiaries);

  entering into any agreement, arrangement or contract to allocate, share or otherwise indemnify for taxes;

  making, authorizing or agreeing or committing to make any capital expenditures, or entering into any agreement or agreements providing for payments which in any one case exceeds $100,000 or capital expenditures which in the aggregate exceed $200,000;

  cancelling any debts or waiving any claims or rights of substantial value;

  except under certain conditions, amending any option, restricted stock or other purchase right or authorizing cash payments in exchange for any of the foregoing;

  making any filings or registrations with any governmental entity, except routine filings and registrations made in the ordinary course of business or as otherwise required by law;

  being party to any recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries;

  taking any material actions outside the ordinary course of business; or

  entering into any agreement, contract, commitment or arrangement to take any of the actions described above or to authorize, recommend or propose or announce an intention to take any of the actions described above.

Preparation of Proxy Statement; Stockholders’ Meeting and Board Recommendation

     We agreed that, promptly after the execution of the merger agreement, we would prepare and file with the SEC a preliminary proxy statement, together with a form of proxy. We further agreed that, promptly after the proxy statement and form of proxy were cleared with the SEC, we would mail the definitive proxy statement and form of proxy to our stockholders.

     Parent and Merger Sub agreed to cooperate with us in connection with the preparation of the proxy statement including, but not limited to, furnishing to us any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed in the proxy statement.

     We will take all action necessary in accordance with applicable law and our Certificate of Incorporation and By-Laws to call, hold and convene a meeting of our stockholders to consider the adoption of the merger agreement, including the merger, as soon as practicable. Except where our Board’s recommendation in favor of the adoption of the merger agreement, including the merger, has been withdrawn in accordance with the merger agreement, we have agreed to use our best commercially reasonable efforts to solicit proxies in favor of the adoption of the merger agreement, including the merger, until such time, if any, as our Board (or any committee thereof) withdraws or changes its recommendation with respect to the merger to terminate the merger agreement. The merger agreement provides that the proxy statement will include the recommendation of our Board that our stockholders adopt the merger agreement, subject to the exceptions described below under “Acquisition Proposals.”

Acquisition Proposals

     The merger agreement provides that until the effective time of the merger or six months from execution of the merger agreement (whichever is earlier), we will not, and we will cause our officers, directors, employees, advisors and agents not to, directly or indirectly:

  solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a competing acquisition proposal;

  provide any non-public information or data to any person relating to or in connection with a competing acquisition proposal, engage in any discussions or negotiations concerning a competing acquisition proposal, or otherwise intentionally facilitate any effort or attempt to make or implement a competing acquisition proposal;

  approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, or execute or enter into any competing acquisition proposal;

  approve, recommend, agree to or accept, or propose to do any of the foregoing, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any competing acquisition proposal; or

  release any third party from, or waive any provision of, any confidentiality or standstill agreement.

     However, before the adoption of the merger agreement, including the merger, by our stockholders, we would be permitted to engage in discussions or negotiations with, and provide any non-public information to, a third party, if we receive an unsolicited written bona fide acquisition proposal that is made after the date of the merger agreement, if (i) our Board (or any committee of our Board) concludes in good faith (after consultation with its legal and financial advisors) that the terms of the proposal are, or are reasonably likely to result in a proposal that is, more favorable to our stockholders than the terms of the merger with Parent and Merger Sub; (ii) our Board (or any committee of our Board) concludes in good faith (after consultation with its outside legal advisors) that the failure to engage in discussions or negotiations with the third party with respect to such acquisition proposal would be inconsistent with its fiduciary obligations under applicable law; and (iii) before furnishing information about us to any person making a competing acquisition proposal, we have entered into a confidentiality agreement with such third party on terms no more favorable to the third party than those contained in the confidentiality agreement between us and Parent. Two business days prior to providing any non-public information or data to any third party, we must promptly notify Parent of any such inquiry, proposal or offer received by, and any such information requested from, or any such discussions or negotiations sought to be initiated or continued with us, or any of our officers, directors, employees, advisors or agents. The notice must include the material terms and conditions of the proposal and the identity of the person making the proposal, and thereafter, we have agreed to keep Parent reasonably informed, on a reasonably prompt basis, of the status of such discussions or negotiations and we have agree to notify Parent promptly if a superior proposal has been made.

     Until such time as our stockholders adopt the merger agreement, our Board (or any committee of our Board) may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable law, withdraw its recommendation of the merger, but only if (i) a “superior proposal” is made to us and is not withdrawn, (ii) we have provided two business days’ written notice of our Board’s intent to withdraw its recommendation of the merger, (iii) Parent has not made a bona fide written offer that our Board by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to us and our stockholders as such “superior proposal”, and (iv) we have not breached in any material respect any of the provisions regarding non-solicitation of competing acquisition proposals.

     Until the merger agreement has been terminated in accordance with its terms, we have agreed to comply with our obligations to prepare and file a proxy statement, hold a stockholder meeting and to use our best commercially reasonable efforts to solicit from stockholders proxies in favor of the merger and to take any action necessary or advisable to secure any vote or consent of our stockholders required by the Delaware General Corporation Law to effect the merger, regardless of whether our Board (or any committee of our Board) withdraws, modifies or changes its recommendation regarding the merger agreement or recommends any other offer or proposal.

     Nothing in the merger agreement prohibits us from disclosing to our stockholders a position with respect to a competing transaction proposal required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to our stockholders if our Board (or any committee of our Board) concludes in good faith, after consultation with its legal advisors, that the failure to take such action would be inconsistent with its fiduciary obligations to our stockholders under applicable law, provided that neither the Company nor our Board (nor any committee of our Board) may approve or recommend, or propose publicly to approve or recommend, an acquisition proposal unless we have terminated the merger agreement in accordance with its terms.

     A “superior proposal” means any unsolicited written bona fide proposal or offer made by a third party (whether or not affiliated with us) to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, all or substantially all of the shares of our common stock then outstanding or all or substantially all of the assets of us and our subsidiaries, taken as a whole, and on terms and conditions which our Board concludes in good faith (based on the written advice of its independent financial advisors) are more favorable to our stockholders from a financial point of view than the merger with Parent and Merger Sub.

Confidentiality; Access to Information

     We have agree to give reasonable access at all reasonable times to the directors, officers, employees and other representatives of Parent, Parent’s accountants, Parent’s counsel, other representatives of Parent, and any anticipated source of financing for the merger to all of our reasonably requested information systems, contracts, books and records, and we have agreed to make available or furnish all reasonably required financial, operating and other data and information.

     Each of Parent and Merger Sub have agreed to, and have agreed to direct their affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all data and information obtained by them from us in accordance with the Confidentiality Agreement dated March 8, 2007 between us and Parent.

Public Announcements

     The parties to the merger agreement have agreed not to issue any press release or otherwise make any public statements or announcements with respect to the merger and the other transactions contemplated by the merger agreement without the prior written consent of the other party, which consent will not be unreasonably conditioned, withheld or delayed, except as may be required by applicable law or stock exchange or NASDAQ rules, in which case the party proposing to issue the press release or announcement will use its reasonable efforts to consult with the other parties before any such issuance, to the extent practicable.

Regulatory Filings; Commercially Reasonable Efforts

     Each party to the merger agreement has agreed to coordinate and cooperate with the others and to use commercially reasonable efforts to comply with all legal requirements by making all filings, notices, petitions, statements or submissions of information required by any governmental entity (whether domestic or foreign) in connection with the merger. To our knowledge, no such filing, notice, petition, statement on submission is required by any governmental entity as a condition to closing the merger.

Notification of Certain Matters

     Each party to the merger agreement has agreed to give prompt notice to the other parties if any representation or warranty made by it contained in the merger agreement has become untrue or inaccurate or there has been any failure by it to materially comply with or satisfy any covenant, condition or agreement if the closing conditions related to such party’s representations and warranties or covenants would not be satisfied. The notice called for under this covenant does not limit or otherwise affect the remedies available under the merger agreement to any of the parties sending or receiving such notice. Additionally, we have agreed to give prompt notice to Parent of any fact, event or circumstance known to us that (i) individually or taken together with all other facts, events and circumstances known to it, has had individually or in the aggregate, a material adverse effect on us; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the merger; (iii) any notice or other communication from any governmental entity in connection with the merger; or (iv) the commencement of any litigation, all as further defined in the merger agreement.

Approval and Consents; Cooperation

     Each of the parties to the merger agreement have agreed to cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all required approvals and consents. Additionally, we have agreed that we will, and we will cause each of our subsidiaries to, use commercially reasonable efforts to obtain all consents required to close; except that we may not repay any indebtedness.

Indemnification

     Subject to limitations on indemnification contained in the Delaware General Corporation Law and our Certificate of Incorporation, following the effective time, Parent will cause the surviving corporation to indemnify and hold harmless each of our current and former directors, officers, employees and agents, whom we refer to as the “indemnified parties,” against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated by the merger agreement, including, to the extent permitted by law, liabilities arising under the Exchange Act in connection with merger. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent will cause the surviving corporation to pay the reasonable fees and expenses of counsel selected by the surviving corporation, and reasonably satisfactory to the indemnified parties, promptly as invoices are received and (ii) Parent will cause the surviving corporation to cooperate in the defense of any such matter. However, neither Parent nor the surviving corporation will be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned). Also, neither Parent nor the surviving corporation will be required to pay the fees and disbursements of more than one counsel for all indemnified parties in any single action.

     For a period of not less than six years after the effective time of the merger, Parent is required to maintain or obtain officers’ and directors’ liability insurance or a “tail” or “runoff” insurance program (the “D&O Insurance”) covering the indemnified parties who are currently covered by our officers’ and directors’ liability insurance policy on terms not less favorable to the indemnified parties than those in effect on the date of the merger agreement in terms of coverage and amounts with respect to claims arising from facts or events that occurred prior to the effective time. Parent may, however, secure substitute policies with similar terms under certain circumstances. Furthermore, Parent will only be required to maintain coverage available for a maximum annual premium of 300% of the annual premium paid by us for our officers’ and directors’ liability insurance policy effective on the date of the merger agreement.

     The Certificate of Incorporation and By-Laws of the surviving corporation will, for a period of not less than six years from the effective time, contain the indemnification provisions provided in our Certificate of Incorporation and By-Laws as in effect on May 13, 2007.

     These provisions are intended to be for the benefit of, and are enforceable by, the indemnified parties and their heirs and personal representatives and will be binding on Parent and the surviving corporation and its successors and assigns.

Continuation of Employee Benefits

     From and after the effective time of the merger, Parent has agreed to cause the surviving corporation to honor in accordance with their terms certain existing employment, severance, consulting and salary continuation agreements between us and certain of our current and former officers, directors, employees or consultants or groups of such officers, directors, employees or consultants. To the extent permitted by law, applicable tax qualification requirements and certain other limitations, each person party to any such agreement will receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation and employee benefit plan purposes with us prior to the effective time.

Equity Compensation Plans

     We have agreed to take all action necessary and in accordance with each of our equity compensation plans such that all options will be exercisable and all restrictions with respect to restricted stock will lapse, immediately prior to the effective time of the merger. We have also agreed to take all actions necessary pursuant to the terms of the equity compensation plans to terminate each such plan as of the effective time. Further, we have agreed to take all actions necessary pursuant to the terms of any of our employee plans intended to be qualified under Section 401(a) or 501(a) of the Internal Revenue Code to amend such employee plans immediately prior to closing to provide that participation in any such employee plan is limited to our employees and our subsidiaries’ employees.

Takeover Statutes

     If any takeover statute enacted under state or federal law becomes applicable to the merger or any of the other transactions contemplated by the merger agreement, each of us, Parent and Merger Sub and the board of directors of each of us, Parent and Merger Sub have agreed to grant such approvals and take such actions as are reasonably necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

Disposition of Litigation

     In connection with any litigation that may be brought against us or our directors or officers relating to the transactions contemplated by the merger agreement, we have agreed to keep Parent and Merger Sub, and any counsel that Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and we have agreed that we will not enter into any settlement or compromise of any such litigation without Parent’s and Merger Sub’s prior written consent, which consent will not be unreasonably withheld or delayed.

Delisting

     We, Parent and Merger Sub have agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist our common stock from the NASDAQ Global Market and to terminate registration under the Exchange Act, provided that such delisting and termination will not be effective until after the effective time of the merger.

Resignations

     We have agreed that as of the effective time of the merger, we will cause to be delivered to Parent duly signed resignations, effective at the effective time, of all members of our Board and the boards of directors of our subsidiaries of their positions as directors, as well as resignations, effective at the effective time, of all of our officers and those of our subsidiaries of their position as officers.

Conditions to the Merger

     The respective obligations of Parent, Merger Sub, and us to effect the merger are subject to the satisfaction or waiver of the following conditions:

  our receipt of stockholder approval;

  the absence of any law, statute, rule, regulation, judgment, writ, decree, order or injunction that has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the merger.

The obligation of Parent and Merger Sub to effect the merger is additionally subject to:

  our performance in all material respects of our obligations under the merger agreement;

  certain of our representations and warranties in the merger agreement regarding our capitalization and fees to brokers being true and correct (except for immaterial inaccuracies) as of the date of the merger agreement and as of the effective time of the merger;

  our remaining representations and warranties in the merger agreement being true and correct (without giving effect to any materiality qualifiers set forth in such representation or warranty) as of the date of the merger agreement and as of the effective time of the merger (except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us);

  our delivery of certain third party consents to the merger transaction;

  the execution by Philip S. Bligh and Stephen C.P. Mack of non-competition agreements;

  the absence of any suits, actions or proceedings brought by any governmental authority that would reasonably be expected to prohibit the merger;

  the absence of any events, occurrences or changes having a material adverse effect on us; and

  the holders of no more than 22.5% of the shares of our common stock having demanded and not lost or withdrawn appraisal rights.

Our obligation to effect the merger is also conditioned on:

  the representations and warranties of Parent and Merger Sub being true and correct as of the date of the merger agreement and the effective time of the merger (except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement); and

  the performance in all material respects by Parent and Merger Sub of their obligations under the merger agreement.

Termination of the Merger Agreement

     The merger agreement may be terminated and the merger may be abandoned at any time before the effective time, whether before or after the stockholders have adopted the merger agreement, as follows:

  by mutual written consent of our Board and the boards of directors of Parent and Merger Sub;

  by Parent, Merger Sub or us if:

the merger is not consummated before the six-month anniversary of the date of the merger agreement, except that no party may terminate the merger agreement pursuant to this provision if such party’s failure to perform any of its obligations under the merger agreement has been the principal cause of or resulted in the failure of the merger to be consummated by that time;

a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the merger, or any court of competent jurisdiction or a governmental entity has issued a final and non-appealable order, decree or ruling prohibiting the merger;

we do not obtain the requisite stockholder approval at the special meeting of stockholders; except that we can not terminate under this provision if the reason for not obtaining the stockholder approval is a result of our material breach of the merger agreement;

  by us, if either Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach would result in a failure to perform the conditions to our obligation to effect the merger and cannot be cured by six months after the date of the merger agreement, provided we have given Parent and Merger Sub at least 30 days’ written notice of our intent to terminate the merger agreement and the basis for such termination;

  by Parent and Merger Sub, if we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach would result in a failure to perform the conditions to the obligation of Parent and Merger Sub to effect the merger and cannot be cured by six months after the date of the merger agreement, provided that Parent and Merger Sub have given us at least 30 days’ written notice of their intent to terminate the merger agreement and the basis for such termination;

  by Parent and Merger Sub, if our Board (or any committee thereof) withdraws or modifies its approval or recommendation of the merger or the merger agreement, or if the Board (or any committee thereof) has approved or recommended a competing acquisition proposal;

  by Parent and Merger Sub, if we fail to call and hold the stockholders’ meeting to adopt the merger agreement;

  by us, to pursue a superior proposal as described above in “Acquisition Proposals,” except that before we may terminate the merger agreement to pursue a superior proposal (i) we must provide written notice to Parent of such determination by our Board (or any committee of our Board), which notice must set forth the material terms and conditions of the competing acquisition proposal and the identity of the person making the competing acquisition proposal, (ii) at the end of the three business day period following the delivery of such written notice our Board (or any committee of our Board) continues to determine in good faith that the competing acquisition proposal constitutes a superior proposal, (iii) simultaneously with such termination we enter into a definitive acquisition, merger or similar agreement to effect the superior proposal; and (iv) we pay to Parent the termination fee described below under “Termination Fees and Expenses” within the time period provided for in the merger agreement; or

  by Parent and Merger Sub, if any condition to the obligations of Parent or Merger Sub under the merger agreement becomes incapable of fulfillment, other than as a result of a breach by Parent or Merger Sub, as the case may be, of any covenant or agreement contained in the merger agreement, and such condition is not waived by Parent or Merger Sub.

Effect of Termination

     In the event of termination of the merger agreement as described above in “Termination of the Merger Agreement,” the merger agreement will terminate (except for certain specified provisions), without any liability on the part of any party or its directors, officers or stockholders, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement, in which case such breaching party will be fully liable for any and all liabilities, damages and expenses incurred or suffered by the other party (including reasonable attorneys’ fees) as a result of such breach, or except to the extent described below under the heading “Termination Fees and Expenses.” No termination of the merger agreement will affect the obligations of the parties contained in the confidentiality agreement, all of which will survive termination of the merger agreement in accordance with their terms. Other than as described below, all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees, costs and expenses.

Termination Fees and Expenses

     We have agreed to pay Parent a $1.5 million termination fee in immediately available funds if the merger agreement is terminated under the following conditions:

  if we terminate the merger agreement in order to enter into an agreement providing for a superior proposal from a third party;

  if Parent and Merger Sub terminate the merger agreement because our Board fails to call the special meeting of stockholders; withdraws or modifies its approval or recommendation of the merger agreement; has approved or recommended a competing acquisition proposal to our stockholders; or resolves, agrees or proposes publicly to take any such actions in response to an acquisition proposal; or

  (1) if any party terminates the merger agreement due to our failure to obtain stockholder approval or because the merger has not been consummated by the six-month anniversary of the date of the merger agreement; or (2) if Parent terminates the merger agreement due to our intentional breach of any representation, warranty, covenant or agreement providing a basis for termination; if, in the event of either (1) or (2) above, at the time of such termination a competing acquisition proposal has been made in writing or publicly announced by a third person, and within 12 months after such termination the Company enters into a definitive agreement with respect to an acquisition of 50% or more of the Company by such person or an affiliate of such person.

Amendment

     The parties may amend the merger agreement at any time before the effective time of the merger, provided, however, that after stockholder approval has been obtained, the parties may not amend the merger agreement in a way that would reduce the amount or change the type of consideration into which each share of our common stock will be converted upon consummation of the merger.

Waiver

     At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (i) extend the time for the performance of any obligation or other acts required by the merger agreement, (ii) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (iii) waive compliance with any agreement or condition contained in the merger agreement for the benefit of such person. Any extension or waiver must be set forth in writing. The failure or delay of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights, and a single or partial exercise of rights does not preclude further exercise of any right.

Assignment

     No party may assign either the merger agreement or any of its rights, interests, or obligations under the merger agreement, except that Parent or Merger Sub may assign all or any of their respective rights under the merger agreement to an affiliate of Parent or Merger Sub, provided that no such assignment will relieve the assigning party of its obligations under the merger agreement.

Specific Performance

     Each party has acknowledged that money damages would be both incalculable and an insufficient remedy for any breach of the merger agreement by such party and that any such breach would cause irreparable harm to the other parties to the merger agreement. Accordingly, each party has agreed that, in the event of any breach or threatened breach of the provisions of the merger agreement by such party, the other party will be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

The Guarantee

     In connection with the merger, Business & Decision S.A. has executed a guarantee of Parent’s and Merger Sub’s obligations under the merger agreement in favor of the Company.

THE VOTING AGREEMENT

     This section of the proxy statement describes the material provisions of the voting agreement entered into by Philip S. Bligh, our Chairman of the Board, and Stephen C.P. Mack, one of our directors and our Chief Executive Officer, but it does not purport to describe all the provisions of the voting agreement. We urge you to read the full text of the voting agreement, which is attached as Annex B and incorporated by reference into this proxy statement.

General

     Concurrently with the execution and delivery of the merger agreement, Mr. Bligh and Mr. Mack entered into a voting agreement with Parent and Merger Sub. On May 13, 2007, these stockholders together owned approximately 29.6% of the shares entitled to vote on the adoption of the merger agreement.

Representations and Warranties

     Each stockholder signing the voting agreement made representations and warranties to Parent regarding, among other matters:

  power and qualification;

  authorization, execution, delivery and the enforceability of the voting agreement;

  absence of conflicts with, or violations of, any obligations as a result of the execution and delivery of the voting agreement and the consummation of the transactions contemplated by the voting agreement;

  beneficial ownership of such stockholder’s shares of our common stock, free of encumbrances;

  reliance by Parent; and

  litigation matters.

     In addition, each of Parent and Merger Sub made representations and warranties to the stockholders regarding, among other matters:

  due organization, power and qualification;

  authorization, execution, delivery and the enforceability of the voting agreement; and

  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the voting agreement and the consummation of the transactions contemplated by the voting agreement.

Voting Covenants

     The stockholders signing the voting agreement have agreed, among other things, to vote their shares of our common stock in favor of the adoption of the merger agreement, including the merger, at any meeting of our stockholders at which such matter is considered, and at every adjournment or postponement thereof, and, except with the written consent of Parent and Merger Sub, to vote against any company acquisition proposal as described above under “The Merger Agreement—Acquisition Proposals.” The stockholders agreed not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or would violate such provisions.

Restrictions on Transfer and Other Voting Arrangements

     The stockholders signing the voting agreement also agreed not to, directly or indirectly, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, agreement, option or other arrangement with respect to, or consent to a transfer of, or reduce his risk in a constructive sale with respect to any of their respective shares other than pursuant to the terms of the merger agreement. A “constructive sale” means a short sale with respect to any of the shares covered by the voting agreement, entering into or acquiring an offsetting derivative contract with respect to any of those shares, entering into or acquiring a futures or forward contract to deliver any of those shares, or entering into any other or derivate transaction that has the effect of materially changing the economic benefits and risk of ownership. The stockholders signing the voting agreement also agreed not to, directly or indirectly, grant any proxies (other than in a manner consistent with their voting obligations described above), deposit any of their shares into any voting trust, or enter into any voting arrangement with respect to any of their shares other than pursuant to the terms of the voting agreement or in a manner consistent with their obligations under the voting agreement. Each of Mr. Bligh and Mr. Mack further agreed not to commit or agree to take any of the foregoing actions or to take any action that may reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting his ability to perform his obligations under the voting agreement. These transfer restrictions are subject to customary exceptions for intestate transfers or transfers in connection with estate and charitable planning purposes, so long as the transferee executes a counterpart to the voting agreement.

Non-solicitation

     The stockholders signing the voting agreement agreed not to make or participate in, directly or indirectly, a “solicitation” (as that term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of our common stock intended to facilitate any company acquisition proposal or to cause our stockholders not to vote to approve and adopt the merger agreement.

Termination

     The voting agreement provides that it will terminate (i) upon the approval and adoption of the merger agreement at the stockholders’ meeting, (ii) upon the termination of the merger agreement in accordance with its terms, (iii) at any time upon notice by Parent to the stockholders entering into the voting agreement, or (iv) upon the six-month anniversary of the date of the voting agreement.

Waiver of Appraisal Rights

     To the extent permitted by applicable law, each stockholder entering into the voting agreement agreed to waive any rights of appraisal or rights to dissent from the merger that he may have under applicable law.

Irrevocable Proxies

     In furtherance of the voting agreement and to secure their obligations thereunder, Mr. Bligh and Mr. Mack each have executed irrevocable proxies in favor of Parent and its designees.

DISSENTERS' RIGHTS OF APPRAISAL

     Under the Delaware General Corporation Law (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your Inforte common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

     Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders' meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D, because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

     Pursuant to Section 262 of the DGCL, if you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Your voting against or failure to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262, but your failure to vote against the adoption of the merger agreement does not, by itself, constitute a waiver of your appraisal rights.

  You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

     All demands for appraisal should be addressed to Inforte Corp., 500 North Dearborn Street, Suite 1200 Chicago, Illinois 60610, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

     To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

     If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     Pursuant to Section 262 of the DGCL, within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to the dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

     After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of those shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that opinions by financial advisors as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

     Costs of the appraisal proceeding may be imposed upon the surviving corporation and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

     In view of the complexity of Section 262, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF OUR COMMON STOCK

     Since February 17, 2000, our common stock has been traded on the NASDAQ Global Market under the symbol “INFT.” The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported by the NASDAQ Global Market:

	High	Low
2007
First Quarter	$3.94	$3.40
Second Quarter (through May 11, 2007)	$3.43	$3.12
2006
First Quarter	$4.38	$3.90
Second Quarter	$5.10	$4.39
Third Quarter	$4.97	$3.97
Fourth Quarter	$4.22	$3.49
2005
First Quarter	$7.82	$5.40
Second Quarter	$5.30	$3.10
Third Quarter	$4.43	$3.55
Fourth Quarter	$4.30	$3.76

     On May 11, 2007, the last trading day before the public announcement of the execution of the merger agreement, the closing sale price for our common stock as reported on the NASDAQ Global Market was $3.20 per share. On June 11, 2007, the closing sale price for our common stock as reported on the NASDAQ Global Market was $4.18 per share. Stockholders should obtain a current market quotation for our common stock before making any decision with respect to the merger. As of June 7, 2007, there were an estimated 1,940 stockholders of our common stock (of which 340 are holders of record).

     We have not declared or paid cash dividends on our common stock since April 15, 2005, and we do not anticipate that we will do so in the foreseeable future. Our present policy is to retain earnings for use in our operations and the expansion of our business. Under the merger agreement, we have agreed not to pay any cash dividends on our capital stock before the closing of the merger or the termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth the following information as of June 7, 2007: (i) the number of shares of our common stock beneficially owned by those known by us to be beneficial owners of more than 5% of the outstanding shares of our common stock; and (ii) the number of shares of our common stock beneficially owned by each of our directors and executive officers, and by all of our directors and executive officers as a group. On June 7, 2007, there were 11,640,315 shares of our common stock outstanding. Unless otherwise stated, and except for voting powers held jointly with a person’s spouse and shares held in trust, the persons and entities named in the table below generally have sole voting and investment power with respect to all shares shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to us by such beneficial owners.

		Options
Beneficial Owner	Amount and Nature of	Exercisable	% of Class
	Beneficial Ownership (1)	within 60 days
		(2)
Non-Directors and Non-Officers
Royce & Associates, LLC (3)	1,125,600	0	9.7%
Dimensional Fund Advisors LP (4)	996,519	0	8.6%
Columbia Management Group, LLC and	798,700	0	6.9%
Columbia Management Advisors, LLC, jointly
with Bank of America Corporation (5)
Lloyd I. Miller, III (6)	683,909	0	5.9%
Directors and Executive Officers
Philip S. Bligh	2,349,200	0	20.2%
Stephen C.P. Mack	1,092,566	0	9.4%
Harvey H. Bundy	44,461	27,500	*
Thomas E. Hogan	23,170	7,500	*
Ray C. Kurzweil	10,655	45,000	*
Dan Taylor	13,664	0	*
Nick Heyes	89,932	124,750	1.8%
William Nurthen	18,404	4,750	*
All directors and executive officers as a group (8 persons)	3,642,052	209,500	33.1%
____________________

*	Less than 1%.

(1)

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 promulgated under the Exchange Act. Shares not outstanding that are subject to vested options, or options that vest and become exercisable by the holder thereof within sixty (60) days of June 7, 2007, are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

(2)

Of the 209,500 options exercisable with sixty (60) days of the record date, only 1,000 stock options are such that the per-share exercise price of the stock option is less than the merger consideration.

(3)	We obtained the share amount listed from the Form 13F filed with the SEC on May 9, 2007. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(4)

We obtained the share amount listed from the Form 13F filed with the SEC on April 19, 2007. The address of Dimensional Fund Advisors LP (f/k/a Dimensional Fund Advisors, Inc.) is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are called “funds.” In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over our securities that our owned by the funds, and may be deemed to be the beneficial owner of our shares held by the funds. However, all securities reported in this chart are owned by the funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.

(5)

This includes shares jointly held with NB Holdings Corporation and Bank of America, National Association. We obtained the share amount listed from the Schedule 13G filed with the SEC on February 9, 2007 and the Form 13F filed with the SEC on May 14, 2007. The address of each of Bank of America Corporation, NB Holdings Corporation, Bank of America, National Association, Columbia Management Group, LLC, and Columbia Management Advisors, LLC is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255.

(6)	We obtained the share amount listed from the Schedule 13G filed with the SEC on May 18, 2007. The address of Lloyd I. Miller, III is 4550 Gordon Drive, Naples, Florida 34102.

FINANCIAL PROJECTIONS

     Although we have from time to time publicly provided limited guidance as to future earnings and other financial performance measures, we do not as a matter of policy generally make public forecasts or projections of future performance or earnings, and we are especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. We include in this proxy statement the following projections (which we refer to as the “Forecasts”) only because they were used by our management, our Board, and Savvian during the process of exploring the sale of the Company. Projections provided to Parent and other potential acquirers throughout the process were derived from Case #1 set forth below. The Forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles.

     Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Forecasts, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. Savvian and Parent did not prepare the enclosed Forecasts, have no responsibility therefor, and may have varied some of the assumptions underlying the projections for purposes of their analyses. Furthermore, the Forecasts:

  necessarily make numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

  except as indicated below, do not necessarily reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

  are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

  should not be regarded as a representation that they will be achieved.

     We believe that the assumptions our management used as a basis for the Forecasts were reasonable at the time the Forecasts were prepared, given the information our management had at the time.

     The Forecasts are not a guarantee of performance. They involve risks, uncertainties and assumptions. Inforte’s future financial results and stockholder value may materially differ from those expressed in the Forecasts due to factors that are beyond our ability to control or predict. We cannot assure you that the Forecasts will be realized or that our future financial results will not vary materially from the Forecasts. We do not intend to update or revise the Forecasts.

     The Forecasts are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Information” on page 9. The Forecasts do not reflect the effect of any proposed or other changes in accounting principles generally accepted in the United States of America that may be made in the future. Any such changes could have a material impact to the information shown below. The Forecasts should be read together with our financial statements, which can be obtained from the SEC as described in “Where Stockholders Can Find More Information” beginning on page 55.

Case 1: Status Quo/Base Case (1)(4)
$MM	2007	2008	2009	2010	2011
Net Revenue (2)	$40.0	$46.5	$51.2	$56.3	$61.9
EBITDA (3)	($0.1)	$3.6	$4.0	$4.4	$4.8

Case 2: Status Quo/Downside Case (1)
$MM	2007	2008	2009	2010	2011
Net Revenue	$36.0	$39.6	$43.6	$47.9	$52.7
EBITDA	($0.1)	$3.6	$3.4	$3.7	$4.1

Case 3: Restructuring/Base Case (1)
$MM	2007	2008	2009	2010	2011
Net Revenue	$22.0	$27.5	$37.1	$50.1	$62.6
EBITDA	($2.8)	$0.0	$2.5	$6.0	$7.5

Case 4: Restructuring/Downside Case (1)
$MM	2007	2008	2009	2010	2011
Net Revenue	$17.5	$17.5	$19.3	$21.2	$23.3
EBITDA	($1.8)	$0.5	$0.8	$1.1	$1.2

Footnotes to Forecasts:

(1)

Cases 1 (“Status Quo/Base Case”) and 2 (“Status Quo/Downside Case”) assume that both our SAP and CRM practice areas continue to operate, with Case 1 assuming that our business returns to modest growth in 2007 with healthy growth in 2008 and Case 2 assuming that our business continues to decline in 2007 followed by 10% annual growth thereafter. Cases 3 (“Restructuring/Base Case”) and 4 (“Restructuring/Downside Case”) assume that our SAP practice continues to operate and the CRM practice is discontinued, with Case 3 assuming that the SAP practice continues to grow at a healthy rate and Case 4 assuming that the SAP practice struggles to grow. All cases assume an approximate net cash balance for the Company of $27.9 million.

(2)	Net Revenue is defined as gross revenue less expense reimbursements.

(3)

EBITDA includes earnings before depreciation and amortization, interest expenses, income taxes, and gain (or loss) on the sale or disposition of property. EBITDA is not a calculation determined pursuant to generally accepted accounting principles, is not an alternative to income from operations or net income, and is not measure of liquidity. Since not all companies calculate this measure in the same way, Inforte’s EBITDA measure may not be comparable to similarly titled measures by other companies.

(4)	Parent and other potential acquirers were only provided with detailed projections related to Case 1: Status Quo/Base Case.

FUTURE STOCKHOLDER PROPOSALS

     If the merger is completed, there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in stockholder meetings and we will hold our 2008 annual meeting of stockholders. in which case stockholder proposals will be eligible for consideration for inclusion in our proxy statement for our 2008 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in our proxy statement for our 2008 annual meeting pursuant to Rule 14a-8, written notice of any shareholder proposal must have been forwarded to the Company’s Corporate Secretary by no later than November 23, 2007. Any proposal submitted after this date will be considered untimely, and we will not be required to present it at the 2008 annual meeting.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

     The SEC has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of a proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this proxy statement. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed in writing to Inforte Corp., 500 North Dearborn Street, Suite 1200, Chicago, Illinois 60610, Attention: Corporate Secretary, or by calling the Company’s Corporate Secretary at (312) 540-0900. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company’s Corporate Secretary at the address and phone number set forth in the prior sentence.

OTHER MATTERS

     As of the date of this proxy statement, our Board is not aware of any other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote on such matters in accordance with their discretion.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

     You may read and copy any reports, statements or other information filed by us at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Inforte’s filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

     Our public filings are also available free of charge on our web site at http://www.Inforte.com. Material contained on our web site is not incorporated by reference into this proxy statement. You may request a copy of our public filings, at no cost, by calling the Company’s Corporate Secretary by telephone at (312) 540-0900 or by writing to us at the following address:

Inforte Corp.
500 North Dearborn Street, Suite 1200
Chicago, Illinois 60610
Attention: Corporate Secretary

     If you would like to request documents, please do so by July 13, 2007 in order to receive them before the special meeting.

     This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated June 14, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BUSINESS&DECISION NORTH AMERICA HOLDING, INC.

BDEC ACQUISITION CORP.

AND

INFORTE CORP.

DATED AS OF MAY 13, 2007

-i-

-ii-

-iii-

INDEX OF DEFINED TERMS

	Page		Page
1995 Equity Compensation Plan	A - 12	Insurance Policies	A - 34
1997 Equity Compensation Plan	A - 12	Intellectual Property Rights	A - 30
Adjustments	A - 4	Investment of the Exchange Fund	A - 6
Affiliate	A - 57	Knowledge	A - 60
Affiliate Transaction	A - 36	Leased Real Property	A - 60
Aggregate Consideration Amount	A - 57	Lien	A - 9
Agreement	A - 1	Litigation	A - 20
Authority	A - 9	Lost Certificates	A - 7
Book-Entry Shares	A - 5	Made available	A - 60
Brokers	A - 37	Material Adverse Effect	A - 61
Certificate of Merger	A - 2	Merger	A - 1
Certificates	A - 5	Merger Consideration	A - 3
Closing	A - 8	Merger Sub	A - 1
Closing Date	A - 8	Merger Sub Common Stock	A - 3
Code	A - 7	Merger Sub Representatives	A - 47
Company	A - 1	No Liability	A - 6
Company 2006 Form 10-K	A - 17	Non-Disclosure Agreement	A - 29
Company Acquisition	A - 58	Non-Solicitation Agreement	A - 61
Company Acquisition Proposal	A - 58	Options	A - 7
Company Board	A - 1	Order	A - 61
Company Common Stock	A - 3	Organization	A - 8
Company Disclosure Schedules	A - 11	Out-Bound Licenses	A - 30
Company Material Contracts	A - 33	Parent	A - 1
Company Owned Intellectual Property	A - 28	Parent Disclosure Schedules	A - 8
Company Preferred Stock	A - 13	Patents	A - 30
Company SEC Reports	A - 17	Permits	A - 24
Company Stockholder Approval	A - 37	Permitted Liens	A - 62
Company Stockholders’ Meeting	A - 10	Person	A - 62
Company Superior Proposal	A - 43	Personal Property	A - 27
Confidentiality Agreement	A - 59	Proxy Statement	A - 10
Contract	A - 59	Real Property	A - 62
control	A - 6	Real Property Leases	A - 62
controlled by	A - 6	Regulatory Laws	A - 9
Copyrights	A - 30	Release	A - 62
DGCL	A - 1	Required Approvals and Consents	A - 62
Dissenting Shares	A - 4	Restricted Stock	A - 8
Effect	A - 61	Sarbanes-Oxley	A - 18
Effective Time	A - 2	SEC	A - 63
Employee Plans	A - 22	Securities Act	A - 63
Employees	A - 59	Software	A - 30
Environment	A - 59	Subsidiaries	A - 15
Environmental Laws	A - 59	Subsidiary	A - 63
Equity Compensation Plans	A - 7	Surviving Corporation	A - 2
ERISA	A - 21	Takeover Statute	A - 37
ERISA Affiliate	A - 22	Tax Return	A - 63
Exchange Act	A - 9	Taxes	A - 24
Exchange Agent	A - 4	Termination Date	A - 53
Exchange Fund	A - 4	Termination of the Exchange Fund	A - 6
Exchange Procedure for Certificates	A - 5	Trademarks	A - 30
GAAP	A - 61	Treasury Regulations	A - 64
Governmental Entity	A - 10	under common control with	A - 6
Hazardous Materials	A - 60	Voting Agreement	A - 1
In-Bound Licenses	A - 29	Voting Group	A - 1
Indebtedness	A - 60	WARN Act	A - 36
Indemnified Parties	A - 48	Withholding Rights	A - 7

-iv-

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 13, 2007 (this “Agreement”), by and among Business&Decision North America Holding, Inc., a Delaware corporation (“Parent”), BDEC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Inforte Corp., a Delaware corporation (the “Company”).

R E C I T A L S:

          A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the merger and other transactions provided for herein.

          B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), all in accordance with the DGCL and upon the terms and subject to the conditions set forth herein.

          C. As a condition for Parent and Merger Sub to enter into this Agreement, those stockholders of the Company listed on the signature pages to the Voting Agreement (as defined below) (the “Voting Group”) have entered into the Voting Agreement, dated as of the date hereof, with Parent and Merger Sub (the “Voting Agreement”), which agreement provides, among other things, that, subject to the terms and conditions thereof, each member of the Voting Group will vote his shares of Company Common Stock (as defined below) in favor of the Merger and the approval and adoption of this Agreement.

          D. The Board of Directors of the Company (the “Company Board”) has resolved to recommend to its stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein.

          E. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger.

          F. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          G. Terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

     Section 1.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

     Section 1.2. Effective Time. As promptly as practicable, and in any event within two business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such later time as shall be specified therein, being the “Effective Time”).

     Section 1.3. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.5. Certificate of Incorporation; By-Laws; Directors and Officers.

          (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in order to change the name of the Surviving Corporation to a name to be designated by Parent in its sole discretion.

          (b) At the Effective Time, the By-Laws of the Company shall be amended and restated in their entirety to be identical to the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL and as provided in such By-Laws; provided, however, that at the Effective Time, the title of the By-Laws of the Surviving Corporation shall be amended and restated in its entirety to reflect the name of the Surviving Corporation designated by Parent pursuant to Section 1.5(a).

          (c) At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Certificate of Incorporation and By-Laws, or as otherwise provided by applicable law.

     Section 1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”), or any shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

          (a) Company Common Stock. Subject to adjustment in accordance with Section 1.6(e), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c) and Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation and the Parent, and become exchangeable for, an amount in cash equal to $4.25 per share of Company Common Stock (as such amount may be adjusted pursuant to Section 1.6(e), without interest, the “Merger Consideration”), as provided in Section 1.7. As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (b) Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, $0.001 par value per share, of the Surviving Corporation, and the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

          (c) Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock. All shares of Company Common Stock that are owned by the Company or any wholly owned subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash, securities or other consideration shall be delivered or deliverable in exchange therefor.

          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who is entitled to demand and properly demands payment for such holder’s shares pursuant to, and who complied in all material respects with Sections 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be only entitled to such rights as are provided by the DGCL with respect to such Dissenting Shares), unless and until such holder shall have failed to perfect or shall have effectively withdrawn, waived or lost such holder’s right under the DGCL. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each Dissenting Share held by such holder shall be treated, at the Company’s sole discretion, as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive, and become exchangeable for, the Merger Consideration in accordance with Section 1.6(a). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments provided pursuant to applicable law, and Parent and Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

          (e) Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split, combination, exchange or readjustment of shares or any similar event, the Merger Consideration shall be adjusted appropriately.

     Section 1.7. Exchange of Certificates.

          (a) Exchange Agent. Immediately prior to the Effective Time, Parent shall deposit with a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock that have been converted into the right to receive, and become exchangeable for, the Merger Consideration pursuant to Section 1.6(a), for exchange in accordance with this Article I through the Exchange Agent, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedure for Certificates. As soon as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or of non-certificated shares represented by book entry (“Book-Entry Shares”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (x) a letter of transmittal in form and substance reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions, in form and substance reasonably acceptable to the Company, for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor cash in an amount (subject to any applicable withholding taxes) equal to the product of (1) the number of shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 1.6(a) and (2) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered, if such Certificate or Book-Entry Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate or Book-Entry Share (other than a Certificate or Book-Entry Share representing shares of Company Common Stock cancelled in accordance with Section 1.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Share shall have been converted pursuant to Section 1.6(a). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate or Book-Entry Share.

          (c) No Further Ownership Rights in Company Common Stock. All consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Company Common Stock shall cease to have any rights with respect to shares outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by applicable law. If, after the Effective Time, the Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable law.

          (d) Termination of the Exchange Fund. Any portion of the aggregate Merger Consideration made available to the Exchange Agent to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand. Any portion of the Exchange Fund which remains unclaimed by the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and the Parent for payment of their claim for the Merger Consideration.

          (e) No Liability. None of the Company, Merger Sub, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, stockholders, agents or affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i) For purposes of this Agreement, “affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

          (ii) For purposes of this Agreement, “control” (including the terms “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract, credit arrangement or otherwise.

          (f) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation and Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

          (g) Withholding Rights. The Surviving Corporation and Parent shall be entitled, and shall be entitled to direct the Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Exchange Agent, as the case may be.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may require as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Company Common Stock represented by such Certificate (subject to any applicable withholding taxes).

     Section 1.8. Equity Compensation Plans.

          (a) Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the “Options”) granted under any of the Company’s equity compensation plans listed in Schedule 3.2 of the Company Disclosure Schedules, each as amended (collectively, the “Equity Compensation Plans”), or granted other than pursuant to such Equity Compensation Plans, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option (such payment to be net of applicable withholding Taxes, if any). In order to receive the amount to which a holder of an Option is entitled under this Section, the holder must deliver to the Surviving Corporation (1) any certificate or Option agreement relating to the Option and (2) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the Option.

          (b) Except as provided herein or as otherwise agreed to by the parties, (i) the Company shall cause the Equity Compensation Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Equity Compensation Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation.

          (c) Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, all shares of Company Common Stock subject to vesting and transfer or other restrictions (the “Restricted Stock”) in accordance with the terms of the applicable Restricted Stock award agreement, such shares shall become fully vested and all restrictions on such shares shall lapse and pursuant to Section 1.6(a), such shares shall be cancelled, retired and shall cease to exist, and shall be converted into the right to receive from the Surviving Corporation or Parent the Merger Consideration.

          (d) Prior to the Effective Time, the Board of Directors of the Company shall adopt a resolution consistent with the interpretive guidance of the SEC to approve the disposition by any officer or director of Company who is a covered person of the Company for purposes of Section 16 under the Exchange Act of shares of Company Common Stock or Options pursuant to this Agreement and the Merger for purposes of qualifying the disposition as an exempt transaction under Section 16 under the Exchange Act.

     Section 1.9. Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”) will be held at the offices of Foley & Lardner, LLP, Chicago, Illinois, at 10:00 a.m., local time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by applicable law, waived by the party or parties permitted to do so unless another time, date and/or place is agreed to in writing by the parties (such date upon which the Closing occurs being referred to hereinafter as the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PARENT

     Except as set forth in the Disclosure Letter delivered by Parent and Merger Sub to the Company at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Parent Disclosure Schedules”), each of Merger Sub and Parent hereby represents and warrants to the Company as follows:

     Section 2.1. Organization. Each of Merger Sub and Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

     Section 2.2. Authority. Each of Merger Sub and Parent has the requisite corporate power and authority to enter into this Agreement and the Voting Agreement and carry out their respective obligations hereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Parent and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Parent, the performance by each of Merger Sub and Parent of their respective obligations hereunder and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 2.3. No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by each of Merger Sub and Parent, as applicable, do not, and the performance of this Agreement by each of Merger Sub and Parent, as applicable, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or Parent or by which their respective property is bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Merger Sub or the Certificate of Incorporation or By-Laws of Parent or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, security interest, pledge, claim, charge, encumbrance of any nature whatsoever, mortgages, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (“Lien”) on any of the property or assets of Merger Sub or Parent pursuant to, any Contract of any kind, permit, license or franchise to which Merger Sub or Parent is a party or by which either Merger Sub or Parent or any of their respective properties are bound or subject except, in the case of clause (iii), for such breaches, defaults, rights, or Liens which would not materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

          (b) Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (i) neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under Regulatory Laws, as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it and (ii) no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it. For purposes of this Agreement, “Regulatory Laws” means any Federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company.

     Section 2.4. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby Merger Sub has not incurred any obligations or liabilities, other than in connection with its incorporation, and has not engaged in any business or activities of any type or kind whatsoever.

     Section 2.5. Brokers. Except for B. Riley & Co. and except for arrangements post-Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub, Parent or any of its affiliates.

     Section 2.6. Information Supplied. None of the information to be supplied in writing by Merger Sub or Parent specifically for inclusion in the proxy statement contemplated by Section 5.1 (together with any amendments and supplements thereto, the “Proxy Statement”) will, on the date it is filed and on the date it is first published, sent or given to the holders of Company Common Stock and at the time of any meeting of the Company’s stockholders to consider and vote upon the Agreement (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholders’ Meeting, any event with respect to either Merger Sub or Parent, or with respect to information supplied in writing by either Merger Sub or Parent specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement, such event shall be so described by either Merger Sub or Parent, as applicable, and provided to the Company. All documents that Merger Sub or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, neither Merger Sub nor Parent makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

     Section 2.7. No Reliance.

     Parent acknowledges that neither the Company, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company its business or financial condition or any of its assets, liabilities or operations or other matters that is not included in this Agreement or the Company Disclosure Schedules. Without limiting the generality of the foregoing, neither the Company nor any other Person has made a representation or warranty to Parent with respect to (a) any projections, estimates or budgets for the business of the Company, or (b) any material, documents or information relating to the Company made available to Parent or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Article III or a covenant set forth in Article IV.

     Section 2.8. Interested Stockholder.

     As of the date hereof, neither Parent nor Merger Sub is an “interested stockholder” with respect to the Company, as such term is defined in Section 203 of the DGCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Letter dated and delivered as of the date hereof by the Company to Parent and Merger Sub at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Company Disclosure Schedules”), which is being concurrently delivered to Parent and Merger Sub in connection herewith and is designated therein as being the Company Disclosure Schedules, the Company hereby represents and warrants to Merger Sub and Parent that the statements contained in this Article III are true and correct. The Company Disclosure Schedules shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article III. Each exception to a representation and warranty set forth in the Company Disclosure Schedules shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Disclosure Schedules, and no other representation or warranty.

     Section 3.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure to qualify or be licensed which, when taken together with all other such failures, would not result in a Material Adverse Effect. The jurisdictions that the Company is qualified or licensed as a foreign corporation to do business are listed in Schedule 3.1(a) of the Company Disclosure Schedules.

     Except as disclosed in Schedule 3.1(b) of the Company Disclosure Schedules, the Company has made available to Parent prior to the date of this Agreement true and complete copies of, with respect to the Company and its Subsidiaries, (i) its Charter Documents and (ii) all minutes of (A) the meetings of its Board of Directors, (B) the meetings of each committee of its Board of Directors and (C) the meetings of its stockholders (in each case including any and all written consents in lieu of such meetings) held since January 1, 2002; provided, however, that Parent acknowledges that references to any Company sales process and the Board’s review and decision-making with respect thereto contained in minutes of the meetings of the Board of Directors and committees thereof have been redacted. Such Charter Documents are in full force and effect and the Company is not in default of any provision thereunder. Subject to the proviso in the first sentence of this paragraph, except as disclosed in Schedule 3.1(b) of the Company Disclosure Schedules, for the applicable time periods covered thereby, there are no resolutions or other actions, with respect to the Company and its Subsidiaries, of the Board of Directors, any committee of the Board of Directors or the stockholders other than as disclosed in the minutes and written consents made available to Parent. “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

     Section 3.2. Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the date of this Agreement: (A) 11,621,421 shares of Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 365,000 shares of Company Common Stock were reserved for grants of Options and Restricted Stock under the Inforte Corp. 1995 Equity Compensation Plan, as amended (the “1995 Equity Compensation Plan”), of which no shares are subject to issued and outstanding Options granted under the 1995 Equity Compensation Plan and no shares of Restricted Stock are issued and outstanding under the 1995 Equity Compensation Plan; (D) 3,272,926 shares of Company Common Stock were reserved for grants of Options and Restricted Stock Inforte Corp. 1997 Equity Compensation Plan, as amended (the “1997 Equity Compensation Plan”), of which 344,578 shares are subject to issued and outstanding Options granted under the 1997 Equity Compensation Plan and 161,526 shares of Restricted Stock are issued and granted under the 1997 Equity Compensation Plan; and (E) except as disclosed in Schedule 3.2 of the Company Disclosure Schedules, all outstanding Options and Restricted Stock were granted under either the 1995 Equity Compensation Plan or the 1997 Equity Compensation Plan and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the 1995 Equity Compensation Plan and the 1997 Equity Compensation Plan). The shares of Company Common Stock issuable pursuant to the 1995 Equity Compensation Plan and the 1997 Equity Compensation Plan have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the 1995 Equity Compensation Plan and the 1997 Equity Compensation Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights.

          (b) All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights and were issued in compliance with all applicable federal and state securities laws. No shares of Company Common Stock or Company Preferred Stock are held by any Subsidiary of the Company. Except as disclosed in Schedule 3.2(b) of the Company Disclosure Schedules, no shares of Company Common Stock or Company Preferred Stock are held in the Company’s treasury.

          (c) Except as disclosed in or pursuant to Section 3.2(a) hereof, there are (i) no other options, puts, calls, warrants, purchase rights, subscription rights, conversion rights, exchange rights, other rights, agreements, arrangements, or commitments of any character obligating the Company to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests in the Company or any debt securities or other Indebtedness of the Company or to provide funds to or make any investment (in the form of a loan or capital contribution) and (ii) no bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders of the Company may vote (whether or not dependent on conversion or other trigger event). There are no existing registration covenants with respect to Company Common Stock or any other securities of the Company.

          (d) The Company has provided to Parent and Merger Sub a correct and complete list of each Option, including the (i) the name of the holder of such Option; (ii) the date on which such Option was granted; (iii) the total number of shares of Company Common Stock that was originally subject to such Company Stock Option; (iv) the number of shares of Company Common Stock that remain subject to such Option and the number of such shares of Company Common Stock that have vested; (v) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (vi) whether such Option has been designated an “incentive stock option” as defined in Section 422 of the Code.

          (e) The Company has provided to Parent and Merger Sub a report dated as of May 13, 2007 that sets forth with respect to Restricted Stock that are outstanding as of such date: (i) the name of each holder of shares of Restricted Stock; (ii) the total number of shares of Restricted Stock originally issued to such holder; (iii) the date on which such shares of Restricted Stock were issued; (iv) the number of shares of Restricted Stock which have vested; and (v) the purchase price per share of such Restricted Stock. The Company has made available to Parent and Merger Sub accurate and complete copies of (A) its standard form of restricted shares agreement and (B) any restricted shares agreement which deviates in any material respect from the standard form of restricted shares agreement.

          (f) The Company and, to the knowledge of the Company, no stockholder is a party to or holds shares of Company Common Stock bound by or subject to any stockholder agreements, voting agreement, voting trust, proxy or similar arrangement with respect to the transfer, voting or other rights associated with its securities, except the Voting Agreement. None of the shares of Company Common Stock or Options were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements.

          (g) Other than the Options, the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company. As of the Effective Time, there will be 1,950 shares of Company Common Stock subject to Options in which the per share exercise price for such Options is less than the Merger Consideration. As of the Effective Time, there will be no more than an aggregate of 11,965,999 shares of Company Common Stock that are then outstanding or subject to Options or Restricted Stock that are then outstanding.

          (h) All outstanding Options and Restricted Stock have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities laws. Except as disclosed in Schedule 3.2(h) of the Company Disclosure Schedules, each Option has been issued at not less than 100% of fair market value on the date of grant. All shares of Company Common Stock subject to issuance upon exercise, conversion and/or exchange of Options, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

          (i) No Option or Restricted Stock will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Except as set forth on Schedule 3.2(i) of the Company Disclosure Schedule or as otherwise provided under Section 1.8, neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting or lapse of restrictions (including any right to acceleration of vesting or lapse of restrictions that is contingent upon the occurrence of a subsequent event) in favor of any holder of Options or Restricted Stock or (ii) any additional benefits for any holder of Options or Restricted Stock. Each holder of an Option or Other Purchase Right has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

          (j) Except as set forth in Schedule 3.2(j) of the Company Disclosure Schedules and except for the repurchase at cost of shares of Company Common Stock from employees of the Company and its Subsidiaries in connection with the termination of their employment, the Company has not repurchased or otherwise reacquired any of its securities. The repurchase of any such securities was duly approved and authorized by the Board of Directors and complied in all respects with applicable law, and the Company has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities.

          (k) The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. The Company does not have outstanding any bonds, debentures, notes, Indebtedness or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

     Section 3.3. Subsidiaries.

          (a) Except as disclosed in Schedule 3.3(a)(i) of the Company Disclosure Schedules, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any securities (excluding investment grade securities held by the Company), capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. Schedule 3.3(a)(ii) of the Company Disclosure Schedules contains a complete list of investment grade securities held by the Company as of the close of business on April 30, 2007.

          (b) Schedule 3.3(b) of the Company Disclosure Schedules contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all Liens.

          (c) Each Subsidiary of the Company is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for such failure to be so qualified which, when taken together with all other such failures to be so qualified, would not result in a Material Adverse Effect.

          (d) Other than the shares of capital stock set forth in Schedule 3.3(d) of the Company Disclosure Schedules, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary.

          (e) No Subsidiary of the Company has outstanding any bonds, debentures, notes, Indebtedness or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

          (f) There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

     Section 3.4. Authority. The Company has the requisite corporate power and authority to enter into this Agreement and, subject in the case of the Agreement to obtaining the Company Stockholder Approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval and, subject in the case of the Agreement to obtaining the Company Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.5. No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) conflict with or violate in any material respect any law, regulation, court order, judgment or decree or Regulatory Laws applicable to the Company or by which each of its properties are bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company or the provisions of any of the Company’s Subsidiaries Charter Documents, or (iii) except as set forth in Schedule 3.5 of the Company Disclosure Schedules, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a material Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any of the terms, conditions or provisions of any Contract, agreement, indenture, note, bond, mortgage, deed of trust, agreement, Employee Plan, lease or other instrument or obligation of any kind, including any material permit, license or certificate or franchise to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of their respective properties are bound or subject, except, with respect to clause (iii) above, where any such conflict, violation, breach or default would not, individually or in the aggregate, result in a Material Adverse Effect. Schedule 3.5 of the Company Disclosure Schedules sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Company Material Contract to which the Company or any of its Subsidiaries is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

          (b) Except for applicable requirements of the Exchange Act, and filing of the Certificate of Merger and other documents required by the DGCL, the Company is not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Entity or third party in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

     Section 3.6. SEC Filings; Financial Statements.

          (a) The Company has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed or furnished with the SEC (collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) and (ii) did not at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including any notes thereto) contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) and fairly presented in all material respects, the financial position of the Company as of the respective dates thereof and the statements of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (c) The Company has furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          (d) Except for those liabilities and obligations that are reflected or reserved against on the balance sheet contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Company 2006 Form 10-K”) or in the footnotes to such balance sheet, the Company has no material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities or obligations incurred since December 31, 2006 in the ordinary course of business consistent with past practice or (ii) in connection with this Agreement. Except as disclosed in Schedule 3.6(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a)(iv) of Regulation S-K)).

          (e) The Company is in compliance, and has complied, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act (collectively, “Sarbanes-Oxley”) and the applicable listing and corporate governance rule and regulations of The NASDAQ Stock Market. The Company has made available to Parent and Merger Sub copies of all certificates delivered by officers and employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to the Company 2006 Form 10-K.

          (f) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company’s internal controls. The disclosure controls and procedures referenced in clause (i) above are effective to provide reasonable assurance that information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

          (g) The Company has established and maintained internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). Such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which materially adversely affects the Company’s ability to record, process, summarize and report financial data. To the knowledge of the Company, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

     Section 3.7. Absence of Certain Changes or Events. Since December 31, 2006, except as contemplated by this Agreement or as set forth in Schedule 3.7 of the Company Disclosure Schedules:

          (a) there has not been any Effect that, individually or in the aggregate, has resulted in, a Material Adverse Effect;

          (b) there has not been any event, action or occurrence, that, if taken after the date hereof without the consent of Parent and Merger Sub, would violate Section 4.1(c), (f), (g), (h), (j), (k), (m) or (n) hereof;

          (c) neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

          (d) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

          (e) neither the Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities except for the grant of Options and the issuance of shares of Company Common Stock upon exercise of Options, in each case, in the ordinary course of business consistent with past practice;

          (f) neither the Company nor any of its Subsidiaries has altered any term of any outstanding securities;

          (g) neither the Company nor any of its Subsidiaries has created or assumed any Lien on any material asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of December 31, 2006 and Liens for taxes not yet due and payable with respect to which the Company maintains adequate reserves;

          (h) neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person except for travel loans or advances in the ordinary course of business consistent with past practice;

          (i) neither the Company nor any of its Subsidiaries has entered into any Company Material Contract other than in ordinary course of business consistent with past practice;

          (j) (i) no Company Material Contract has been modified in any material respect, (ii) no material rights under any Company Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Company Material Contract pursuant to Section 3.16 hereof if such Contract were in effect on the date hereof has been terminated or cancelled, other than, with respect to clauses (i), (ii) and (iii) above, in the ordinary course of business consistent with past practice;

          (k) neither the Company nor any of its Subsidiaries has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Company Intellectual Property;

          (l) there has not been any labor dispute, except for individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

          (m) there has not been any violation of or conflict in any material respect with any law to which the business, operations, assets or properties of the Company or any of its Subsidiaries are subject;

          (n) there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

          (o) there has not been any revaluation of the Company’s or any of its Subsidiaries’ material assets, including writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

          (p) neither the Company nor any of its Subsidiaries has made any material change in accounting practices unless required by a change in applicable law or GAAP; or

          (q) neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

     Section 3.8. Litigation. Except as set forth in Schedule 3.8 of the Company Disclosure Schedules, there are no material claims, actions, suits, arbitrations, grievances, proceedings or investigations pending (each, an “Action”) or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries or any of their respective properties or rights or any of their respective officers or directors in their capacity as such, before any Governmental Entity or (ii) that challenge or seek to prevent, enjoin or otherwise delay the Merger, nor are there any internal investigations (other than investigations in the ordinary course of the Company’s compliance programs) being conducted by the Company nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company, in each case which would result in a Material Adverse Effect. To the knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to give rise or serve as a basis for any such Action. Neither the Company or any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree and there is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no Action against any current or former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.

     Section 3.9. Employee Benefit Plans.

          (a) Schedule 3.9 of the Company Disclosure Schedules sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other material employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, severance, compensation, deferred compensation and other similar fringe or employee benefit plans, programs, agreements or arrangements (other than workers’ compensation, unemployment compensation and other government programs) sponsored, maintained, contributed to or required to be contributed, or entered into to by the Company or any of its Subsidiaries or any other entity, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries (together, the “Employee Plans”). Schedule 3.9 of the Company Disclosure Schedules separately identifies certain multiemployer plans which are sponsored and administered by ADP TotalSource, Inc. and adopted by Company for the benefit of its employees ("PEO Plans").

          (b) The Company has made available to Parent and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (vi) the two most recent annual and periodic accountings of related plan assets, if any.

          (c) Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a material penalty assessed pursuant to Section 502(i) of ERISA or material a tax liability imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan.

          (d) Except as set forth on Schedule 3.9 of the Company Disclosure Schedules, all Employee Plans have been approved and administered in all material respects in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code.

          (e) There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan, and no Employee Plan is the subject of any pending or, to the knowledge of the Company, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor (the “DOL”) or any other Governmental Entity. No matters are pending with respect to any Employee Plan under any Internal Revenue Service or DOL correction program.

          (f) Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter (or is a prototype document for which the opinion letter of the sponsor may be relied upon) from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder. No fact exists or is reasonably expected to arise with respect to each such Employee Plan that could cause the loss of such qualification or exemption or the imposition of any material obligation, lien, penalty, or Tax under ERISA or the Code. Each such Employee Plan has been timely amended to comply in all material respects with current law.

          (g) All contributions or payments required to be made before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time. All monies withheld from employee paychecks with respect to Employee Plans have been transferred to the appropriate Employee Plan in a timely manner as required by applicable law.

          (h) Neither the Company nor any Subsidiary has incurred any obligation for any excise, income or other Taxes with respect to any Employee Plan, other than the employer’s shares of payroll taxes paid in the regular course of business, and, to the knowledge of the Company, no event has occurred and no circumstance exists or has existed that could give rise to any such obligation.

          (i) Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, nor has any of them ever sponsored, maintained or contributed to, or had any obligation with respect to, any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

          (j) No Employee Plan provides coverage for medical, surgical, hospitalization or similar health benefits or death benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law or benefits in the nature of severance pay with respect to one or more of the agreements set forth on Schedules 3.16 or 3.17 of the Company Disclosure Schedules.

          (k) Except as set forth in Schedule 3.9 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement and any related documents nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) result in payment (including any severance, unemployment compensation or golden parachute payment) becoming due from the Company or any Subsidiary under any of the Employee Plans, (ii) increase any benefits payable under any of the Employee Plans, including acceleration of the time of payment or vesting of any compensation, (iii) require the Company or any of its Subsidiaries to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment, (iv) result in any payments or benefits under any Employee Plan or other agreement of the Company or any Subsidiary that may be considered “excess parachute payments” under Section 280G of the Code, or (v) result in any employee other than employees of the Company or any Subsidiary becoming eligible to participate in any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code without the affirmative consent of any Affiliate. No payments or benefits under any Employee Plan or other agreement of the Company or any Subsidiary are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code.

          (l) Except as set forth on Schedule 3.9 of the Company Disclosure Schedules, subject to applicable notice provisions imposed by law, all Employee Plans may be amended or terminated without penalty or increased liability (other than for benefits accrued to date of amendment or termination under such plan) at any time.

          (m) Each Employee Plan that is subject to Section 409A of the Code has been maintained and operated in good faith based on the proposed regulations and related Internal Revenue Service guidance issued with respect to Section 409A of the Code and has been, or will be prior to the Effective Time, amended to comply with Section 409A of the Code, and no Plan subject to Section 409A of the Code triggers the imposition of penalty taxes under Section 409A of the Code.

          (n) With respect to any Employee Plans maintained outside of the United States, except as disclosed on Schedule 3.9 of the Company Disclosure Schedules, there are no material unfunded obligations or liabilities with respect thereto, and all such Employee Plans have been maintained, administered and funded in compliance in all material respects with all applicable foreign laws.

          (o) Except for determination letters issued by the Internal Revenue Service with respect to plans intended to qualify under Section 401(a) of the Code, neither the Company or any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries is a party to any material agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the DOL or the Pension Benefit Guaranty Corporation in regard to any Employee Plan.

     Section 3.10. Information Supplied. None of the information to be supplied by the Company, specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock and on the date of any Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Stockholders’ Meeting, any event with respect to the Company, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company, and provided in writing to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Parent for inclusion in the Proxy Statement.

     Section 3.11. Conduct of Business; Permits; Compliance with Laws. The businesses of the Company and its Subsidiaries are not being (and, since January 1, 2004, have not been) conducted in default or violation of any term, condition or provision of (i) the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) any note, bond, mortgage, indenture or other Indebtedness or any material Contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) any federal, state or material county, regional, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or any of their respective businesses, including, without limitation, Regulatory Laws, except, with respect to clauses (ii) and (iii) above, where such default or violation would not result in a Material Adverse Effect. The permits, licenses, approvals, certifications, consents, franchises and authorizations from any Governmental Entity, including, without limitation, those obtained under Regulatory Laws (collectively, “Permits”) held by the Company or any of its Subsidiaries are valid, sufficient and in full force and effect for all business presently by the Company or any of its Subsidiaries, except where failure to hold any such Permit would not result in a Material Adverse Effect. The Company has not received any written claim or notice that it or any of its Subsidiaries is not in compliance with, or, to the knowledge of the Company, is not in compliance with, the terms of any such Permits or any requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not result in a Material Adverse Effect. None of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

     Section 3.12. Taxes.

          (a) The Company and each of its Subsidiaries have duly and timely filed all material Tax Returns required to be filed by or with respect the Company and each of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects.

          (b) The Company and each of its Subsidiaries have timely paid all material Taxes required to be paid by or with respect the Company and each of its Subsidiaries (whether or not shown as due on a Tax Return).

          (c) The Company has made adequate provision in the consolidated financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and each of its Subsidiaries not yet due.

          (d) The Company and each of its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it.

          (e) Neither the Company nor any of its Subsidiaries has received notice (written or oral) of any pending or threatened audit, proceeding, examination or litigation or similar claim that has been commenced or is presently pending with respect to any material Taxes or material Tax Return of the Company.

          (f) No written claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

          (g) No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries; and no requests for waivers of the time to assess any material amount Taxes are pending.

          (h) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

          (i) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person, and the Company or any of its Subsidiaries (A) has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return or (B) does not have any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, or by Contract, operation of law, or otherwise.

          (j) The federal income Tax Returns of the Company have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through and including December 31, 2002. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (k) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

          (l) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

          (m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) ruling received from the Internal Revenue Service.

          (n) The Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any Tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries and (ii) any closing agreements entered into by the Company or any of its Subsidiaries with any Tax authority, in each case dated on or after January 1, 2003.

          (o) Neither the Company nor any of its Subsidiaries is and has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (p) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

          (q) Since January 1, 2002, no claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file or has not filed Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

     Section 3.13. Environmental Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance.

     Section 3.14. Real Property; Title to Assets; Liens.

          (a) Leased Real Property.

          (i) Set forth in Schedule 3.14 of the Company Disclosure Schedules is a list of all real property leased by the Company or any of its Subsidiaries. Each of the leases relating to Leased Real Property is a valid and current leasehold interest of the Company or a Subsidiary of the Company. The Leased Real Property listed on Schedule 3.14 of the Company Disclosure Schedules includes all rights, title and interests in Real Property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.

          (ii) Except as disclosed on Schedule 3.14 of the Company Disclosure Schedules, each Leased Real Property is free of subtenancies and other use and occupancy rights and Liens (other than Permitted Liens), and each of the Real Property Leases relating to the Leased Real Property is a valid and binding obligation of the Company or a Subsidiary of the Company and, to the knowledge of the Company, each other party thereto, enforceable against the Company or a Subsidiary of the Company and, to the knowledge of the Company, each other party thereto in accordance with its terms; except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium as other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

          (iii) True, correct and complete copies of the Real Property Leases and every other lease, sublease or property right with respect to the Leased Real Property (excluding any Real Property Lease or other lease, sublease or property right with respect to the Leased Real Property requiring payment by the Company or any of its Subsidiaries of less than $20,000 per year and with a remaining term of less than one year from the date hereof) have been made available to Parent and Merger Sub prior to the date hereof and have not been amended or modified since that date.

          (iv) Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, except where such breach or default would not result in a Material Adverse Effect. Except as disclosed in Schedule 3.14 of the Company Disclosure Schedules, the Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property and there are no leases, subleases, licenses, concessions or other contract grants to any third party of the right of use or occupancy of any portion of the Leased Real Property.

          (v) There are no brokerage or similar commissions relating to any of the Real Property Leases that are due and unpaid by the Company or one of its Subsidiaries.

          (vi) Except as disclosed in Schedule 3.14 of the Company Disclosure Schedules, no consent by any landlord or sublandlord under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein.

          (vii) None of the Leased Real Property or fixtures or trade fixtures located therein has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens).

          (b) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

          (c) Personal Property.

          (i) The Company and its Subsidiaries have good and marketable fee title to, or, in the case of material leased assets, has good and valid leasehold interests in, all of their respective other material tangible and intangible assets, used or held for use in, or which are necessary to conduct, the businesses of the Company and its Subsidiaries in all material respects as currently conducted, free and clear of any Liens, except Permitted Liens. With respect to personal properties and assets that are leased, all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation in any material respect of any of the terms of any such lease.

          (ii) Schedule 3.14(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by the Company or any of its Subsidiaries or otherwise used in the businesses of the Company and its Subsidiaries as of the date of this Agreement, with a book value in excess of $50,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

     Section 3.15. Intellectual Property.

          (a) Schedule 3.15(a) of the Company Disclosure Schedules sets forth a true, correct and complete list (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property Rights that are owned by the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (collectively, the “Company Owned Intellectual Property”); provided that Schedule 3.15(a) of the Company Disclosure Schedules is not required to list items of Company Owned Intellectual Property which are both (i) immaterial to the Company and its Subsidiaries and (ii) not registered or the subject of an application for registration. The Company or its Subsidiaries, as the case may be, are the sole and exclusive beneficial and record owners and owns the entire right, title and interest of all of the Intellectual Property Rights required to be set forth in Schedule 3.15(a) of the Company Disclosure Schedules free and clear of all Liens.

          (i) All Company Registered Items are in good standing, held in compliance in all material respects with all applicable legal requirements and enforceable by the Company and/or one or more of its Subsidiaries.

          (ii) The Company is not aware of any challenges with respect to the validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any material Company Intellectual Property.

          (b) To the knowledge of the Company, none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party.

          (c) Except as set forth in Schedule 3.15(c) of the Company Disclosure Schedules, to the knowledge of the Company, no Person has infringed or is infringing any Company Intellectual Property or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

          (d) Schedule 3.15(d) of the Company Disclosure Schedules lists all material licenses, sublicenses and other Contracts (excluding any licenses, sublicenses and other Contracts requiring the payment of the Company or any of its Subsidiaries of less than $50,000 per year of license, sublicense or maintenance fees) (“In-Bound Licenses”) pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Rights owned by such third party, including the incorporation of any such Intellectual Property Rights into the Company’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, (i) whether the In-Bound License is exclusive or non-exclusive and (ii) whether any license fees or royalties are owing by the Company or any of its Subsidiaries to the licensor.

          (e) Schedule 3.15(e) of the Company Disclosure Schedules lists all material licenses, sublicenses and other Contracts (“Out-Bound Licenses”) pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any material Company Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to use or practice any rights under any material Intellectual Property Rights owned by a third party and, with respect to each Out-Bound License, (i) whether the Out-Bound License is exclusive or non-exclusive and (ii) whether there are any license fees or royalties owing by the licensee to the Company or any of its Subsidiaries.

          (f) The Company and/or one or more of its Subsidiaries (i) exclusively own the entire right, interest and title to all Company Owned Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted free and clear of Liens, and (ii) otherwise rightfully use or otherwise enjoy the Intellectual Property Rights subject to the In-Bound Licenses. The Company Owned Intellectual Property and the Company’s and its Subsidiaries’ rights under the In-Bound Licenses (collectively, the “Company Intellectual Property”), together with the Company’s and its Subsidiaries’ rights under licenses, sublicenses and other Contracts other than the In-Bound Licenses pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Rights owned by such third party, constitute all the material Intellectual Property Rights used in and necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

          (g) The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all material Intellectual Property Rights owned by the Company or any of its Subsidiaries. Any receipt or use by, or disclosure to, a third party of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries has been pursuant to the terms of binding written confidentiality agreement between the Company or such Subsidiary and such third party (“Non-Disclosure Agreement”). The Company and its Subsidiaries are, and to the knowledge of the Company, all other parties thereto are, in compliance in all material respects with the provisions of the Non-Disclosure Agreements. Except as set forth in Schedule 3.15(g) of the Company Disclosure Schedules, the Company and its Subsidiaries are in compliance in all material respects with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company or any of its Subsidiaries to use, Intellectual Property Rights owned by such third party.

          (h) To the knowledge of the Company, no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property.

          (i) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Company’s or any of its Subsidiaries’ rights to own any of its material Intellectual Property Rights or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property Rights.

          (j) Software.

          (i) The Software owned, or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Software”), was either (A) developed by employees of the Company or one or more of its Subsidiaries within the scope of their employment by the Company or such Subsidiary, (B) developed by independent contractors who have assigned all of their right, title and interest therein to the Company or one of its Subsidiaries pursuant to written agreements or (C) otherwise acquired by the Company or one of its Subsidiaries from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein.

          (ii) To the knowledge of the Company, each of the Company’s and its Subsidiaries’ existing and currently supported and marketed Software products is free of all viruses, worms, trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

          (k) The Company does not collect or disseminate any personal information of its customers.

          (l) As used herein, “Intellectual Property Rights” means all U.S. and foreign (i) patents, provisional patents, patent applications, design patents, PCT filings, invention disclosures, other rights to inventions or designs and all related continuations, continuations-in-part, divisionals, reissues and re-examinations thereof (“Patents”), (ii) trademarks and service marks (whether or not registered), trade names, domain names, logos, slogans, trade dress, other proprietary indicia and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) all registered and unregistered copyrights and copyrightable subject matter in both published and unpublished works (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), including any and all software implementation of algorithms, models and methodologies, databases, compilations and data, design documents, flow-charts, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions (whether or not patentable), processes, formulae, models, technical data, customer lists, designs, tools, ideas, methodologies, product road maps, moral rights and literary property or author rights, (vii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright, (viii) all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing, (ix) all rights in the foregoing and in other similar intangible assets, including all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property Rights set forth in clauses (i) through (vii) in any country of the world and (x) all rights and remedies against infringement, misappropriation, or other violation thereof.

     Section 3.16. Material Contracts.

          (a) Except as set forth in Schedule 3.16(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by:

           (i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

           (ii) any Contract for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $200,000 or more;

           (iii) any Contract (A) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, equipment or other tangible assets, and that involves (1) a specified annual minimum dollar sales amount by the Company or any of its Subsidiaries of $200,000 or more, or (2) aggregate payments to the Company or any of its Subsidiaries of $200,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries received payments for the performance of services of more than $500,000 in the year ended December 31, 2006 or expects, pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is currently a party, to receive payments for the performance of services of more than $500,000 in the year ending December 31, 2007;

           (iv) any Contract that continues over a period of more than six months from the date hereof and involves payments to or by the Company or any of its Subsidiaries exceeding $200,000, except for arrangements disclosed pursuant to the preceding subparagraphs (ii) and (iii);

           (v) any non-competition agreement or any other Contract which purports to limit in any material respect the manner in which, or the localities in which, the businesses of the Company or any of its Subsidiaries may be conducted;

           (vi) any Affiliate Transaction or any Contract, including any employment, consulting, compensation, retirement, loan, termination or severance arrangements, with any current 5% or greater stockholder, director or officer of the Company or any of its Subsidiaries;

           (vii) any joint venture, product development, research and development or limited partnership agreements, Contracts or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

           (viii) any Contract relating to any Indebtedness, mortgages, deeds of trust, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit by or to the Company or any of its Subsidiaries, in any case in excess of $200,000;

           (ix) any standby letter of credit, pledge, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $200,000;

           (x) any other Contracts whose terms exceed one year and are not cancelable by the Company or any of its Subsidiaries on notice of 90 or fewer days without payment by the Company after the date hereof of more than $100,000;

           (xi) any Contract for the sale of any of the assets of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $250,000;

           (xii) any voting or other agreement governing how any shares of Company Common Stock shall be voted;

           (xiii) other than any Contract with clients of the Company or any of its Subsidiaries, any Contract that provides for indemnification by the Company or any of its Subsidiaries of any other Person;

           (xiv) any Contract that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

           (xv) any Contract pursuant to which (A) the Company or any of its Subsidiaries purchases components for inclusion into its products except for components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of the Company or any of its Subsidiaries;

           (xvi) any Contract that is a distribution, dealer, representative or sales agency Contract;

           (xvii) any Contract that is a (A) Real Property Lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $50,000 or more annually or $100,000 or more over the term of the lease;

           (xviii) any Contract with any Governmental Entity;

           (xix) any Contract for a charitable or political contribution in any one case in excess of $25,000 or any such Contracts in the aggregate greater than $50,000;

           (xx) any Contract for any capital expenditure or leasehold improvement in any one case in excess of $100,000 or any such Contracts in the aggregate greater than $200,000; and

           (xxi) any Contract that is a collective bargaining Contract or other Contract with any labor organization, union or association.

          (b) Schedule 3.16(b) of the Company Disclosure Schedules sets forth those Contracts to which the Company or any of its Subsidiaries is a party or bound by in effect with respect to the current provision of services by the Company or any of its Subsidiaries for any of the top ten (10) clients of the Company or any of its Subsidiaries, taken as a whole, measured by revenue generation in 2006. The Contracts required to be disclosed on Schedule 3.15(d), Schedule 3.15(e), Schedule 3.16(a) and Schedule 3.16(b) of the Company Disclosure Schedules are collectively referred to herein as “Company Material Contracts”.

          (c) Each Company Material Contract is (i) enforceable in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium as other similar laws, now or hereafter in effect, relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; (ii) is valid and binding on the Company or a Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, each other party thereto; and (iii) is in full force and effect. The Company or a Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it to date under each Company Material Contract. Neither the Company or any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted under, in any material respect, or terminated, nor has the Company or any of its Subsidiaries, as the case may be, or, to the knowledge of the Company, any other party thereto, given or received written notice of, any material violation or default or termination under any Company Material Contract. To the knowledge of the Company, no event has occurred which with or without the giving of notice or lapse of time, or both, would reasonably be expected to result in a conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Company Material Contract. The Company has provided, or made available, to Parent and Merger Sub true and correct copies of each of the Material Contracts.

     Section 3.17. Insurance.

          (a) Schedule 3.17(a) of the Company Disclosure Schedules sets forth (i) a list of those policies of commercial property, commercial auto, liability, workers compensation and any other insurance, binder of insurance and fidelity bond which covers the Company and its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Insurance Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

Each Insurance Policy, subject to its terms and conditions, is in full force and effect and is valid, outstanding and enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the Merger, and all premiums due thereon have been paid in full or, with respect to premiums not yet due, accrued, unless otherwise indicated in Schedule 3.17(a) of the Company Disclosure Schedules. Except as indicated in Schedule 3.17(a) of the Company Disclosure Schedules, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

          (b) The Insurance Policies are sufficient for compliance with each Company Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound.

          (c) Neither the Company nor any of its Subsidiaries has received a written notice of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Insurance Policy. To the knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Insurance Policy or entitle any insurer to terminate or cancel any Insurance Policy. The Company has no knowledge of any material premium increase with respect to, any Insurance Policy and none of such Insurance Policies provides for retroactive premium adjustments.

     Section 3.18. Collective Bargaining; Labor Disputes; Compliance.

          (a) To the knowledge of the Company, since January 1, 2004, neither the Company or any of its Subsidiaries, nor their respective Employees, agents, or representatives has committed, admitted committing or been held in any judicial or administrative proceeding to have committed any material unfair labor practice as defined in the National Labor Relations Act. There are no labor agreements, shop agreements, work rules or practices, white papers, side agreements or collective bargaining agreements with any labor union, labor organization, trade union or works council to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is bound. No Employee of the Company or any of its Subsidiaries is represented by any labor union, labor organization, trade union, or works council.

          (b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is currently, or has been since January 1, 2004, the subject of any labor union organizing activities, and to the knowledge of the Company, there have been no labor union organizing activities with respect to the Employees of the Company or any of its Subsidiaries since January 1, 2004. No labor union, labor organization, trade union, works council, or group of Employees has made a demand in writing for recognition or certification with respect to the Company or any of its Subsidiaries, and since January 1, 2004 there have been no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any of its Subsidiaries is currently, or has been since January 1, 2004, the subject of any strike, dispute, walk-out, work stoppage, slow down, lockout, or material arbitration or material grievance, involving the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such activity been threatened since January 1, 2004.

          (c) There are no formal written personnel manuals, handbooks or policies applicable to Employees of the Company or any of its Subsidiaries, other than as set forth in Schedule 3.18(c) of the Company Disclosure Schedules.

          (d) Except as set forth in Schedule 3.18(d) of the Company Disclosure Schedules, since January 1, 2004, neither the Company nor any of its Subsidiaries has entered into any employment-related Contracts, including but not limited to, employment agreements, consulting agreements, independent contractor agreements, severance agreements, separation agreements and/or Employee releases, retention agreements, termination agreements, confidentiality agreements, non-competition, proprietary information agreements, indemnification agreements, arbitration agreements, change in control agreements, lock-up agreements, deferred compensation agreements, retirement agreements, other Employee agreements, that require the Company or any of its Subsidiaries to pay an annual base salary in excess of $250,000.

          (e) To the Company’s knowledge, except as set forth in Schedule 3.18(e) of the Company Disclosure Schedules, since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written notice that any Employee of the Company or any Subsidiaries is in any material respect in violation of any term of any employment agreement, consulting agreement, severance agreement and/or Employee release, retention agreement, termination agreement, confidentiality agreement, non-competition or proprietary information agreement, indemnification agreement, arbitration agreement, change in control agreement, lockup agreement, deferred compensation agreement, retirement agreement, other Employee agreement, or other obligation to a former employer of any such Employee relating (i) to the right of any such Employee to be employed by the Company or (ii) to the knowledge or use of trade secrets or proprietary information.

          (f) To the Company’s knowledge, since January 1, 2004, the Company and its Subsidiaries have complied, in all material respects, with all federal, state, local and foreign laws, statutes, ordinances, directives and common law principles respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, the National Labor Relations Act, the Fair Labor Standards Act and other provisions relating to wages, hours, benefits, child labor, immigration, employment discrimination, disability rights or benefits, equal pay, equal employment opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, Employee leave issues, unemployment insurance, collective bargaining, payment and withholding of taxes in connection with employment and all applicable occupational safety and health acts and laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability, color, sexual orientation, veteran status or any other protected category in its employment conditions or practices with respect to its Employees, contractors, customers or suppliers. Except as set forth in Schedule 3.18(f) of the Company Disclosure Schedules, no action, suit, complaint, charge, grievance, arbitration, Employee proceeding or investigation by or before any federal, state, local or foreign court or Government Entity, including the Equal Employment Opportunity Commission, brought by or on behalf of any Employee, prospective Employee, former Employee, retired Employee, current or former consultant or contractor, labor organization or other representative of the Employees of the Company or any of its Subsidiaries has been brought or was pending against the Company or any of its Subsidiaries since January 1, 2004, or, to the knowledge of the Company, is threatened against the Company or any of its Subsidiaries relating to discrimination, harassment, wage payment, benefits, overtime, hours of work or other employment related matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with, citation by, or any other order or determination by any Governmental Entity relating to the Employees of the Company or any of its Subsidiaries or employment practices relating to the Employees of the Company or any of its Subsidiaries. Since January 1, 2004, neither the Company nor any of its Subsidiaries has been delinquent in payments to any Employees or former Employees for any services or amounts required to be reimbursed or otherwise paid which are, individually or in the aggregate, of a material amount.

          (g) To the knowledge of the Company, except as disclosed in Schedule 3.18(g) of the Company Disclosure Schedules, since January 1, 2004, neither the Company nor any of its Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other labor grievances or arbitration proceedings against it, (iii) notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in writing in any forum by or on behalf of any present or former Employee, contractor or consultant of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

          (h) Since January 1, 2004, the Company and its Subsidiaries have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any state, local or foreign law relating to plant closings and layoffs. None of the Employees of the Company or its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

     Section 3.19. Transactions with Affiliates. All currently existing transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, and the one hand, and the Company’s affiliates or other Persons, on the other hand (an “Affiliate Transaction”) that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed. There are no currently existing Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Regulation S-K under the Securities Act which have not already been disclosed in the Company SEC Reports.

     Section 3.20. Brokers

     Except for the firm listed on Schedule 3.20 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent and Merger Sub true and complete information concerning the financial and other arrangements between the Company and the persons set forth on Schedule 3.20 of the Company Disclosure Schedules pursuant to which such firm(s) would be entitled to any payment as a result of the transactions contemplated hereby. No claim exists or will exist against the Company, any of its Subsidiaries or the Surviving Corporation or, based on any action by the Company or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby, except as otherwise provided for under this Agreement.

     Section 3.21. Board Action. The Company Board has, by the unanimous vote of all directors then in office, (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting; (iii) resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of the stockholders of the Company and (v) took all actions necessary to exempt this Agreement, and the transactions contemplated hereby, including the Merger, from Section 203 of the DGCL.

     Section 3.22. Opinion of Financial Advisor. The Company has received a written opinion of Savvian Advisors, LLC, dated May 13, 2007, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company’s stockholders as provided herein is fair, from a financial point of view, to such stockholders.

     Section 3.23. Control Share Acquisition. No restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation, including, without limitation, Section 203 of the DGCL (each, a “Takeover Statute”), or any restrictive provision of the Certificate of Incorporation or By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Company Common Stock, the Merger, the Voting Agreement or any other transaction contemplated by this Agreement.

     Section 3.24. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote, in person or by proxy, is the only vote of the Company’s stockholders necessary (under applicable law or otherwise), to approve this Agreement, and the transactions contemplated by this Agreement, including the Merger (the “Company Stockholder Approval”).

     Section 3.25. Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as set forth on the balance sheet contained in the Company 2006 Form 10-K for the fiscal year ended December 31, 2006 or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice. The allowance for collection losses on the balance sheet contained in the Company 2006 Form 10-K for the fiscal year ended December 31, 2006 and, with respect to accounts receivable arising since December 31, 2006, the allowance for collection losses shown on the accounting records of the Company and its Subsidiaries, have been determined in accordance with GAAP consistent with past practice. The accounts receivable reserves shown on the accounting records of the Company and its Subsidiaries are adequate.

     Section 3.26. No Illegal Payments. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

     Section 3.27. Suppliers and Customers. Schedule 3.27 of the Company Disclosure Schedules sets forth (a) the names of the 10 suppliers or vendors with the greatest dollar volume of sales to the Company and its Subsidiaries in the years ended December 31, 2005 and December 31, 2006 and the 3-month period ended March 31, 2007 and (b) the names of the 10 clients with the greatest net revenues recognized by the Company or any of its Subsidiaries in the years ended December 31, 2005 and December 31, 2006 and the 3-month period ended March 31, 2007. As of the date of this Agreement, since December 31, 2006, except as set forth in Schedule 3.27 of the Company Disclosure Schedules, no client identified pursuant to clause (b) of the immediately preceding sentence has canceled or otherwise terminated its relationship with the Company and the Company’s Subsidiaries, or, to the knowledge of the Company, notified the Company of its intent to do so, other than in the ordinary course of business in accordance with the terms of its Contracts with the Company or any of the Company’s Subsidiaries.

     Section 3.28. Bank Accounts. Schedule 3.28 of the Company Disclosure Schedules sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

     Section 3.29. Powers of Attorney. Except as set forth in Schedule 3.29 of the Company Disclosure Schedules, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries in favor of any Person.

ARTICLE IV

COVENANTS AND AGREEMENTS

     Section 4.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent and Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not, take any action except (i) in the ordinary course of business and in a manner consistent with past practice in all material respects and in compliance in all material respects with all laws, Permits and Contracts, (ii) as contemplated by this Agreement or (iii) as set forth in Schedule 4.1 of the Company Disclosure Schedules; the Company will, and it shall cause its Subsidiaries to, preserve substantially intact the business organization of the Company and its Subsidiaries and will pay all applicable Taxes when due and payable; the Company will, and it shall cause its Subsidiaries to, use its commercially reasonable efforts to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with their respective clients and suppliers. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and it shall cause each of its Subsidiaries to maintain its books and records in accordance with past practice, and to use its commercially reasonable efforts to maintain in full force and effect all Permits; promptly notify Parent of any material event or occurrence not in the ordinary course of business; and, subject to the conduct of the businesses of the Company and its Subsidiaries prior to the Effective Time in the ordinary course of business and in a manner consistent with past practice in accordance with this Section 4.1, use its commercially reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, as though such representations and warranties were made on and as of such date, and the Company shall use its commercially reasonable efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as reasonably practicable following the date hereof.

     Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Schedule 4.1 of the Company Disclosure Schedules, the Company shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of Parent and Merger Sub:

          (a) amend or propose to amend or, with respect to any of its Subsidiaries, cause to be amended or propose to be amended (i) the certificate of incorporation or by-laws of the Company or any of its Subsidiaries or (ii) any term of any outstanding security issued by the Company or any of its Subsidiaries;

          (b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any securities, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, other than in connection with the exercise of an Option or the payment of withholding Taxes in connection therewith, (iii) issue, sell, pledge, dispose of or encumber, or, with respect to any of its Subsidiaries, cause to issue, sell, pledge, dispose of or encumber, any (A) shares of capital stock of the Company or any of its Subsidiaries, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries, or (C) other securities of the Company or any of its Subsidiaries, other than shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof, or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (c) acquire or agree to acquire, or, with respect to any of its Subsidiaries, cause to acquire or agree to acquire, (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or (ii) any assets, including real estate, except, with respect to clause (ii) above, purchases of equipment and supplies in the ordinary course of business consistent with past practice;

          (d) except in the ordinary course of business consistent with past practice, amend, modify, enter into or terminate, or, with respect to any of its Subsidiaries, cause to amend, modify, enter into or terminate, any Company Material Contract in any material respect, or waive, release or assign, or, with respect to any of its Subsidiaries, cause to waive, release or assign, any material rights or claims thereunder;

          (e) outsource any material operations of the Company or any of its Subsidiaries;

          (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber, or, with respect to any of its Subsidiaries, cause to transfer, lease, license, sell, mortgage, pledge, dispose of, encumber, or permit to become subject to any Lien any material property or assets or cease to operate any material assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

          (g) except as required to comply with applicable law, an existing Contract disclosed on Schedule 4.1 of the Company Disclosure Schedules, or this Agreement, (i) establish, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of (A) any Employee Plan or (B) any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee of the Company, or, with respect to any of its Subsidiaries, cause to adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any current or former director, officer or employee of any such Subsidiaries, other than in the case of employees of the Company or any of its Subsidiaries who are not executive officers or directors in the ordinary course of business consistent with past practice, (ii) increase or, with respect to any of its Subsidiaries, cause to increase the compensation or fringe benefits of, or pay any bonus to, any current or former director or, other than in the ordinary course of business consistent with past practice, current or former officer or other employee, (iii) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees of the Company or any of its Subsidiaries, pay or, with respect to any of its Subsidiaries, cause to pay any benefit not provided for under any Employee Plan, (iv) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees of the Company or any of its Subsidiaries, grant any awards under any bonus, compensation, performance or other compensation plan or arrangement or Employee Plan; provided that there shall be no grant or award to any current or former director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, Contract or Employee Plan or (vi) other than in the ordinary course of business, enter into any employment, severance or termination agreement;

          (h) (i) incur or assume or, with respect to any of its Subsidiary, cause to incur or assume any Indebtedness, (ii) incur or modify, or, with respect to any Subsidiary, cause to incur or modify, any Indebtedness or other material liability, (iii) assume, guarantee, endorse or otherwise become liable, or, with respect to any of its Subsidiaries, cause to guarantee, endorse or otherwise become liable, for the obligations of any other Person, except in the ordinary course of business and consistent with past practice, (iv) repay any existing Indebtedness in advance of its maturity date or (v) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, or, with respect to any of its Subsidiaries, cause to make any loans, advances or capital contributions to, or investments in, any other Person;

          (i) change any accounting methods, policies, practices or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required (as advised by its regular independent accountants) by a change in applicable law or GAAP;

          (j) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

          (k) pay, discharge, satisfy, settle or compromise, or, with respect to any of its Subsidiaries, cause to pay, discharge, satisfy, settle or compromise, any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding, except for any settlement or compromise involving less than $100,000, but subject to an aggregate maximum of $100,000, including all fees, costs and expenses associated therewith;

          (l) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement or, with respect to any of its Subsidiaries, cause to enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement affecting any such Subsidiary;

          (m) enter into, or, with respect to any of its Subsidiaries, cause to enter into, any agreement or arrangement with any of the officers or directors of the Company or any of its Subsidiaries or any “affiliate” or “associate” of any of such officers or directors of the Company or any of its Subsidiaries (as such terms are defined in Rule 405 under the Securities Act);

          (n) enter into, or, with respect to any of its Subsidiaries, cause to enter into, any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

          (o) make, authorize or agree or commit to make, or, with respect to any of its Subsidiaries, cause to make, authorize or agree or commit to make, any capital expenditures, or enter into any agreement or agreements providing for payments, which in any one case exceeds $100,000 or capital expenditures which in the aggregate exceed $200,000;

          (p) cancel any debts or waive any claims or rights of substantial value;

          (q) except as otherwise contemplated by this Agreement, amend any Option, Restricted Stock or Other Purchase Right or authorize cash payments in exchange for any of the foregoing;

          (r) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business or as otherwise required by law;

          (s) be party to recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries;

          (t) take any material actions outside the ordinary course of business; or

          (u) enter into or, with respect to any of its Subsidiaries, cause to enter into, a Contract to do any of the foregoing, or to authorize, recommend, propose or publicly announce an intention to do any of the foregoing (a)-(t) of this Section 4.1.

     Section 4.2. No Solicitations.

          (a) Subject to Section 4.2(b), the Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, it shall not, and it will cause it Subsidiaries and its and their officers, directors, employees, advisors and agents (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to, directly or indirectly, (i) solicit, initiate, encourage or seek, directly or indirectly, any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise intentionally facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal or (v) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company will immediately cease and terminate, and it will cause it Subsidiaries and its and their officers, directors, employees, advisors and agents (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) to cease and terminate, any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to (or reasonably likely to lead to) any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

          (b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board (or any authorized special committee thereof) from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person an unsolicited written bona fide (i) (A) Company Superior Proposal, or (B) Company Acquisition Proposal, which the Company Board concludes in good faith (after consultation with its financial advisors) is likely to result in a Company Superior Proposal, (ii) the Company Board concludes in good faith (after consultation with its outside legal advisors) that its failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable law, (iii) prior to providing any information or data to any Person in connection with a proposal by any such Person, the Company Board receives from such Person an executed confidentiality agreement no less restrictive on such Person than the Confidentiality Agreement and (iv) two business days prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company Board notifies Parent of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company Board shall furnish to Parent all information provided to the Person who has made the Company Superior Proposal to the extent that such information has not been previously provided to Parent. The Company agrees that it shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company Board that a Company Superior Proposal (as hereinafter defined) has been made. Notwithstanding the foregoing, no information may be furnished and no discussions may be entered into in the event that the Company has taken any actions inconsistent with this Section 4.2. For purposes of this Agreement, a “Company Superior Proposal” means any unsolicited written bona fide proposal or offer made by a third party (whether or not affiliated with the Company) to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, all or substantially all of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and Subsidiaries, taken as a whole, and on terms and conditions which the Company Board concludes in good faith (after consultation with its outside legal and based on the written advice of its independent financial advisors) are more favorable to the Company’s stockholders from a financial point of view than the Merger. In addition to the obligations of the Company set forth in this Section 4.2(b), the Company shall promptly, but in no event later than two business days after the receipt thereof, advise Parent in writing of any request for information that the Company reasonably believes could lead to a Company Superior Proposal, the terms and conditions of such request (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making the request. The Company shall keep Parent informed in all material respects on a timely basis of any change in the status of, or any modification or amendment to, any Company Acquisition Proposal.

          (c) Prior to the adoption of this Agreement by the holders of Company Common Stock, the Company Board may, if it concludes in good faith (after consultation with its outside legal advisors) that failure to do so would be inconsistent with its fiduciary duties under applicable law, withdraw its recommendation of the Merger, but only at a time that is after the third business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so and the following additional conditions are satisfied: (i) a Company Superior Proposal is made to the Company and is not withdrawn; (ii) the Company Stockholders’ Meeting has not occurred; (iii) the Company shall have provided at least two business days’ prior written notice (the “Notice Period”) to Parent stating (A) that it has received a Company Superior Proposal, (B) the terms and conditions of such Company Superior Proposal and the identity the Person making such Company Superior Proposal and (C) that it intends to withdraw its recommendation of the Merger and the manner in which it intends to do so; (iv) Parent shall not have, within the Notice Period, made a bona fide written offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to the Company and the Company Stockholders as such Company Superior Proposal (it being agreed that the Company Board shall convene a meeting to consider any such bona fide offer by Parent promptly following the receipt thereof); (v) the Company Board concludes in good faith, after receiving the advice of its outside legal counsel, that, in light of such Company Superior Proposal, the failure of the Company Board to withdraw its recommendation of the Merger would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable law; and (vi) the Company shall not have breached in any material respect any of the provisions set forth in this Section 4.2. Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 5.2 whether or not the Company Board withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.

          (d) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with its outside legal advisors), concludes that its failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law; provided that the Company shall not take a position that effects, or otherwise make any public statement that constitutes, a withdrawal of its recommendation of the Merger unless specifically permitted pursuant to the terms of Section 4.2(c); provided, further, however, that neither the Company nor the Company Board nor any authorized committee thereof shall approve or recommend, or propose publicly to approve or recommend, a Company Acquisition Proposal unless the Company has first terminated this Agreement pursuant to Section 7.1(h).

ARTICLE V

ADDITIONAL AGREEMENTS

     Section 5.1. Proxy Statement.

          (a) As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in connection with the Merger. Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed therein. Subject to Section 4.2(c) hereof, the Proxy Statement shall contain the unanimous recommendation of the Company Board that the Company’s stockholders approve this Agreement and the transactions contemplated hereby. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous. The Company shall use commercially reasonable efforts to have cleared by the SEC as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders’ Meeting. As promptly as practicable after clearance by the SEC of the Proxy Statement, the Company will cause the Proxy Statement to be promptly mailed to its stockholders.

          (b) The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement to the Proxy Statement is first mailed to the holders of Company Common Stock, at the time the holders of Company Common Stock vote on the adoption of this Agreement and at the Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. The covenant contained in this Section 5.1(b) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

          (c) The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before that document (or any amendment or supplement thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by Parent and its counsel. The Company shall (i) promptly provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) provide Parent with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

     Section 5.2. Meeting of Stockholders of the Company. The Company shall promptly take all action necessary in accordance with applicable law, the Certificate of Incorporation and the By-Laws of the Company to call, convene and hold the Company Stockholders’ Meeting as soon as practicable after the date hereof. The stockholder vote or consent required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall take all commercially reasonable lawful action to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other commercially reasonable action necessary to secure any vote or consent of stockholders required by the DGCL to effect the Merger.

     The Company Board will recommend, by unanimous vote of all directors then in office, that the Company Stockholder Approval be given and shall take all commercially reasonable lawful action to solicit from the holders of Company Common Stock the Company Stockholder Approval, except to the extent that the Company Board determines to withdraw is recommendation of the Merger in accordance with Section 4.2.

     Section 5.3. Additional Agreements. The Company, Merger Sub and Parent will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     Section 5.4. Notification of Certain Matters. The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had, individually or in the aggregate, a Material Adverse Effect on the Company, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (c) any notice or other communication from any Governmental Entity in connection with the Merger, or (d) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.8. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied or (B) in the case of Parent or Merger Sub, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that (i) the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedules or constitute an exception to any representation or warranty.

     Section 5.5. Access to Information.

          (a) From the date hereof to the Effective Time, the Company shall and shall cause its Subsidiaries and its and their directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants financial advisors, representatives and agents of Parent and Merger Sub, reasonable access at reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all reasonably required information systems, Contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall make available or furnish to Parent and Merger Sub all financial, operating and other data and information Parent and Merger Sub through their directors, officers, employees, consultants or agents, may reasonably request. No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company contained in this Agreement.

          (b) Each of Parent and Merger Sub agrees that it shall, and shall direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents (the “Merger Sub Representatives”), to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement, which shall survive the execution an delivery of this Agreement and any termination hereof pursuant to Section 7.1 hereof.

     Section 5.6. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, Parent, Merger Sub and the Company shall not issue any press release or otherwise make any public statements or announcements with respect to the Merger and the other transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that each party may make such statements as may be required by applicable law or stock exchange or NASDAQ rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances.

     Section 5.7. Approval and Consents; Cooperation. Each of the Company, Parent and Merger Sub shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all Required Approvals and Consents. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agree to make all necessary filings in connection with the Required Approvals and Consents as promptly as practicable after the date of this Agreement, and to use its best commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals and Consents, and shall otherwise cooperate with any applicable Governmental Entity or third party in order to obtain any Required Approvals and Consents in as expeditious a manner as possible.

Each of the Company, Parent and Merger Sub shall use its best commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals and Consents. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, if any, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of its Subsidiaries to any third party and/or Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement. Each party will keep the other parties apprised of the status of any inquiries made of such party by any Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. The Company shall, and shall cause each of its Subsidiaries to, use its best commercially reasonable efforts to obtain all Consents; provided that no Indebtedness shall be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract shall be amended nor any right thereunder be waived, and no money or other consideration shall be expended, to obtain any such Consent.

     Section 5.8. Further Assurances. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of Parent and the Surviving Corporation shall take any such reasonably necessary action.

     Section 5.9. Director and Officer Indemnification and Insurance.

          (a) Subject to the limitations on indemnification contained in the DGCL and the Certificate of Incorporation of the Company, following the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, each current and former director, officer, employee and agent of the Company and its Subsidiaries, including, without limitation, officers, directors, employees and agents serving as such on the date hereof (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including, without limitation, to the extent permitted by law, liabilities arising under the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation, (i) Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Surviving Corporation, and reasonably satisfactory to the Indemnified Parties, promptly as statements therefor are received and (ii) Parent shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and further, provided, that neither Parent nor the Surviving Corporation shall be obliged pursuant to this Section 5.9 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action.

          (b) For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain or obtain officers’ and directors’ liability insurance or a “tail” or “runoff” insurance program (collectively, the “D&O Insurance”) covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the covered persons with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, further, that if the existing D&O Insurance policy expires, is terminated or cancelled during such six-year period, Parent shall cause to be substituted therefor policies containing terms and conditions which are no less favorable to the former officers and directors of the Company and its Subsidiaries only with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that if the aggregate annual premiums for such policies at any time during such period exceed 300% of the annual premium paid by the Company for D&O Insurance as of the date hereof, Parent shall be required to provide such coverage as will then be available at an annual premium equal to 300% of the annual premium paid by the Company for such D&O Insurance as of the date hereof. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Certificate of Incorporation and the By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 5.9 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.9 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein. The rights set forth in this Section 5.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Parties, and their respective heirs and personal representatives, may have by Contract or otherwise

     Section 5.10. Continuation of Employee Benefits. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements described on Schedule 5.10 of the Company Disclosure Schedules between the Company or any of its Subsidiaries and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants of the Company Disclosure Schedules. Following the Effective Time, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third-party provider or the like with the best commercially reasonable efforts of Parent, each Person party to any such agreement shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company or any of its Subsidiaries prior to the Effective Time. Nothing in this Section 5.10 or this Agreement creates, or is intended to create, any employment Contract, whether express or implied.

     Section 5.11. Equity Compensation Plans. The Company shall take all action necessary and in accordance with each of the respective Equity Compensation Plans such that all Options will be exercisable and all restrictions with respect to Restricted Stock will lapse, immediately prior to the Effective Time. The Company shall take all actions necessary pursuant to the terms of the Equity Compensation Plans to terminate each such plan as of the Effective Time. The Company shall take all actions necessary pursuant to the terms of any of its Employee Plans intended to be qualified under Section 401(a) or 501(a) of the Code to amend such Employee Plans immediately prior to Closing to provide that participation in any such Employee Plan is limited to employees of the Company and its Subsidiaries.

     Section 5.12. Takeover Statutes. If any Takeover Statute enacted under state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Parent and Merger Sub and the board of directors of each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

     Section 5.13. Disposition of Litigation. In connection with any litigation which may be brought against the Company or its directors or officers relating to the transactions contemplated hereby, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such litigation without Parent’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld or delayed.

     Section 5.14. Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

     Section 5.15. Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective at the Effective Time, of all members of the boards of directors of the Company and its Subsidiaries of their positions as directors and of all officers of the Company and its Subsidiaries of their position as officers.

ARTICLE VI

CONDITIONS OF MERGER

     Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) The Merger and this Agreement shall have received the Company Stockholder Approval.

          (b) No law, statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

          (c) The Company shall have filed its definitive Proxy Statement in accordance with the provisions of the Exchange Act, and the SEC shall not have initiated an enforcement action or otherwise sought to prevent the solicitation of proxies with regard to the Merger.

     Section 6.2. Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

          (a) Parent and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect.

          (b) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b).

     Section 6.3. Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time; provided that, with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect.

          (b) The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b).

The representations and warranties of the Company contained in the second sentence of Section 3.2(a) (Capitalization) and Section 3.20 (Brokers) shall be true and correct as of the date of this Agreement; provided, however, that this condition shall be deemed satisfied to the extent that, after giving effect to any failure of such representation to be true and correct, (i) the aggregate Merger Consideration that would be payable pursuant to Section 1.6(a) hereof in respect of all shares of Company Common Stock actually issued and outstanding as of the date hereof plus (ii) the aggregate consideration payable pursuant to Section 1.8(a) in respect of all Options actually issued and outstanding as of the date hereof would not exceed, the Aggregate Consideration Amount by more than one percent (1.0%) of the Aggregate Consideration Amount.

          (c) The Company shall have obtained and provided to Parent and Merger Sub copies of evidence with respect to the Required Approvals and Consents, the terms of which consents shall be reasonably satisfactory to Parent and Merger Sub.

          (d) There shall not exist any pending Action, suit, investigation or proceeding brought by any Governmental Entity (i) that could reasonably be expected to enjoin, restrain or prohibit (or that enjoins, restrains or prohibits) the Merger or the other transactions contemplated hereby (ii) seeking to impose any material limitation on the right of Parent to control the Company and its Subsidiaries or any other Affiliate of Parent, (iii) seeking to restrain or prohibit the Company’s or Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, and if such business or assets relate to the Company or any of its Subsidiaries, such business or assets are material to the financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, and if such business or assets relate to Parent or any of its Subsidiaries, such business or assets are material to the financial condition, results of operations or prospects of Parent and its Subsidiaries, taken as a whole. No Order shall be in effect, and no law shall have been enacted or shall be deemed applicable to the Merger, which has any of the effects set forth in clauses (i) through (iii) in this Section 6.3(d).

          (e) Philip Bligh and Stephen Mack shall have each executed and delivered a Non-Competition Agreement substantially in the forms of Exhibit A-1 and Exhibit A-2 hereto, respectively (the “Non-Competition Agreement”).

          (f) Since the date of this Agreement, there shall not have occurred any event, occurrence or change that has had a Material Adverse Effect on the Company.

          (g) The holders of no more than twenty-two and one-half percent (22.5%) of the shares of Company Common Stock shall have demanded and not lost or withdrawn appraisal rights.

          (h) The Company shall prepare and deliver to Parent at the Closing a certificate stating that the Company is not a “United States Real Property Holding Corporation” as defined in Section 897 of the Code in accordance with Treasury Regulation promulgated under Sections 897 and 1445 of the Code.

          (i) The Company shall have delivered to Parent resignations from the directors and officers of the Company and each Subsidiary of the Company in office immediately prior to the Effective Time resigning their respective positions as directors and officers.

          (j) The Company shall have delivered to Parent certificates of good standing for the Company from the Secretary of State of the State of Delaware and each of the jurisdictions listed on Schedule 3.1 of the Company Disclosure Schedules, each dated a reasonable date prior to the Closing Date, and certificates of good standing for the Subsidiaries of the Company from the applicable Governmental Entities in such Subsidiaries’ jurisdictions of organization.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

     Section 7.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval:

          (a) by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company; or

          (b) by any party hereto, if the Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the principal cause of, or resulted in the failure of the Merger to have become effective on or before such date; or

          (c) by any party hereto, if (i) a law, statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an Order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order, decree, ruling or injunction shall have become final and non-appealable; or

          (d) by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and Merger Sub written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

          (e) by Parent and Merger Sub, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

          (f) by Parent and Merger Sub or the Company, if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not be obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

          (g) by Parent and Merger Sub, if (i) the Company Board (or any authorized committee thereof) fails to call the Company Stockholders’ Meeting, (ii) the Company Board (or any authorized committee thereof) shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, (iii) the Company Board (or any authorized committee thereof) approved or recommended to the Company’s stockholders a Company Acquisition Proposal or (iv) the Company Board (or any authorized committee thereof) resolves, agrees or proposes publicly to take any such actions in response to a Company Acquisition Proposal;

          (h) by the Company, if the Company Board (or any authorized committee thereof) concludes in good faith (after consultation with its legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal in accordance with Section 4.2; provided, however, that before the Company may terminate this Agreement pursuant to this Section 7.1(h), (i) the Company shall provide written notice to Parent of such determination by the Company Board (or any authorized committee thereof), which notice shall set forth the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal, (ii) at the end of the three business day period following the delivery of such written notice the Company Board (or any authorized committee thereof) continues to determine in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal and (iv) the Company pays to Parent the amount specified in Section 7.3(i), if any, within the time period contemplated thereby; or

          (i) by Parent and Merger Sub, if any condition to the obligations of Parent or Merger Sub hereunder becomes incapable of fulfillment other than as a result of a breach by Parent or Merger Sub, as the case may be, of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent or Merger Sub, as the case may be.

The party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other parties hereto.

     Section 7.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Sections 5.6 and 7.3, and Sections 8.2 through 8.15 which shall remain in full force and effect and survive any termination of this Agreement), without any liability on the part of any party or its directors, officers or stockholders except to the extent that such termination results from the fraud or willful misrepresentation or breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such breaching party shall be fully liable for any and all liabilities, damages and expenses incurred or suffered by the other party (including reasonable attorneys’ fees) as a result of such breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     Section 7.3. Termination Fee Payable in Certain Circumstances. The Company shall pay Parent a fee, in immediately available funds, in the amount of $1,500,000, in the event that this Agreement is terminated, as follows:

          (a) If the Company terminates this Agreement pursuant to Section 7.1(h) or Parent terminates this Agreement pursuant to Section 7.1(g), the Company shall pay Parent such fee in full within one business day after such termination; and

          (b) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) or (f) or (B) Parent terminates this Agreement pursuant to Section 7.1(e) (but only if such termination is due to an intentional breach of any representation, warranty, covenant or agreement by the Company) and (ii) in each case, (A) prior to any such termination but following the date hereof any Person shall have made in writing to the Company or the Company’s stockholders, or publicly announced, a proposal or offer relating to any Company Acquisition and (B) such Person or its Affiliates shall have entered into a definitive agreement with the Company, its Subsidiaries or the Company’s stockholders relating to any Company Acquisition within twelve (12) months after termination of this Agreement, the Company shall pay Parent such fee in full within one business day after entering into such definitive agreement. For purposes of this Section 7.3(b), the term “Company Acquisition” shall have the meaning given to such term in Section 8.4 hereof, except that each reference to “10%” therein shall be deemed to have been changed to “50%”.

     In the event that the Company fails to pay all amounts under this Section 7.3 when due, the Company will also pay the reasonable costs and expenses of Parent or Merger Sub in connection with a legal action to enforce this Agreement, together with interest on such amounts due under this Section 7.3, commencing on the date that such amounts under this Section 7.3 became due, at a rate equal to 15%. In the case of payment by the Company of the fee as required under this Section 7.3, the Company shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any intentional and material breach of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

     Section 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.8 and Section 5.9 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 7.3 and Sections 8.2 through 8.15 shall survive termination indefinitely.

     Section 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or on the date of confirmation of receipt of transmission if sent by facsimile and (ii) on the fifth business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

          (a) if to Parent or Merger Sub, to:

               Business&Decision North America Holding, Inc.
               900 West Valley Road
               Suite 900
               Wayne, Pennsylvania 19087
               Attention:        Alfred K. Ferraioli
               Telephone:      (610) 230-2500
               Facsimile:        (610) 230-2512
               Email:              al.ferraioli@businessdecision.com

               With a copy, which shall not serve as a notice, to:

               Morgan, Lewis & Bockius LLP
               1701 Market Street
               Philadelphia, Pennsylvania 19103
               Attention:        Justin W. Chairman, Esq.
               Telephone:      (215) 963-5061
               Facsimile:        (215) 963-5001

               Email:             jchairman@morganlewis.com

               if to the Company, to:

               Inforte Corp.
               500 N. Dearborn Street
               Suite 1200
               Chicago, Illinois 60610
               Attention:       Stephen Mack
               Telephone:      (312) 233-9105
               Facsimile:       (312) 233-9525
               Email:             Stephen.Mack@inforte.com

               With a copy, which shall not serve as a notice, to:

               Foley & Lardner LLP
               321 North Clark Street, 28th Floor
               Chicago, Illinois 60610
               Attention:       Edwin D. Mason, Esq.
               Telephone:      (312) 832-5132
               Facsimile:       (312) 832-4700
               Email:             emason@foley.com

     Section 8.3. Expenses. Except as set forth in Sections 7.2 and 7.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     Section 8.4. Definitions. For purposes of this Agreement, the term:

          “Affiliate” shall have the meaning set forth in Section 1.7(e)(i).

          “Affiliate Transaction” shall have the meaning set forth in Section 3.19(a).

          “Aggregate Consideration Amount” means Forty-Nine Million Three Hundred Ninety-Seven Thousand Dollars ($49,397,000).

          “Agreement” shall have the meaning set forth in the Preamble hereto.

          “Certificate of Merger” shall have the meaning set forth in Section 1.2.

          “Certificates” shall have the meaning set forth in Section 1.7(b).

          “Closing” shall have the meaning set forth in Section 1.9.

          “Closing Date” shall have the meaning set forth in Section 1.9.

          “Code” shall have the meaning set forth in Section 1.7(g).

          “Company” shall have the meaning set forth in the Preamble hereto.

          “Company 2006 Form 10-K” shall have the meaning set forth in Section 3.6(c).

          “Company Acquisition” means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction or series of transactions involving the Company and/or any of its Subsidiaries; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets of the Company constituting 10% of the total consolidated assets of the Company or accounting for 10% of the total consolidated revenues of the Company in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer (including a self-tender offer), exchange offer or any similar transaction or series of related transactions engaged in by any Person involving more than 10% of the outstanding shares of Company Common Stock; (iv) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 10% or more of the voting power or capital stock of the Company and/or any of its Subsidiaries or (v) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

          “Company Acquisition Proposal” means any Contract, proposal or offer (including any proposal or offer to stockholders of the Company) regarding a proposed or potential Company Acquisition.

          “Company Board” shall have the meaning set forth in the Recitals hereto.

          “Company Common Stock” shall have the meaning set forth in Section 1.6.

          “Company Disclosure Schedules” shall have the meaning set forth in Article III.

          “Company Material Contracts” shall have the meaning set forth in Section 3.16(a).

          “Company Preferred Stock” shall have the meaning set forth in Section 3.2.

          “Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

          “Company Stockholder Approval” shall have the meaning set forth in Section 3.24.

          “Company Stockholders’ Meeting” shall have the meaning set forth in Section 2.7.

          “Company Superior Proposal” shall have the meaning set forth in Section 4.2(b).

          “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated March 8, 2007, by and between the Company and Parent.

          “Contract” means any agreement, contract, indenture, instrument, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

          “control”, “controlled by” or “under common control with” shall have the meaning set forth in Section 1.7(e)(ii).

          “Copyrights” shall have the meaning set forth in Section 3.15(e).

          “DGCL” shall have the meaning set forth in the Recitals.

          “Dissenting Shares” shall have the meaning set forth in Section 1.6(d).

          “Effective Time” shall have the meaning set forth in Section 1.2.

          “Employee Plans” shall have the meaning set forth in Section 3.9.

          “Employees” shall include all individuals employed by the Company, including but not limited to all temporary employees who have contracted with the Company.

          “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

          “Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Materials, whether now existing or subsequently amended or enacted, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

          “Equity Compensation Plans” shall have the meaning set forth in Section 1.8(a).

          “ERISA” shall have the meaning set forth in Section 3.9.

          “ERISA Affiliate” shall have the meaning set forth in Section 3.9.

          “Exchange Act” shall have the meaning set forth in Section 2.3(b).

          “Exchange Agent” shall have the meaning set forth in Section 1.7(a).

          “Exchange Fund” shall have the meaning set forth in Section 1.7(a).

          “GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

          “Governmental Entity” shall have the meaning set forth in Section 2.7.

          “Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5 and all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

          “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

          “Indemnified Parties” shall have the meaning set forth in Section 5.9(a).

          “Insurance Policies” shall have the meaning set forth in Section 3.17.

          “Intellectual Property Rights” shall have the meaning set forth in Section 3.15(l).

          “Knowledge,” when used with respect to the Company and its Subsidiaries, shall mean the actual knowledge after due inquiry of the following executive officers of the Company: Stephen Mack, Nick Heyes, William Nurthen, Ali Guelerman and Adrian Ball.

          “Leased Real Property” shall mean all the leasehold or subleasehold interests and any other rights, title or interest to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property (whether owned or leased) and together with all construction work-in-progress in respect of the same held by the Company or any of its Subsidiaries under the Real Property Leases.

          “Lien” shall have the meaning set forth in Section 2.3(a).

          “Made available” means having been uploaded prior to the date of this Agreement in a clear, readable format to the electronic data room established by the Company and to which the Parent has had access.

          “Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or together with any other Effect, (A) is or would reasonably be expected to result in a material adverse effect on or change in the financial condition , properties, business, results of operations, or net assets of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prohibit, restrict or impede the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: any Effect caused by or resulting from (i) general changes or developments in the industry in which the Company or any its Subsidiaries operates that do not disproportionately impact in any material respect the Company and its Subsidiaries, taken as a whole, (ii) acts of terrorism or war, (iii) any change affecting the United States economy generally or the economy of any nation in which such entity conducts business that is material to the business of such entity that do not disproportionately impact in any material respect the Company or its Subsidiaries, taken as a whole, (iv) any change in the Company’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, or (viii) the execution and performance of or compliance with this Agreement.

          “Merger” shall have the meaning set forth in the Recitals hereto.

          “Merger Consideration” shall have the meaning set forth in Section 1.6(a).

          “Merger Sub” shall have the meaning set forth in the Preamble hereto.

          “Merger Sub Common Stock” shall have the meaning set forth in Section 1.6.

          “Merger Sub Representatives” shall have the meaning set forth in Section 5.5(b).

          “Non-Solicitation Agreement” shall have the meaning set forth in Section 3.18(k).

          “Options” shall have the meaning set forth in Section 1.8(a).

          “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

          “Parent” shall have the meaning set forth in the Preamble hereto.

          “Parent Disclosure Schedules” shall have the meaning set forth in Article II.

          “Patents” shall have the meaning set forth in Section 3.15(e).

          “Permits” shall have the meaning set forth in Section 3.11.

          “Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings provided that (a) no Lien will attach to any of the assets during such contest and (b) such amount shall remain the obligation of the property owner, and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts not yet due, that are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports and that do not impair the conduct of the Company’s or any of its Subsidiaries’ business or the present use of the affected property; and (iii) as to any Leased Real Property, any Lien affecting solely the interest of the landlord or sublandlord thereunder and not the interest of the tenant or subtenant thereunder, which does not materially impair the value or use of such Leased Real Property.

          “Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

          “Proxy Statement” shall have the meaning set forth in Section 2.6.

          “Real Property” shall mean the Leased Real Property.

          “Real Property Leases” shall mean the real property leases, subleases, licenses, change orders, brokerage commission agreements, work orders, subordination agreements, non-disturbance agreements, attornment agreements, estoppels or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

          “Regulatory Laws” shall have the meaning set forth in Section 2.3(b).

          “Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, emitting, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

          “Required Approvals and Consents” shall mean the approvals, consents, orders, registrations, declarations and filings listed on Schedule 8.4 of the Company Disclosure Schedules.

          “Restricted Stock” shall have the meaning set forth in Section 3.2.

          “Sarbanes-Oxley” shall have the meaning set forth in Section 3.6(d).

          “SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

          “Securities Act” shall have the meaning set forth in Section 2.3(b).

          “Software” shall have the meaning set forth in Section 3.15(e).

          “Subsidiary” means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other person or body responsible for the governance or management thereof.

          “Surviving Corporation” shall have the meaning set forth in Section 1.1.

          “Takeover Statute” shall have the meaning set forth in Section 3.23.

          “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

          “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

          “Termination Date” has the meaning set forth in Section 7.1(b).

          “Trademarks” shall have the meaning set forth in Section 3.15(e).

          “Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

          “Voting Agreement” shall have the meaning set forth in the Recitals hereto.

          “Voting Group” shall have the meaning set forth in the Recitals hereto.

          “WARN Act” shall have the meaning set forth in Section 3.18.

     Section 8.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Disclosure Letters and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including Section 5.9 but expressly excluding Section 5.10), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

     Section 8.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent or Merger Sub may assign all or any of its rights hereunder to any affiliate of Parent or Merger Sub, as the case may be, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

     Section 8.9. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State. Each party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 8.2 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 8.10. Amendment. This Agreement may be amended by the parties hereto by action taken by Merger Sub and Parent, and by action taken by or on behalf of the Company Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 8.11. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     Section 8.12. Counterparts. This Agreement may be executed by facsimile signature pages and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     Section 8.13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

     Section 8.14. Interpretation.

          (a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

          (b) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Disclosure Letter, such reference shall be to an Article, Section of or Exhibit or Disclosure Letter to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          (c) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     Section 8.15. Disclosure Generally. All of the Company Disclosure Schedules and Parent Disclosure Schedules are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Schedules and Parent Disclosure Schedules.

     Section 8.16. Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to any other remedy at law or equity..

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the Company, Merger Sub and Parent has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

BUSINESS&DECISION NORTH AMERICA
HOLDING, INC.

By:	/s/ Robin Kearon
Name: Robin Kearon
Title: Chief Executive Officer

BDEC ACQUISITION CORP.

By:	/s/ Alfred K. Ferraioli
Name: Alfred K. Ferraioli
Title: Chief Financial Officer

INFORTE CORP.

By:	/s/ Stephen Mack
Name: Stephen Mack
Title: Chief Executive Officer

GUARANTEE

     The undersigned, Business & Decision S.A. (“Guarantor”), hereby, irrevocably and unconditionally, guarantees and agrees to be liable for the full payment and prompt performance of all obligations and liabilities owing by Business&Decision North America Holding, Inc. (“B&D North America”) to Inforte Corp. under the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 2007, by and among B&D North America, BDEC Acquisition Corp. and Inforte Corp. (the “Guaranteed Obligations”). This Guarantee is for the benefit of Inforte Corp. Any capitalized terms not defined in this Guarantee shall have the meanings ascribed to them in the Merger Agreement.

     Notice of acceptance of this Guarantee, and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which Guarantor is or may be entitled are hereby waived. Guarantor further waives notice of, and hereby consents to, any amendment or modification of the Merger Agreement and agrees that the amount and extent of the Guaranteed Obligations shall not be diminished and the liability of Guarantor hereunder shall not be otherwise impaired or affected by such amendment or modification. Anything else in this paragraph notwithstanding, Guarantor shall be free (and reserves all right) to assert all defenses to the payment of the Guaranteed Obligations that are available to B&D North America or BDEC Acquisition Corp. under or in respect of the Merger Agreement.

     This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Guarantor hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Guarantee or the transactions contemplated hereby. Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Guarantee in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     This Guarantee shall terminate as of the earlier of (i) the Effective Time or (ii) the Termination Date, but only to the extent the Guaranteed Obligations are terminated as of the Termination Date.

     IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be duly executed and delivered by its respective duly authorized officer as of May 13, 2007.

BUSINESS & DECISION S.A.

By:	/s/ Patrick Bensabat
Name: Patrick Bensabat
Title: President

ANNEX B

VOTING AGREEMENT

     VOTING AGREEMENT (this “Agreement”) dated as of May 13, 2007, is by and among Business&Decision North America Holding, Inc., a Delaware corporation (“Parent”); BDEC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and each individual listed on the signature page hereof as a stockholder (each, a “Stockholder,” and collectively, the “Stockholders”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Merger Sub and Inforte Corp., a Delaware corporation (the “Company”).

RECITALS

     A. Each Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) set forth opposite such stockholder’s name on Schedule A hereto (such shares of Company Common Stock, together with all other shares of capital stock of the Company acquired and beneficially owned by any Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).

     B. Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the Merger (the “Merger”), all upon the terms and subject to the conditions set forth therein.

     C. The Stockholders desire to enter into this Agreement to induce Parent and Merger Sub to enter into the Merger Agreement.

     D. The Board of Directors of the Company has taken all actions necessary and within its authority such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “Stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation, including, without limitation, Section 203 of the General Corporation Law of the State of Delaware, or any restrictive provision of the Certificate of Incorporation or By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Company Common Stock, the Merger or any other transaction contemplated by this Agreement or the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Representations and Warranties of Each Stockholder.

     Each Stockholder, severally (and not jointly), hereby represents and warrants to Parent as follows:

          (a) Execution and Delivery. Stockholder has and will have the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement and the Proxy. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          (b) No Conflicts. (i) No filing by such Stockholder with any Governmental Entity (other than an amended Schedule 13D), and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder (if applicable), (B) conflict with, require a consent, waiver or approval under or result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any Contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation (written or oral) to which such Stockholder is a party or by which such Stockholder or any of his Subject Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

          (c) The Subject Shares. Schedule A sets forth opposite such Stockholder’s name the number of Subject Shares beneficially owned (as defined in Recital A above) by such Stockholder as of the date hereof. Except as set forth on Schedule A hereto, as of the date hereof, such Stockholder has the sole power to vote (or cause to be voted) such Subject Shares. Except as set forth on such Schedule A, such Stockholder does not directly or indirectly own or hold any shares of Company Common Stock, any right to acquire any additional shares of any class of capital stock of the Company or any voting rights with respect to any shares of any class of capital stock of the Company. Such Stockholder has good and valid title to the Subject Shares denoted as being owned by such Stockholder on Schedule A, free and clear of any and all pledges, mortgages, Liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

          (d) Reliance By Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

          (e) Litigation. Except as set forth on Schedule A, as of the date hereof, there is no action, proceeding or investigation pending or, to such Stockholder’s knowledge, threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

     2. Representations and Warranties of Parent and Merger Sub.

     Parent and Merger Sub, jointly and severally, hereby represent and warrant to each of the Stockholders as follows:

          (a) Due Organization, etc. Parent and Merger Sub are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          (b) Conflicts. (i) No filing by Parent or Merger Sub with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof shall (A) conflict with or result in any breach of the respective Certificate of Incorporation or By-Laws of Parent or Merger Sub, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or Merger Sub, except for any of the foregoing as would not prevent Parent or Merger Sub from performing their respective obligations under this Agreement.

     3. Covenants of Each Stockholder.

     Until the termination of this Agreement in accordance with Section 5, each Stockholder, in his capacity as such, agrees as follows:

          (a) At the Company Stockholders’ Meeting or at any adjournment, postponement or continuation thereof or in any other circumstance occurring prior to the Company Stockholders’ Meeting upon which a stockholder vote or other stockholder approval with respect to the Merger and the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) the Subject Shares beneficially owned (as defined in Recital A above) by such Stockholder (i) in favor of the approval of the Merger and the approval and adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement and (iii) except with the written consent of Parent and Merger Sub, against (A) any Company Acquisition Proposal, (B) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (C) any change in the individuals who serve as members of the board of directors of the Company; (D) any amendment to the Company’s certificate of incorporation or bylaws; (E) any material change in the capitalization of the Company or the Company’s corporate structure; and (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement. Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).

          (b) Each Stockholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any Contract, agreement, option or other arrangement with respect to a Transfer, or consent to a Transfer of, or enter into a Constructive Sale (as defined below) with respect to, any or all of the Subject Shares, other than in accordance with the Merger Agreement, or (ii) grant any powers of attorney or consents, grant any proxies (other than the Company proxy card in connection with the Company Stockholders’ Meeting if and to the extent such proxy is consistent with such Stockholder’s obligations under Section 3(a) hereof), deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement or in a manner consistent with such Stockholder’s obligations under Section 3(a) hereof. Such Stockholder further agrees not to commit or agree to take any of the foregoing actions or take any action that would in any way prevent, impede, interfere with or adversely affect his ability to perform his obligations under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, each Stockholder may Transfer any or all of the Subject Shares (1) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (2) to (A) Stockholders’ spouse, children, parents or siblings (collectively, “Family Members”), (B) any trust solely for the benefit of Stockholder and/or any Family Member(s) and of which Stockholder and/or any such Family Member(s) is the trustee or are the trustees, and (C) any partnership, corporation or limited liability company which is wholly owned and controlled by Stockholder and/or any such Family Member(s), so long as the transferee, prior to such Transfer, executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer) and the Proxy, substantially in the form of Annex A hereto. As used herein, the term “Constructive Sale” shall mean a short sale with respect to any Subject Shares, entering into or acquiring an offsetting derivative contract with respect to any Subject Shares, entering into or acquiring a futures or forward contract to deliver any Subject Shares or entering into any other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

          (c) Such Stockholder shall not, nor shall such Stockholder act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote.

          (d) In the event (i) of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (ii) that Stockholder shall become the beneficial owner of any additional shares of capital stock of the Company or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 3(a), then the terms of this Agreement shall apply to the shares of capital stock of the Company or other securities held by Stockholder immediately following the effectiveness of the events described in clause (i) or Stockholder becoming the beneficial owner thereof as described in clause (ii), as though, in either case, they were Subject Shares hereunder.

          (e) Proxy.

               (i) In furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance by Stockholder of Stockholder’s duties under this Agreement, Stockholder, concurrently with the execution of this Agreement, shall execute, in accordance with the provisions of applicable law, and deliver to Parent an irrevocable proxy, substantially in the form of Annex A hereto, and irrevocably appoint Parent or its designees, with full power of substitution, Stockholder’s attorney and proxy to vote, or, if applicable, to give consent with respect to, all of the Subject Shares beneficially owned by Stockholder as of the record date of such vote or consent in respect of any of the matters set forth in, and in accordance with the provisions of, Section 3(a) (the “Proxy”).

               (ii) Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Proxy. Stockholder hereby affirms that the Proxy set forth in this Section 3(d) is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby affirms that the Proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that the Proxy may lawfully do or cause to be done by virtue hereof.

               (iii) Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the voting of the Subject Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Subject Shares until the termination of this Agreement in accordance with Section 5.

               (iv) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

               (v) The Proxy shall terminate upon the termination of this Agreement.

     4. Stockholder Capacity.

     No Person executing this Agreement who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in his capacity as the beneficial owner of such Stockholder’s Subject Shares and nothing herein shall limit or affect in any way any actions taken by a Stockholder in his capacity as a director or officer of the Company.

     5. Termination.

     This Agreement shall terminate upon the earliest to occur of: (i) the approval and adoption of the Merger Agreement at the Company Stockholders’ Meeting; (ii) the termination of the Merger Agreement in accordance with its terms; or (iii) the Parent providing a notice of termination to the Stockholders. No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination. Notwithstanding the foregoing, this Section 5 and Sections 7 and 8 of this Agreement shall survive the termination of this Agreement.

     6. Appraisal Rights.

     To the extent permitted by applicable law, each Stockholder hereby waives and agrees not exercise any rights of appraisal or rights to dissent from the Merger that he may have with respect to the Subject Shares under applicable law.

     7. Publication.

     Each Stockholder hereby authorizes Parent and the Company to publish and disclose in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) his identity and ownership of Subject Shares and the nature of his commitments, arrangements and understandings pursuant to this Agreement.

     8. Waiver of Jury Trial.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

     9. Governing Law; Jurisdiction.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Each party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 13 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     10. Specific Performance.

     Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Parent would not enter into the Merger Agreement, and acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

     11. Amendment, Waivers, Etc.

     This Agreement may be amended by Parent, Merger Sub and the Stockholders at any time before adoption of the Merger Agreement by the stockholders of the Company; provided, however, that after such adoption, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such Stockholders without such further approval.

This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Stockholders. At any time prior to the Effective Time, Parent, Merger Sub and the Stockholders may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Parent, Merger Sub and the Stockholders in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Parent or the Stockholders to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     12. Assignment; No Third Party Beneficiaries.

     Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent, Merger Sub and the Stockholders and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

     13. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or on the date of confirmation of receipt if sent by facsimile and (ii) on the fifth business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent, to:

Business&Decision North America Holding, Inc.
900 West Valley Road
Suite 900
Wayne, Pennsylvania 19087
Attention:	Alfred K. Ferraioli
Telephone:	(610) 230-2500
Facsimile:	(610) 230-2512
Email:	al.ferraioli@businessdecision.com

If to any Stockholder, at the address set forth under such Stockholder’s name on Schedule A hereto or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

     14. Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     15. Integration.

     This Agreement (together with the Merger Agreement to the extent referenced herein), including Schedule A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

     16. Mutual Drafting.

     Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

     17. Section Headings.

     The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     18. Counterparts.

     This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, and of which when executed shall be deemed to be an original but all which shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and date first above written.

BUSINESS&DECISION NORTH
AMERICA HOLDING, INC.

By:	/s/ Alfred K. Ferraioli
Name: Alfred K. Ferraioli
Title: Chief Financial Officer

BDEC ACQUISITION CORP.

By:	/s/ Alfred K. Ferraioli
Name: Alfred K. Ferraioli
Title: Chief Financial Officer

STOCKHOLDERS:

/s/ Philip S. Bligh
Philip S. Bligh

/s/ Stephen C.P. Mack
Stephen C.P. Mack

SCHEDULE A

STOCKHOLDERS

Stockholder	Subject Shares
Philip S. Bligh
c/o Inforte Corp.
500 N. Dearborn Street	2,349,200
Suite 1200
Chicago, Illinois 60610
Stephen C.P. Mack
c/o Inforte Corp.
500 N. Dearborn Street	1,092,566
Suite 1200
Chicago, Illinois 60610

ANNEX A

IRREVOCABLE PROXY

     Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Voting Agreement, dated as of May 13, 2007, by and among Business&Decision North America Holding, Inc., a Delaware corporation; BDEC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent; and each individual listed on the signature page thereof as a stockholder (the “Voting Agreement”). A copy of the Voting Agreement is attached hereto and is incorporated by reference herein.

     This Proxy is given to secure the performance of the duties of the undersigned Stockholder pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement.

     The undersigned Stockholder hereby irrevocably appoints Robin Kearon and Alfred K. Ferraioli, and each of them individually, the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned Stockholder and in the name, place and stead of the undersigned Stockholder, to vote or, if applicable, to give written consent, with respect to, all Subject Shares beneficially owned (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by the undersigned Stockholder and which the undersigned Stockholder is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto, in accordance with the provisions of Section 3(a) of the Voting Agreement as follows:

      (i) in favor of the approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

     (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement and

     (iii) against (A) any Company Acquisition Proposal, (B) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (C) any change in the individuals who serve as members of the board of directors of the Company; (D) any amendment to the Company’s certificate of incorporation or bylaws; (E) any material change in the capitalization of the Company or the Company’s corporate structure; and (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

     This Proxy is coupled with an interest, shall be irrevocable to the fullest extent permitted by law and shall be binding on any successor in interest of the undersigned Stockholder. This Proxy shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned Stockholder.

     This Proxy shall operate to revoke any prior proxy as to the Subject Shares heretofore granted by the undersigned Stockholder with respect to the subject matter of the Voting Agreement and the Merger Agreement.

     This Proxy shall terminate on the termination of the Voting Agreement.

SIGNATURE TO IRREVOCABLE PROXY

STOCKHOLDER

/s/ Philip Bligh
(Signature)

Philip Bligh
Print Name

Date:	May 13, 2007

ANNEX A

IRREVOCABLE PROXY

     Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Voting Agreement, dated as of May 13, 2007, by and among Business&Decision North America Holding, Inc., a Delaware corporation; BDEC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent; and each individual listed on the signature page thereof as a stockholder (the “Voting Agreement”). A copy of the Voting Agreement is attached hereto and is incorporated by reference herein.

     This Proxy is given to secure the performance of the duties of the undersigned Stockholder pursuant to the Voting Agreement and is granted in consideration of Parent entering into the Merger Agreement.

     The undersigned Stockholder hereby irrevocably appoints Robin Kearon and Alfred K. Ferraioli, and each of them individually, the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned Stockholder and in the name, place and stead of the undersigned Stockholder, to vote or, if applicable, to give written consent, with respect to, all Subject Shares beneficially owned (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by the undersigned Stockholder and which the undersigned Stockholder is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto, in accordance with the provisions of Section 3(a) of the Voting Agreement as follows:

      (i) in favor of the approval of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

     (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement and

     (iii) against (A) any Company Acquisition Proposal, (B) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (C) any change in the individuals who serve as members of the board of directors of the Company; (D) any amendment to the Company’s certificate of incorporation or bylaws; (E) any material change in the capitalization of the Company or the Company’s corporate structure; and (F) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

     This Proxy is coupled with an interest, shall be irrevocable to the fullest extent permitted by law and shall be binding on any successor in interest of the undersigned Stockholder. This Proxy shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned Stockholder.

     This Proxy shall operate to revoke any prior proxy as to the Subject Shares heretofore granted by the undersigned Stockholder with respect to the subject matter of the Voting Agreement and the Merger Agreement.

     This Proxy shall terminate on the termination of the Voting Agreement.

SIGNATURE TO IRREVOCABLE PROXY

STOCKHOLDER

/s/ Stephen C.P. Mack
(Signature)

Stephen C.P. Mack
Print Name

Date:	May 13, 2007

ANNEX C

     Savvian Advisors, LLC
     150 California Street
     San Francisco, CA 94111
     (415) 318-3600 T

May 13, 2007

Board of Directors

Inforte Corp.
500 N. Dearborn Street
Suite 1200
Chicago, IL 60610

Members of the Board:

We understand that Inforte Corp., a Delaware corporation (“Inforte”), Business&Decision North America Holding, Inc., a Delaware corporation (“Parent”), and BDEC Acquisition Corp., a Delaware corporation and wholly-owed subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft delivered to us on May 13, 2007 (the “Merger Agreement”) which provides, among other things, for the merger of Merger Sub with and into Inforte, upon which Inforte will become a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of common stock of Inforte (“Inforte Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c) of the Merger Agreement and Dissenting Shares) will be converted into the right to receive from the Surviving Corporation and Parent, and become exchangeable for, an amount in cash equal to $4.25 per share of Inforte Common Stock, subject to adjustment as provided in Section 1.6(e) of the Merger Agreement (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms not defined herein shall have the meanings assigned to them in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by holders of shares of Inforte Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information provided to us by Inforte relating to Inforte;
(ii)	reviewed certain internal financial statements, other financial and operating data, and other information concerning Inforte, prepared by the management of Inforte;
(iii)	reviewed certain financial projections prepared by the management of Inforte;
(iv)	discussed the past and current operations and financial condition and the prospects of Inforte with the management and board of directors of Inforte;
(v)	discussed the prospects of Inforte in the absence of the Merger with the management and board of directors of Inforte;

(vi)	reviewed the reported price and trading activity for Inforte Common Stock;
(vii)	compared the financial performance of Inforte with that of certain other publicly-traded companies that we deemed comparable to Inforte;
(viii)	reviewed the financial terms, to the extent publicly available, of certain transactions that we deemed comparable;
(ix)	analyzed discounted cash flow models for Inforte prepared based upon estimates and guidance from management of Inforte;
(x)	considered that a significant number of potential acquirers, both strategic and financial, were contacted during the course of our engagement by Inforte;
(xi)	reviewed and discussed with the management of Inforte certain alternatives to the Merger;
(xi)	participated in discussions and negotiations among representatives of Inforte and Parent and their respective legal and financial advisors;
(xii)	reviewed drafts of the Merger Agreement and certain related documents; and
(xiii)	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of Inforte, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Inforte of the future financial performance of Inforte. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement (without any amendments or modifications thereto), without waiver by any party of any material rights thereunder, that in all respects material to our analysis, the representations and warranties contained in the Merger Agreement made by the parties thereto are true and correct and that the Merger Agreement executed by the parties thereto does not differ in any material respect from the form of the draft Merger Agreement delivered to us on May 13, 2007. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Inforte, Parent or on the expected benefits of the Merger in any way meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring or becoming known to us after the date hereof. We reserve the right, however, to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a change in the facts or assumptions (or the bases therefor) upon which our opinion is based.

We have not made any independent investigation of any legal, accounting or tax matters affecting Inforte, and we have assumed the correctness of all legal, accounting and tax advice given to Inforte and its Board of Directors. We have taken into account our experience in transactions that we believe to be generally comparable or relevant, as well as our experience in securities valuation in general.

This opinion does not address Inforte’s underlying business decision to approve the Merger, and it does not constitute a recommendation to Inforte, its Board of Directors or any committee thereof, its stockholders, or any other person as to any specific action that should be taken in connection with the Merger, including how the stockholders of Inforte should vote with respect to the Merger. We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the structure of the Merger.

We have acted as financial advisor to the Board of Directors of Inforte in connection with this transaction and will receive fees for our services, a significant portion of which is contingent upon the consummation of the Merger, and Inforte has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

It is understood that this letter is for the information of the Board of Directors of Inforte and may not be used or summarized for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing of a proxy with the Securities and Exchange Commission made by Inforte in respect of this transaction.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by holders of shares of Inforte Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

SAVVIAN ADVISORS, LLC

By: /s/ Steve Fletcher, Managing Director

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares.

If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

INFORTE CORP.
SPECIAL MEETING OF STOCKHOLDERS

Inforte Corp.
Corporate Headquarters
500 North Dearborn Street, Suite 1200
Chicago, Illinois 60610

Tuesday, July 24, 2007
10:00 a.m. Central Daylight Savings Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints STEPHEN C.P. MACK, NICK HEYES, and WILLIAM NURTHEN, and each of them acting singly in the absence of the others, as Proxies, each with full power of substitution, to represent and to vote all of the shares of Common Stock, $0.001 par value per share, of INFORTE CORP. held by the undersigned as of the close of business on June 7, 2007, at the special meeting of the stockholders to be held on July 24, 2007, or any adjournment thereof, hereby revoking any and all proxies heretofore given. Without otherwise limiting the general authorization given hereby, the Proxy is instructed to vote as follows:

1.	Adoption of the Agreement and Plan of Merger, dated as of May 13, 2007 (the “merger agreement”), by and among Business&Decision North America Holding, Inc., BDEC Acquisition Corp. and Inforte Corp., as it may be amended from time to time.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the proposal to adopt the merger agreement.

Dated:	, 2007

Signature of Stockholder

Signature of Stockholder (if held jointly)

Print Name(s)

Please print and sign your name hereon. If the shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.